Exhibit 10.5

Dated January 31, 2023

Credit and Guaranty Agreement

among

Peak Exploration & Production, LLC

as Borrower

Fortress Credit Corp.

as Administrative Agent

Each Guarantor and Lender party hereto

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Counterpart Agreement
Exhibit D	—	Form of Mortgage
Exhibit E	—	Form of Security Agreement
Exhibit F	—	Form of Note
Exhibits G-1 through G-4	—	Form of Tax Certificates
Exhibit H	—	Form of Swap Intercreditor Agreement
Exhibit I	—	Form of Compliance Certificate
Exhibit J	—	Form of APOD Certificate
Exhibit K	—	Form of Reserve Report Certificate

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 3.13	–	Capitalization
Schedule 3.15	–	Bank Accounts
Schedule 3.17	–	Material Contracts
Schedule 3.18	–	Gas Imbalances
Schedule 3.19	–	Changes to Reserves
Schedule 3.20	–	Marketing Agreements
Schedule 3.21	–	Required Permits
Schedule 3.25	–	Swap Agreements

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of January 31, 2023, is among Peak Exploration & Production, LLC, a Delaware limited liability company, as Borrower (the “Borrower”), certain Subsidiaries of Borrower, as Guarantors party hereto from time to time, the Lenders party hereto from time to time, and Fortress Credit Corp., as Administrative Agent.

RECITALS

WHEREAS, the Lenders have agreed to extend certain credit facilities to Borrower in the amounts and upon the terms and conditions more particularly set forth herein, the proceeds of which will be used to pay off certain existing indebtedness of Borrower and Guarantors, to pay for the Transaction Costs in connection therewith and for other purposes, in each case, expressly set forth herein; and

WHEREAS, Borrower and the other Guarantors have agreed to guarantee the Secured Obligations and to secure all such Persons’ respective Secured Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, an Acceptable Security Interest in their respective assets, including a pledge of all of the Capital Stock issued by Borrower and all of the Capital Stock owned by any Subsidiary of Borrower, subject to the limitations set forth herein and in the Security Documents.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR Loans” means Loans that bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Security Interest” means, with respect to any Property, a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby (other than Permitted Encumbrances), (c) secures the Secured Obligations, and (d) is perfected and enforceable to the extent required pursuant to the terms of this Agreement and the Security Documents.

“Accepting Lenders” has the meaning assigned to such term in Section 2.06(d).

“Acquisition” means, the acquisition by Borrower or any Subsidiary, whether by purchase, merger (and, in the case of a merger with any such Person, with such Person being the surviving corporation), division or otherwise, of (a) all or substantially all of the Capital Stock of, or all or substantially all of the business, property or fixed assets of or a business line or unit or a division of, any other Person (so long as the Person, business line, unit or division acquired is engaged primarily in the business of producing oil or natural gas), or (b) Property consisting of Oil and Gas Property.

“Additional Assets” means (a) the Capital Stock of a Person that becomes a Guarantor as a result of the acquisition of such Capital Stock by Borrower or another Guarantor, and (b) other assets that are used or useful in the Oil and Gas Business of the Credit Parties.

“Adjusted Term SOFR Rate” means an interest rate per annum equal to the Term SOFR Rate for a three month interest period, plus 0.15%; provided that, if the Adjusted Term SOFR Rate as so determined would be less than 1.50%, such rate shall be deemed to be 1.50% for the purposes of this Agreement.

“Administrative Agent” means Fortress Credit Corp., in its capacity as contractual representative of the Lenders hereunder pursuant to Article IX, and not in its individual capacity, and any successor agent appointed pursuant to Article IX.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Payment Contract” means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Oil and Gas Properties of the Credit Parties and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract in the ordinary course of business shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Agreement” means contract or agreement between any Credit Party, on the one hand, and any Affiliate, on the other hand (other than contracts or agreements between or among a Credit Party and any other Credit Party) for which breach, nonperformance, cancellation or failure to renew or any amendment or modification thereto could reasonably be expected to result in a liability or other economic impact on the Credit Parties in excess of $500,000 for any individual contract or agreement or series of related contracts and agreements.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.10.

“Aggregate Commitment” means, at any time, the sum of the Commitments of all the Lenders at such time.

“Aggregate Credit Exposure” means, as of any date of determination, the sum of the Credit Exposure of all of the Lenders as of such date.

“Agreement” means this Credit and Guaranty Agreement, dated as of January 31, 2023, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the NYFRB Rate in effect on such day plus 0.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the NYFRB Rate shall be effective from and including the effective date of such change in the Prime Rate or the NYFRB Rate, respectively. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 2.50%, such rate shall be deemed to be 2.50% for purposes of this Agreement.

“Annual Budget” has the meaning set forth in Section 5.01(e).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction applicable to the Credit Parties from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the Patriot Act.

“APOD” or “Approved Plan of Development” means a plan of development of the Credit Parties’ capital assets, setting forth the Credit Parties’ reasonably anticipated Capital Expenditures in respect thereof during the applicable Covered APOD Period, in each case as approved by the Lead Lender in writing in its reasonable discretion (it being agreed an APOD in the form of the Initial APOD is acceptable to the Lead Lender) and as the same may be updated from time to time in accordance with Section 5.23(b).

“APOD Certificate” means a certificate substantially in the form of Exhibit J given from time to time by the Lead Lender (with a copy to the Administrative Agent) and by Borrower to confirm that the document or documents attached thereto set out the APOD as then in effect.

“APOD Revision Event” with respect to any APOD Tranche means, as of the date which is (x) three (3) months prior to drilling and associated activities of any well in such APOD Tranche or (y) one (1) month prior to completion of any well in such APOD tranche, as applicable, the projected internal rate of return (calculated as of such date in accordance with the IRR Parameters) of such APOD Tranche as of such date is less than 25%.

“APOD Tranche” means (a) the Initial APOD Wells and (b) each group of wells to be drilled on the same pad pursuant to any APOD approved after the Initial APOD pursuant to Section 5.23 of this Agreement.

“Applicable Percentage” means, with respect to any Lender at any time, a percentage equal to a fraction, the numerator of which is such Lender’s Credit Exposure at such time and the denominator of which is the Aggregate Credit Exposure at such time.

“Applicable Premium” has the meaning assigned to such term in Section 2.08.

“Applicable Rate” means (a) with respect to Term SOFR Loans (or Loans bearing interest at a rate determined by reference to any other Benchmark), 8.00% per annum and (b) with respect to ABR Loans, 7.00% per annum.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Approved Petroleum Engineer” means Cawley, Gillespie and Associates or any other reputable firm of independent petroleum engineers selected by Borrower and reasonably acceptable to the Lead Lender.

“Asset Sale” means any Disposition by any Credit Party or any Subsidiary of any Property, including Hedge Modifications.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required under Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.07(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Case Model” means the excel model titled “Peak EP – Financial Model (External)_vFF Hedge Check (1.25.2023).xlsx” attached to the email from Borrower to Lead Lender on January 25, 2023 at 1:01 p.m. (Houston time).

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.07(b).

“Benchmark Replacement” means, for any Available Tenor, to the extent that the Administrative Agent can determine such Benchmark Replacement and/or Term SOFR Loan, for the applicable Benchmark Replacement Date, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term SOFR Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of Section 2.13 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.07 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.07.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Managers” means, with respect to any Person, such Person’s board of managers, board of directors, general partner, or such other body that governs the affairs of such Person.

“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“Borrowing Request” means a written request by Borrower for a Loan in accordance with Section 2.02, which shall be substantially in the form of Exhibit B.

“Break Fee” means any minimum guaranteed payment, any termination fee, or any payment that, in each case, a Credit Party makes to a counterparty under a contract without receiving services from such counterparty.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Term SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Expenditures” means, with respect to any Person, all expenditures by such Person for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements) that are required to be capitalized under GAAP on a balance sheet of such Person; provided, however, that Capital Expenditures shall not in any event include (a) expenditures to the extent they are made with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property related to the Oil and Gas Properties to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties related to the Oil and Gas Properties that are useful in the business of the Credit Parties, (b) the book value of any asset owned by Borrower or any of its Subsidiaries prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired, or (c) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its treatment under GAAP as of February 1, 2015, notwithstanding any modifications or interpretative changes thereto that may occur following February 1, 2015. For the avoidance of doubt, any lease that would be characterized as an operating lease in accordance with GAAP on February 1, 2015 (whether or not such operating lease was in effect on such date), shall continue to be accounted for as an operating lease (and not as a capital lease) for purposes of this Agreement regardless of any change in GAAP following February 1, 2015, that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise) as a capital lease.

“Capital Stock” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust, or other equity ownership interests (including any preferred equity interests) in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a “nationally recognized statistical rating organization” (within the meaning of proposed Rule 3b-10 promulgated by the SEC under the Exchange Act), if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Credit Parties and their Subsidiaries.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to the Administrative Agent or any Lender, such later date on which the Administrative Agent or such Lender becomes a party to this Agreement of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a) Permitted Holders cease to own (directly or indirectly) at least 60% of the outstanding voting and economic Capital Stock in Borrower;

(b) Permitted Holders cease to Control Borrower;

(c) except as expressly permitted by Section 6.04, a disposition by Borrower or a Subsidiary pursuant to which Borrower or any Subsidiary sells, leases, licenses, transfers, assigns or otherwise Disposes, in one or a series of related transactions, all or substantially all of the properties and assets of Borrower and its Subsidiaries taken as a whole;

(d) except as permitted by Section 6.05, Borrower cases to own and control 100% of each class of Capital Stock in each Subsidiary; or

(e) Borrower’s direct or indirect equity holders approve any plan relating to the liquidation or dissolution of Borrower.

“Charges” has the meaning assigned to such term in Section 10.15.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all assets, whether now owned or hereafter acquired by Borrower or any other Credit Party, in which a Lien is granted or purported to be granted to any Secured Party as security for any Secured Obligation.

“Collateral Agent” has the meaning given in Section 9.01(b).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan hereunder on the Effective Date. The amount of each Lender’s Commitment is set forth on Schedule 2.01.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended, and any successor statute.

“Compliance Certificate” has the meaning given such term in Section 5.01(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Subsidiaries” means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a deposit account, securities account or commodities account control agreement, as applicable, to be executed and delivered among any Credit Party, the Administrative Agent and the applicable financial institution at which such Credit Party maintains, any deposit, securities or commodities account, in each case, in form and substance reasonably acceptable to the Administrative Agent and the Lead Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Corresponding Tenor” with respect to any Available Tenor, means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit C delivered by a Guarantor pursuant to Section 5.14.

“Covered APOD Period” means the period of time covered by the then-current Approved Plan of Development.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 10.18.

“Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans at such time.

“Credit Parties” means collectively, Borrower and each Guarantor, and each individually, a “Credit Party”.

“Cure Amount” has the meaning assigned to such term in Section 8.03.

“Cure Right” has the meaning assigned to such term in Section 8.03.

“Current Assets” means, as at any date of determination, without duplication, the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Borrower and its Subsidiaries at such date, but excluding (a) any asset representing a valuation account arising from the application of Accounting Standards Codification Topic No. 410 and Accounting Standards Codification Topic No. 815 and (b) to the extent not covered by clause (a) above, the current portion from commodity Swap Agreements.

“Current Liabilities” means, as at any date of determination, without duplication, the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Borrower and its Subsidiaries on such date, but excluding, without duplication, (a) all non-cash obligations under FASB Accounting Standards Codification 815, (b) the current portion of (i) any Loans and (ii) liabilities constituting Swap Obligations, (c) any non-cash liabilities recorded in connection with stock-based or similar incentive-based compensation awards or arrangements, and (d) liabilities to the extent resulting from non-cash losses or charges required under FASB Accounting Standards Codification 410.

“Current Ratio” means, as of any date of determination, the ratio of (a) Current Assets as of the last day of the most recent Fiscal Quarter ended to (b) Current Liabilities as of the last day of such Fiscal Quarter.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its discretion.

“Declining Lender” has the meaning assigned to such term in Section 2.06(d).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, becomes an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease, exchange or other disposition (including any Sale and Leaseback Transaction or a division of or by a Person) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Lender” shall mean (a) those Persons identified in writing (including by .pdf attachment to email) as such by the Borrower to the Administrative Agent and the Lenders on or prior to the Effective Date that are acceptable to the Lead Lender (it being understood and agreed that the list provided on January 27, 2023, by Borrower’s counsel to the Administrative Agent’s counsel is acceptable) (the “Disqualified Lenders List”) and (b) any Affiliate of any entity listed in clause (a) that is clearly identifiable as an Affiliate of any such entity listed in clause (a) solely based on the similarity of name to such Affiliate’s name. The Borrower may update the Disqualified Lenders List once per Fiscal Year to include any additional Person that is directly engaged in substantially similar business operations as any Credit Party or any Subsidiary thereof by delivering such updated Disqualified Lenders List to the Administrative Agent, and the Administrative Agent shall be permitted, upon the request of any Lender, to make available the then-current list to such inquiring Lender. Notwithstanding anything herein to the contrary, (i) “Disqualified Lender” shall exclude any Person identified by the Borrower as no longer being a “Disqualified Lender” by written notice to the Administrative Agent and (ii) in no event shall the designation of any Person as a Disqualified Lender apply (x) to disqualify any Person until two (2) Business Days after such Person shall have been identified in writing to the Administrative Agent (the “Designation Effective Date”), or (y) retroactively to disqualify any Person that, prior to the Designation Effective Date, is a Lender or has (1) acquired an assignment or participation interest under this Agreement or (2) entered into a trade to acquire an assignment or participation interest under this Agreement.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Stock) at the sole option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Maturity Date.

“Division” or “Divide” has the meaning assigned to such term in Section 1.03.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDAX” means, for any applicable period, Net Income of Borrower and its Consolidated Subsidiaries for such period plus, without duplication, the following expenses or charges to the extent deducted from Net Income of Borrower and its Consolidated Subsidiaries in such period: (a) interest expense (including, for the avoidance of doubt, the interest component of Capital Lease Obligations), (b) income, franchise or similar taxes, (c) depreciation, (d) depletion, (e) amortization, (f) losses from Hedge Modifications and all other non-cash losses, expenses, charges or impairments (including losses arising from ceiling test writedowns and non-cash losses or charges resulting from the requirements of SFAS 123, 123R, 133 or 143); provided that cash payments made during such period or in any future period in respect of non-cash charges, expenses or losses shall be subtracted from the Net Income of Borrower and its Consolidated Subsidiaries in calculating EBITDAX for the period in which such payments are made, (g) exploration expenses (including intangible drilling costs), (h) (A) Transaction Costs and (B) costs and expenses incurred in connection with any Investments, Asset Sales, recapitalizations, mergers, amalgamations, repayment, refinancing, amendment or modification of Indebtedness or similar transactions, (i) costs and expenses in connection with the abandonment of any Property, and (j) accretion expenses related to asset retirement obligations, minus gains from Hedge Modifications and all other non-cash income or gain to the extent included in Net Income for such Borrower in such period (including non-cash income or gain resulting from the requirements of SFAS 123, 123R, 133 or 143, but excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in clause (f) above). Notwithstanding the foregoing, the Net Income and EBITDAX of the Excluded Subsidiary shall be excluded from the calculations specified above so long as (x) it is not a Guarantor hereunder and (y) a Lien in favor of the Lenders has not been established over its assets pursuant to the Security Documents.

“ECF Percentage” means, for any Fiscal Year, 100%; provided that, if, as of the end of such Fiscal Year, (a) the PDP Asset Coverage Ratio is greater than 2.50:1.00 and (b) the Leverage Ratio is less than 1.00 to 1.00, the ECF Percentage shall be 50% for such Fiscal Year.

“ECP” means any Person who qualifies as an “eligible contract participant” under Section 2(e) of the Commodity Exchange Act.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 4.01.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that qualifies as an assignee pursuant to Section 10.04(b)(i); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include any Credit Party, any Permitted Holder, any Disqualified Lender and any Affiliate of the foregoing.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Emergency Capital Expenditures” means any Capital Expenditures that are incurred in response to and to resolve or mitigate an emergency or threat to human health, safety or protection of the environment, as determined by Borrower in good faith in consultation with the Lead Lender, or to the extent required under any applicable law, rule or regulation of any Governmental Authority (including Environmental Laws).

“Environmental Laws” means all Requirements of Law relating to pollution, protection of the environment, preservation or reclamation of natural resources, public or worker health or safety (with respect to exposure to Hazardous Materials), or the use, management, disposal, Release or threatened Release of or exposure to any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) noncompliance with, violation of or liability under any Environmental Law, (b) the generation, use, handling, presence, transportation, storage, treatment or disposal (or arrangement for the disposal) of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, Release or threatened Release of any Hazardous Materials in or into the environment or (e) any contract, agreement or other arrangement pursuant to which liability is assumed or imposed under Environmental Law with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 or Title IV of ERISA and Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means: (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the failure to make a required contribution to any Plan or the failure of any Pension Plan to satisfy the minimum funding standard applicable to that Pension Plan for a plan year under Section 412 or 430 of the Code or Section 302 of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA or the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) the occurrence of any event or condition which could reasonably be expected to constitute grounds for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan; (g) the incurrence by any Credit Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (h) the receipt by any Credit Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 9.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.11(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.11(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.11(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.11(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Excess Cash Flow” means, for any Fiscal Year (without duplication), an amount equal to:

(a) the gross revenues of Borrower and its Consolidated Subsidiaries, determined in accordance with GAAP, as reported on the income statements; plus

(i) the amount of the decrease (if any) in non-cash working capital during such Fiscal Year; and

(ii) the amount of gains in respect of Swap Agreements realized during such Fiscal Year;

minus

(b) the sum, without duplication, of the following for Borrower and its Consolidated Subsidiaries:

(i) all cash payments and losses in respect of Swap Agreements made or incurred during such Fiscal Year; and

(ii) the amount of (x) operating expenses and (y) General and Administrative Expenses permitted to be incurred pursuant to this Agreement and paid in cash during such Fiscal Year;

(iii) the aggregate amount of (A) Permitted APOD Capital Expenditures made during such Fiscal Year, (B) Emergency Capital Expenditures made during such Fiscal Year and (C) Permitted Other Capital Expenditures consisting of Non-Op Capital Expenditures made during such Fiscal Year;

(iv) the aggregate amount of Permitted Other Capital Expenditures consisting of Lease Maintenance Capital Expenditures and Well Maintenance Capital Expenditures made during Fiscal Year or anticipated to be incurred for the next 12 months;

(v) the aggregate amount of all scheduled principal payments of Loans made pursuant to Section 2.06(e) for such Fiscal Year;

(vi) the amount of interest expense for such Fiscal Year to the extent paid in cash;

(vii) the amount of Taxes paid in cash during such Fiscal Year;

(viii) the amount of the increase (if any) in non-cash working capital during such Fiscal Year; and

(ix) the amount of midstream, off-take, transportation expenses, percent of proceeds and fees paid in cash during such Fiscal Year.

“Excluded Account” means (a) any accounts that are designated solely as accounts for, and the amounts deposited therein are used solely for, employee benefits or taxes, (b) any accounts that are designated solely as accounts for, payroll funding obligations, to the extent that such amounts deposited in such accounts are used solely for payroll and otherwise in amounts that Borrower reasonably anticipates in good faith that it will need to operate for fourteen (14) days thereafter, (c) any deposit accounts maintained solely for the benefit of any issuer of any letter of credit issued pursuant to Section 6.02(h) as cash collateral for obligations owing to such issuer; provided that, the aggregate balance of the deposit accounts described in this clause (c) shall not exceed the lesser of (i) $3,150,000 and (ii) one hundred and five percent (105%) of the aggregate Indebtedness outstanding pursuant to Section 6.02(h), (d) any escrow account, trust or other fiduciary account solely used for purposes of transactions that are expressly permitted under this Agreement (including any royalty suspense accounts), (e) any accounts of the Excluded Subsidiary and (f) any account not described in the foregoing clauses (a) through (e) to the extent the aggregate cash balance of all such accounts does not exceed $500,000 at any time; provided that, notwithstanding the foregoing, (x) in no event shall any of the principal operating or disbursement accounts of Borrower or its Subsidiaries constitute an “Excluded Account” and (y) if any accounts contain funds that are not designated and used solely for purposes permitted above, then such accounts shall not constitute an “Excluded Account” pursuant to the applicable clause above.

“Excluded Assets” means, any of any Credit Party’s rights or interests in or under any property to the extent that, and only for so long as, such grant of a security interest (a) requires the consent of a Governmental Authority with jurisdiction over such property that is required pursuant to any applicable law of such Governmental Authority and such consent has not been obtained by the Credit Party or (b) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent (other than the consent of any Credit Party or Affiliate thereof) not obtained under, any contract license, agreement, instrument or other document, in each case, that directly evidences or gives rise to such property; provided that, any of the foregoing exclusions shall not apply if (i) such prohibition has been waived or such other party has otherwise consented to the creation hereunder of a security interest in such asset or (ii) such prohibition, consent or term in such contract, license, agreement, instrument or other document providing for such prohibition breach, default or termination or requiring such consent is ineffective or would be rendered ineffective under any requirement of a Governmental Authority, including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of Article 9 of the UCC; provided further that, it is understood, for the avoidance of doubt, that immediately upon any of the foregoing becoming or being rendered ineffective or any such prohibition, requirement for consent or term lapsing or terminating or such consent being obtained, the applicable Credit Party shall be deemed to have granted a Lien in all its rights, title and interests in and to such property.

“Excluded Subsidiary” means Crown Executive Travel LLC, a Colorado limited liability company.

“Excluded Swap Obligation” means with respect to any Guarantor, any obligation under any Swap Agreement if, and to the extent that, all or a portion of the guaranty by such Guarantor of, or the grant by such Guarantor of a security interest or lien to secure, or the provision by such Guarantor of other support of, such obligation is or becomes illegal under the Commodity Exchange Act by virtue of such party’s failure for any reason to constitute an Eligible Contract Participant at the time such guaranty, grant of security interest or lien or provision of support of, such Excluded Swap Obligation becomes effective. If an obligation arises under a master agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such obligation that is attributable to Swap Agreements for which such guaranty, grant of security interest or lien to secure or provision of other support is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(f) and (g) and (d) any U.S. federal withholding Taxes imposed under FATCA and any U.S. federal backup withholding Taxes.

“Existing RBL Facility” means that certain Amended and Restated Credit Agreement, dated as of August 2, 2017, among Borrowers (as defined therein), the Guarantors (as defined therein) party thereto from time to time, the lenders party thereto from time to time, and Wells Fargo Bank, National Association, as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Existing Second Lien Facility” means that certain Note Purchase Agreement, dated as of November 16, 2018, among Borrower, the Co-Issuers (as defined therein), the Holders (as defined therein) party thereto, and U.S. Bank National Association, as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Extraordinary Receipts” means any cash or Cash Equivalents received by or paid to or for the account of any Credit Party or any Subsidiary not in the ordinary course of business, including any pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments, any proceeds of the settlement, termination, proceeds of insurance and proceeds of any tax refunds (but excluding any cash or Cash Equivalents received by any Credit Party on account of an issuance of Capital Stock or a contribution to the Capital Stock of Borrower).

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Borrower in good faith in accordance with generally accepted finance practices.

“FASB” means Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter by and between Borrower and the Administrative Agent dated as of January 31, 2023.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller, manager (in the case of a limited liability company) or other officer or manager (in the case of a limited liability company) holding any equivalent Senior Management title, of any Credit Party.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate. For the avoidance of doubt, the Floor for the Adjusted Term SOFR Rate is 1.50%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Gas Imbalance” means (a) a sale or utilization by Borrower or any of its Subsidiaries of volumes of natural gas in excess of its gross working interest, (b) receipt of volumes of natural gas into a gathering system and redelivery by Borrower or any of its Subsidiaries of a larger or smaller volume of natural gas under the terms of the applicable transportation agreement, or (c) delivery to a gathering system of a volume of natural gas produced by Borrower or any of its Subsidiaries that is larger or smaller than the volume of natural gas such gathering system redelivers for the account of Borrower or any of its Subsidiaries, as applicable.

“General and Administrative Expenses” means expenses and costs that are classified as general and administrative costs in accordance with GAAP, including consulting fees, salary, rent, supplies, travel, insurance, accounting, audit, legal, engineering and broker related fees required to manage the affairs of Borrower and its Subsidiaries; provided, however, that General and Administrative Expenses shall not in any event include (a) the Transaction Costs, (b) expenses and costs incurred in connection with any Investments, Asset Sales, recapitalizations, mergers, amalgamations, repayment, refinancing, amendment or modification of Indebtedness or similar transactions, and (c) expenses and costs funded exclusively with the proceeds of a substantially concurrent issuance of Capital Stock (other than Disqualified Stock) of, or capital contributions to, Borrower.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity properly exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Liabilities” has the meaning assigned to such term in Section 7.01.

“Guarantor” means Borrower (with respect to the Obligations of the other Credit Parties) and each Subsidiary that is a party hereto or hereafter executes and delivers to the Administrative Agent and the Lenders a Counterpart Agreement pursuant to Section 5.14 or otherwise.

“Hazardous Materials” means all pollutants, contaminants, chemicals, materials, substances, wastes, mixtures, pesticides, and any other substance for which liability or standards of conduct are imposed under any Environmental Law based on their dangerous or deleterious characteristics, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, radiation, naturally occurring radioactive materials, per- and polyfluoroalkyl substances, infectious or regulated medical wastes and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Modification” means the amendment, modification, cancellation, monetization, sale, transfer, assignment, early termination or other disposition of any Swap Agreement.

“Hydrocarbon Interests” means all presently existing or after-acquired rights, titles and interests in and to oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, mineral interests, mineral servitudes, overriding royalty interests, royalty interests, wellbore interests, net profits interests, production payment interests and other similar interests. Unless otherwise qualified, all references to a Hydrocarbon Interest or Hydrocarbon Interests in this Agreement shall refer to a Hydrocarbon Interest or Hydrocarbon Interests of the Credit Parties and their Subsidiaries.

“Hydrocarbons” means, collectively, oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan or credit agreement, or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, including accounts payable and accrued expenses, liabilities or other similar obligations (excluding those incurred in the ordinary course of business which are not greater than ninety (90) days past the due date or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of Indebtedness of others to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such Guarantee, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty, surety or other bonds and similar instruments, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation any Swap Agreement, whether entered into for hedging or speculative purposes, (k) attributable Indebtedness in respect of Sale and Leaseback Transactions, (l) all obligations of such Person relating to any Production Payment, (m) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the Indebtedness or Property of others, (n) all obligations of such Person to deliver commodities or deliver or pay for goods or services (even if such goods or services are not actually received or used), including, without limitation, Hydrocarbons, in consideration of one or more advance payments, minimum volume contracts, non-cancelable firm transportation agreements, take or pay arrangements for the gathering, processing or transportation of production, or other similar arrangements, but excluding gas balancing arrangements entered into in the ordinary course of business, and (o) Disqualified Stock of such

Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03.

“Information” has the meaning assigned to such term in Section 10.12.

“Initial APOD” means the APOD submitted to and approved by the Lead Lender on or before the Effective Date.

“Initial APOD Wells” means the wells identified as “LEAVITT FED 2-9-4MH”, “LEAVITT FED 2-9-4NH”, “LEAVITT FED 2-9-4TH”, “LEAVITT FED 4-9-4MH”, and “LEAVITT FED 4-9-4NH” in each case, as set forth in the Initial APOD.

“Initial Financial Statements” means (i) the audited consolidated balance sheets of Borrower and its Consolidated Subsidiaries and related audited statements of operations, stockholders’ equity (or equivalent) and cash flows for the period beginning January 1, 2021 through and including December 31, 2021, (ii) the unaudited consolidated balance sheets of Borrower and its Consolidated Subsidiaries and related unaudited statements of operations, stockholders’ equity (or equivalent) and cash flows for the period beginning January 1, 2022 through and including November 30, 2022 and (iii) the unaudited consolidated balance sheets of Borrower and its Consolidated Subsidiaries and related unaudited statements of operations, stockholders’ equity (or equivalent) and cash flows as of the end of and for the Fiscal Quarter ending September 30, 2022.

“Initial Reserve Report” means the reserve report provided to the Lead Lender prior to the date hereof, as supplemented by the “pull forward” spreadsheets titled “PDP-1line.xls” and “Peak_PDP_Monthly.xls” attached to the email from the Approved Petroleum Engineer to Lead Lender on January 4, 2023 at 4:35 pm (Houston time).

“Interest Payment Date” means (a) the last day of each Interest Period, or (b) the Maturity Date.

“Interest Period” means (a) the period commencing on the Effective Date and ending on the next Quarterly Date, and (b) thereafter, the period commencing on the last Business Day of the previous Interest Period and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that, (x) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day and (y) any Interest Period pertaining to a Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made.

“Investment” means, for any Person, all direct or indirect investments by such Person in other Persons (including Affiliates or a division thereof) in the forms of loans (including Guarantees or other obligations), advances (including bonus payments or other similar arrangements in connection with oil and natural gas leaseholds) or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities, or Acquisitions (including any acquisition or purchase of any interest, direct or indirect, in Oil and Gas Property), together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRR Parameters” means, for purposes of determining whether an APOD Revision Event has occurred:

(a) the price forecast used to calculate the projected internal rate of return shall be the then-current Strip Price;

(b) the projected internal rate of return shall be calculated from the date when Capital Expenditures associated with such APOD Tranche are initially made;

(c) the cumulative projected internal rate of return shall be based on the type curves for similar wells in the most recent Third Party Reserve Report and based on reasonable assumptions and approved by the Lead Lender; and

(d) all anticipated costs and expenses associated with the drilling and completion of each well in the currently approved APOD Tranche shall be included in the calculation of the projected internal rate of return, regardless of whether Borrower shall have received invoices therefor at the time of measurement.

“IRS” means the United States Internal Revenue Service.

“Lead Lender” means Fortress Credit Corp. or any of its Affiliates.

“Lease Maintenance Capital Expenditures” means Capital Expenditures made, over the long term, to renew existing leases and acquire new leases in respect of the Credit Parties’ Oil and Gas Properties. For purposes of this definition, “long term” generally refers to a period of not less than twelve months.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Net Debt as of such date to (b) EBITDAX for the most recent period of four trailing Fiscal Quarters ending on or prior to such date for which financial statements were required to be delivered pursuant to Section 5.01.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, as of any date of determination, all Unrestricted Cash held by the Credit Parties as of such date of determination.

“Litigation Events” has the meaning assigned to such term in Section 5.02(i).

“Loan Documents” means this Agreement, any promissory notes executed in connection herewith, the Security Documents, the Fee Letter, each Borrowing Request, each Compliance Certificate and any other agreements executed by any Credit Party in connection with this Agreement and designated as a Loan Document therein.

“Loans” means the Term Loan made by the Lenders to Borrower pursuant to Section 2.01 as may be evidenced by a promissory note in substantially the form of Exhibit F.

“Majority Lenders” means one or more Lenders having Credit Exposures representing more than 50% of the Aggregate Credit Exposure at such time.

“Make-Whole Amount” means, with respect to any Loans being prepaid, repaid or accelerated (whether pursuant to Article VIII or otherwise but, in any event, excluding any mandatory amortization payments made pursuant to Section 2.06(e)), an amount equal to (a) the sum of interest payments calculated using a per annum rate of interest equal to the interest rate at the date of repayment or acceleration that would have been paid on the full principal amount of the Loans so repaid or accelerated if such principal amount had been outstanding from the date of repayment or acceleration to the date that is eighteen (18) months after the Effective Date plus (b) 2.00% of the principal amount of such Loans being repaid or accelerated.

“Material Adverse Effect” means any change or event that has or could reasonably be expected to have a material adverse effect on (a) the business, assets, operations, properties, condition (financial or otherwise) or results of operations of Borrower and its Subsidiaries, individually or in the aggregate, (b) the ability of any Credit Party to perform any of its obligations under this Agreement and the other Loan Documents, (c) the validity or enforceability of any Loan Document against any Credit Party which is a party thereto, or (d) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.

“Material Contract” has the meaning assigned to such term in Section 3.17.

“Material Indebtedness” means (i) Indebtedness (other than the Loans) and (ii) obligations in respect of one or more Swap Agreements, in each case, of Borrower or any one or more of the Subsidiaries in an aggregate principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Material Sales Contract” means, as of any date of determination, any agreement for the sale of Hydrocarbons from the Oil and Gas Properties to which Borrower or any Subsidiary is a party if the aggregate volume of Hydrocarbons sold pursuant to such agreement during the twelve months immediately preceding such date equals or exceeds 5% of the aggregate volume of Hydrocarbons sold by Borrower and the Subsidiaries, on a consolidated basis, from the Oil and Gas Properties during the twelve months immediately preceding such date.

“Maturity Date” means the earlier of (a) the Stated Maturity Date and (b) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Maximum Liability” has the meaning assigned to such term in Section 7.10.

“Maximum Rate” has the meaning assigned to such term in Section 10.15.

“Minimum Volume Commitment” means any “ship or pay” or other similar arrangement where any Person (a) commits to utilize a minimum capacity in a pipeline or otherwise guarantees a minimum thru-put volume in respect of a pipeline, processing or other midstream facility and (b) agrees to pay for such capacity or thru-put regardless of whether such capacity or thru-put is actually utilized.

“Money Laundering Laws” has the meaning assigned to such term in Section 3.32.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means any “Collateral” as defined in any Mortgage executed on the Effective Date, together with any additional Oil and Gas Properties of Borrower or any Subsidiary over which a Mortgage may hereafter be granted to Administrative Agent for the benefit of the Secured Parties pursuant to Section 5.10.

“Mortgages” means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens on the Mortgaged Properties as required by Section 5.10, which shall be substantially in the form of Exhibit D (with such changes thereto as may be reasonably acceptable to the Lead Lender and the Administrative Agent).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate contributes or has any obligations or liabilities (current or contingent).

“Net Cash Proceeds” means, (a) with respect to any Casualty Event or any Asset Sale or series of Asset Sales by any Credit Party or any Subsidiary (other than Hedge Modifications), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Casualty Event or such Asset Sale(s), less (ii) the sum of (without duplication) (x) the principal amount of any Indebtedness that is secured by the applicable asset or assets and that is required to be repaid in connection with such Casualty Event or such Asset Sale(s) (other than the Loans), (y) the reasonable and documented out-of-pocket expenses (including Taxes, brokers fees, commissions and legal fees) incurred by such Credit Party or such Subsidiary in connection with such Casualty Event or such Asset Sale(s) and paid to non-Affiliates, and (z) reasonable amounts provided as reserve, in accordance with GAAP, against any liabilities under indemnification obligations or purchase price adjustments (other than any Taxes deducted pursuant to clause (x) above), as determined reasonably and in good faith by a Financial Officer of Borrower in consultation with the Lead Lender; provided that to the extent that, and at the time that, any such amounts are released from such reserves, such amounts shall constitute Net Cash Proceeds, (b) with respect to any Asset Sale constituting a Hedge Modification by Borrower or any Subsidiary, cash and Cash Equivalents received in connection with such Hedge Modification (after giving effect to any netting arrangements), (c) with respect to any issuance or incurrence of Indebtedness that is not permitted by Section 6.02, the cash proceeds thereof, net of actual and reasonable out-of-pocket expenses (including Taxes, brokers fees, commissions and legal fees) incurred by Borrower or such Subsidiary in connection therewith (provided that this clause (c) shall not be interpreted to allow incurrence of such unpermitted Indebtedness), (d) with respect to any Extraordinary Receipts, the amount of cash or Cash Equivalents received by or paid to or for the account of any Credit Party or Subsidiary in connection with such Extraordinary Receipt, net of actual and reasonable out-of-pocket legal fees incurred by Borrower or such Subsidiary in connection therewith and (e) with respect to any sale or issuance of Capital Stock, the amount of cash or Cash Equivalents received by or paid to or for the account of any Credit Party or Subsidiary in connection with such sale or issuance of Capital Stock net of actual and reasonable out-of-pocket legal fees incurred by Borrower or such Subsidiary in connection therewith.

“Net Income” means, with respect to Borrower and their Consolidated Subsidiaries, for any applicable period, the aggregate amount of the net income (or loss) of Borrower and their Consolidated Subsidiaries after allowances for income taxes for such period determined on a consolidated basis in accordance with GAAP; provided that, there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which Borrower or any such Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Borrower and its Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to Borrower or to such Subsidiary, as the case may be; (b) any extraordinary gains or losses during such period; (c) any non-cash gains or losses under FASB Accounting Standards Codification Topic 815 (Derivatives and Hedging) (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair value of derivatives; and (d) any gains or losses attributable to writeups or write-downs of assets, including ceiling test write-downs.

“Non-Op Capital Expenditures” means Capital Expenditures made in respect of the Credit Parties’ Oil and Gas Properties that are operated by a Person other than Borrower, any Subsidiary or an Affiliate of Borrower or any Subsidiary.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party from time to time owed to the Administrative Agent, any Lender or any of their Related Parties under any Loan Document, including any make-whole amounts (including the Applicable Premium), any repayment or prepayment premiums (including the Applicable Premium), any accrued and unpaid interest, and any fees, costs and expenses, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due and including interest and fees that accrue after the commencement by or against any Credit Party or Subsidiary of any bankruptcy or insolvency proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and any make-whole amounts (including the Applicable Premium). For the avoidance of doubt, it is understood and agreed that any Applicable Premium shall be presumed to be the liquidated damages sustained by each Lender as a result of the early termination of the Loans and the Credit Parties agree that such amounts shall constitute Obligations under this Agreement.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capital Lease Obligation, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, (iv) any Gas Imbalance, or (v) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from the foregoing clauses, operating leases and usual and customary oil, gas and mineral leases.

“Offer” has the meaning assigned to such term in Section 2.06(d).

“Oil and Gas Business” means the business of acquiring, exploring, developing, operating, owning, or leasing Oil and Gas Properties and the production, marketing, processing, selling and transporting of Hydrocarbons therefrom, and providing services to the oil and gas upstream and midstream segments.

“Oil and Gas Properties” means Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise qualified, all references to an Oil and Gas Property or to Oil and Gas Properties in this Agreement shall refer to an Oil and Gas Property or Oil and Gas Properties of Borrower or its Subsidiaries.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation, organization or formation, and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership or formation, and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, and its limited liability company agreement or operating agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to such term in Section 10.04(c).

“Participant Register” has the meaning assigned to such term in Section 10.04(c).

“Patriot Act” has the meaning assigned to such term in Section 3.32.

“Payment Event” has the meaning assigned to such term in Section 2.08.

“Payment Recipient” has the meaning assigned to such term in Section 9.11(a).

“Payoff” means the repayment, prepayment, repurchase, redemption, defeasance or discharge in full of the Existing RBL Facility and the Existing Second Lien Facility, and, as applicable to such Indebtedness, the termination of all commitments thereunder and the release of all security interests, Liens and guaranties in connection therewith.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PDP Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of Total PDP PV-10 as of such date to (b) the Total Net Debt as of such date.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as determined under ERISA or otherwise has or could reasonably be expected to have liability or obligation.

“Permitted APOD Capital Expenditures” means Capital Expenditures made pursuant to the then-current APOD.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, assessments or other governmental charges or levies which are not yet delinquent or which (i) are being contested in good faith by appropriate proceedings diligently conducted and (ii) Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, and contractual Liens granted to operators and non-operators under oil and gas operating agreements, in each case, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or which (i) are being contested in good faith by appropriate proceedings diligently conducted and (ii) Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP;

(c) contractual Liens which arise in the ordinary course of business under oil and gas leases, operating agreements, partnership agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, marketing agreements, processing agreements, overriding royalty agreements, net profits agreements, deferred purchase agreements, development agreements, gas balancing, injection, repressuring and recycling agreements, salt water or other disposal agreements and seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the Oil and Gas Business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, that are taken into account in computing the net revenue interests and working interests of Borrower or any of its Subsidiaries warranted in the Security Document or this Agreement which Liens are limited to the Oil and Gas Property and related property that is the subject of such agreement, arising out of or pertaining to the operation or the production or sale of Hydrocarbons produced from the Oil and Gas Property, provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by Borrower or any Subsidiary or materially impair the value of such property subject thereto; provided that, any such Liens permitted pursuant to this clause (c) shall not include any Liens in connection any farm-out, drillco, or similar arrangement;

(d) pledges and deposits in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(e) Liens on cash and securities, letters of credit and deposits to secure the performance of bids, trade contracts, leases, statutory obligations (excluding Liens arising under ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, which are in the ordinary course of business and which are in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(f) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, or under general depositary agreements, and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution;

(g) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VIII;

(h) easements, restrictions, zoning restrictions, rights-of-way, servitudes, permits, conditions, surface leases, exceptions or reservations and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and that, individually or in the aggregate, do not and will not detract from the value of the affected property or impair the use of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary;

(i) reversionary interests granted by Borrower or any Subsidiary with respect to the Oil and Gas Property owned by Borrower or such Subsidiary, as the case may be, if the net cumulative effect of such burdens does not operate to deprive Borrower or any Subsidiary of any material right in respect of its assets or properties (except for rights customarily granted with respect to such interests) and the net cumulative effect is deducted in the calculation of PV-10;

(j) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by Borrower or any Subsidiary in the ordinary course of business covering the property under the lease; and

(k) minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

provided that, (i) the term “Permitted Encumbrances” shall not include any Lien securing indebtedness for borrowed money and (ii) no intention to subordinate the first priority Lien granted to the Administrative Agent for the benefit of the Secured Parties is to be hereby implied or expressed by the permitted existence of such Permitted Encumbrances.

“Permitted Holders” means collectively, (a) Yorktown Energy Partners IX, L.P., (b) Yorktown Energy Partners X, L.P., (c) Yorktown Energy Partners XI, L.P. and (d) any fund or investment vehicle managed by such Persons or their respective Affiliates.

“Permitted Other Capital Expenditures” means (a) Well Maintenance Capital Expenditures in an aggregate amount not to exceed $1,250,000, on a net basis only with respect to any Credit Party’s interest in such Oil and Gas Properties, at any time during any Fiscal Year, (b) Non-Op Capital Expenditures (excluding, for avoidance of doubt, any Permitted APOD Capital Expenditures) in an aggregate amount not to exceed (i) $6,500,000 during the Fiscal Year ending December 31, 2023, and (ii) $2,500,000 during each Fiscal Year ending thereafter, (c) Lease Maintenance Capital Expenditures in an aggregate amount not to exceed $3,000,000 at any time during the term of this Agreement, (d) Capital Expenditures funded exclusively with the proceeds of a substantially concurrent issuance of Capital Stock (other than Disqualified Stock) of, or capital contributions to, Borrower, and (e) Emergency Capital Expenditures.

“Permitted Prior Liens” means Liens described in Section 6.03(b) and (c) that, by operation of law, have priority over the Liens securing the Secured Obligations.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Industry Standards” means Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” means any employee compensation or benefit plan (including an “employee benefit plan” within the meaning of Section 3(3) of ERISA, but not including any Multiemployer Plan) that is sponsored, maintained, contributed to or required to be contributed to by any Credit Party or otherwise with respect to which any Credit Party has or could reasonably be expected to have any liability.

“Prepayment Event” has the meaning set forth in Section 2.06(a)(i).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Production Payment” means the grant or transfer by Borrower or any of its Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, production payment, partnership or other interest in Oil and Gas Property, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, in which the holder of such interests is entitled to receive a specified volume or value of production and in which the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. Unless otherwise qualified, all references to Property in this Agreement shall refer to a Property or Properties of Borrower or its Subsidiaries.

“Proved Developed Producing Reserves” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”

“Proved Reserves” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Proved Developed Producing Reserves”, (b) “Proved Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PV-10” means, on any date of determination, with respect to any Proved Reserves attributable to the Oil and Gas Properties of the Credit Parties set forth in the most recently delivered Reserve Report, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to the Credit Parties collective interests in such Proved Reserves during the remaining expected economic lives of such reserves, calculated in accordance with the Strip Price.

“QFC Credit Support” has the meaning assigned to such term in Section 10.18.

“Qualified Counterparty” means any counterparty to a Swap Agreement with any Credit Party that (a) is a Lender or was a Lender at the time such Credit Party enters into a Swap Agreement with such counterparty, or (b) is consented to by the Administrative Agent and the Lead Lender (in each case, such consent not to be unreasonably withheld, conditioned or delayed) and is a party to the Swap Intercreditor Agreement.

“Qualified ECP Guarantor” means, in respect of any Excluded Swap Obligation, any Guarantor that has total assets exceeding $10,000,000 at the time such Excluded Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Quarterly Date” means the last Business Day of each Fiscal Quarter.

“Recipient” means (a) the Administrative Agent, (b) the Lead Lender and (c) any other Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 6:00 a.m. (New York City time) on the day that is two Business Days preceding the date of such setting or (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 10.04(b).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Rejection Notice” has the meaning assigned to such term in Section 2.06(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, managers, members, partners, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, discarding, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing on, into or through the environment, including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned to such term in Section 9.07.

“Requirements of Law” means, as to any Person, any order, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, judgment, injunction, or other provisions having the force or effect of law issued, promulgated, or entered into by any Governmental Authority, arbitrator or court, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Report” means the Initial Reserve Report and any other subsequent report, in form and substance reasonably satisfactory to the Lead Lender, setting forth, as of the dates set forth in Section 5.01(f), the oil and gas reserves attributable to the Oil and Gas Properties of the Credit Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, based upon economic assumptions reasonably acceptable to the Lead Lender.

“Reserve Report Certificate” means, with respect to any Reserve Report, a certificate from a Responsible Officer, substantially in the form of Exhibit K or otherwise reasonably satisfactory to the Lead Lender, certifying that: (a) such Reserve Report is based on information reasonably available to Borrower; (b) Borrower or its Subsidiaries owns good, marketable and defensible title all of its respective Proved Reserves included in the Oil and Gas Property evaluated in such Reserve Report (except any such Oil and Gas Property that has been Disposed of since the date of such Reserve Report as permitted by this Agreement) and such properties are free and clear of all Liens except for Liens permitted by Section 6.03; (c) except as set forth on an exhibit to the Reserve Report Certificate, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to its Oil and Gas Property evaluated in such Reserve Report which would require Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from Oil and Gas Property at some future time without then or thereafter receiving full payment therefor; (d) except as set forth on an exhibit to the Reserve Report Certificate, none of Borrower’s or its Subsidiaries’ Oil and Gas Property have been Disposed of since the last delivery of the corresponding Reserve Report, which exhibit shall describe in reasonable detail such Dispositions; (e) attached to the Reserve Report Certificate is a list of all Material Sales Contracts and all material marketing agreements not previously disclosed to the Lead Lender; (f) Borrower is in compliance with Section 5.10(a) and (g) all such properties are owned by Borrower or a Guarantor.

“Resignation Effective Date” has the meaning assigned to such term in Section 9.07.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, principal accounting officer, treasurer or assistant treasurer, manager (in the case of a limited liability company) holding any Senior Management title, or other duly authorized representative of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means:

(a) any dividend or other distribution or other payment (whether in cash, securities or other property and including any dividend or distribution made through a Division of any Person) with respect to any Capital Stock in Borrower or any Subsidiary, to any Person (in each case, solely in such Person’s capacity as holder of such Capital Stock or, in the case of any payment, to the direct or indirect holders of Borrower’s or any of its Subsidiaries’ Capital Stock), including any dividend or distribution made in connection with any merger, amalgamation or consolidation and any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock (or any other forms of membership interests and/or units, profit-sharing, or participation interests, or other equity interests) in the Credit Parties or any of their Subsidiaries or any option, warrant or other right to acquire any such Capital Stock (or any other forms of membership interests and/or units, profit-sharing, or participation interests, or other equity interests) in the Credit Parties or any of their Subsidiaries.

(b) any purchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of Borrower (including in connection with any merger, amalgamation or consolidation); and

(c) any principal payment on, or redemption, purchase, repurchase, defeasance or other acquisition or retirement for value, in each case, prior to any scheduled repayment, sinking fund payment or scheduled maturity, of any Indebtedness secured by Liens junior in priority to the Liens securing the Secured Obligations hereunder, unsecured Indebtedness or otherwise subordinated in priority to the Secured Obligations, of Borrower or any Subsidiary (excluding any intercompany Indebtedness between or among Borrower and any Guarantor), except a payment of interest or principal at the stated maturity date thereof.

“Rolling Hedge Requirements” has the meaning assigned to such term in Section 5.18(a).

“S&P” means Standard & Poor’s Ratings Group.

“Sale and Leaseback Transaction” means any sale or other transfer of any property by any Person with the intent to lease such property as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (as of the Effective Date, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea, Russia and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any government, including any agency or instrumentality thereof, of a Sanctioned Country or Venezuela, or (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c).

“Sanctions” means all economic or financial sanctions or trade embargoes, or other requirements imposed under similar laws or regulations, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Second Offer” has the meaning assigned to such term in Section 2.06(d).

“Secured Obligations” means (a) the Obligations and (b) all obligations in respect of Swap Agreements entered into with a Qualified Counterparty at the time such Swap Agreement is entered into. The term “Secured Obligations” excludes any Excluded Swap Obligations with respect to any applicable Guarantor.

“Secured Party” means each of the Administrative Agent, each Lender, any Qualified Counterparty (to the extent, and for so long as, the obligations in respect of Swap Agreements with such Qualified Counterparty constitute “Secured Obligations” hereunder), and the “Collateral Agent”, as defined in the Swap Intercreditor Agreement.

“Security Agreement” means that certain Pledge and Security Agreement executed and delivered by each Credit Party on the Effective Date in favor of the Administrative Agent, for the benefit of the Secured Parties, which shall be substantially in the form of Exhibit E (with such changes thereto as may be reasonably acceptable to the Lead Lender and the Administrative Agent).

“Security Documents” means collectively the Security Agreement, all Control Agreements, the Swap Intercreditor Agreement and all Mortgages, deeds of trust, security agreements, pledge agreements, guaranty agreements (including Article VII of this Agreement but otherwise excluding this Agreement), collateral assignments and all other collateral documents, now or hereafter executed and delivered by Borrower or any other Person as security for the payment or performance of the Secured Obligations, all such documents to be in form and substance reasonably satisfactory to the Administrative Agent and the Lead Lender.

“Senior Management” means the chairman of the Board of Managers, any non-independent member of the Board of Managers, chief executive officer, president, vice president, chief financial officer or manager (in the case of a limited liability company) who has been given equivalent executive authority, of a Credit Party.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).

“Specified Equity Contribution” means, at any time, without duplication, (a) the amount of cash proceeds received by Borrower as a cash capital contribution from one or more holders of the equity interests of Borrower during a Cure Period or (b) the amount of proceeds received from the issuance of common equity issued by Borrower (or, on terms reasonably satisfactory to the Administrative Agent, other forms of equity) to one or more of the holders of the equity interests of Borrower during a Cure Period (in each case, other than in connection with an issuance by Borrower of Disqualified Stock), which is made for the purpose of curing a failure to comply Section 6.01(b) or Section 6.01(c) that would otherwise occur, pursuant to the exercise of a Cure Right pursuant to Section 8.03.

“Specified Equity Issuance” means the sale or issuance of Capital Stock by Borrower in connection with (i) the funding of Permitted Other Capital Expenditures of the type described in clause (c) of the definition thereof or General and Administrative Expenses of the type described in clause (c) of the definition thereof or (ii) any Cure Amount in connection with the exercise of a Cure Right.

“Specified Services Contract” means any contract for drilling and/or completion services; provided, that (a) any such contract shall only relate to the development of Oil and Gas Properties of the Credit Parties pursuant to the then-current APOD and (b)(i) the aggregate amount of Break Fees that may be made by the Credit Parties pursuant to such contract, together with the aggregate amount of Break Fees that may be made to pursuant to all other then-existing contracts for drilling and/or completion services, shall not exceed $5,000,000 or (ii) any such contract shall have been approved by the Majority Lenders prior to the execution thereof by any Credit Party.

“Stated Maturity Date” means January 31, 2027.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal for a major bank reasonably selected by the Administrative Agent prescribed by the Board (or any successor thereto) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of said bank, but so long as such bank is not required or directed under applicable regulations to maintain such reserves, the reserve percentage shall be zero. Such reserve percentages shall include those imposed pursuant to such Regulation D. The Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Strip Price” means, as of any date of determination, the forward month prices as of such date, for the most comparable hydrocarbon commodity applicable to such future production month for a five- year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five-year period), as such prices are (i) quoted on the NYMEX as of the determination date and published in a nationally recognized publication for such pricing as selected by the Lead Lender and (ii) adjusted by appropriate management adjustments for additions to reserves and depletion or sale of reserves since the date of such Reserve Report, adjusted for any basis differential as of the date of determination; provided, however, in the event the NYMEX no longer provides futures contract price quotes for five-year periods, the average of such future contract price quotes available for the one-year period immediately preceding such date of determination shall be used to determine the Strip Price and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the Lead Lender shall designate another nationally recognized commodities exchange to replace NYMEX for purposes of the references to the NYMEX herein which in the Lead Lender’s opinion is the most comparable exchange to the NYMEX at such time.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Capital Stock representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Borrower.

“Supported QFC” has the meaning assigned to such term in Section 10.18.

“Swap Agreement” means any agreement with respect to any swap, forward, swap, cap, collar, put, call, floor, future or derivative transaction or option, or similar agreement, whether exchange traded, “over- the-counter” or otherwise, and whether settled physically or financially, involving, or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Intercreditor Agreement” means an intercreditor agreement to be entered into by and among the Administrative Agent, the Collateral Agent, Borrower and the Qualified Counterparties from time to time party thereto, which shall be substantially in the form of Exhibit H (with such changes thereto as may be reasonably acceptable to Borrower, the Lead Lender and such Qualified Counterparties).

“Swap Obligation” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the net mark-to-market value(s) for such Swap Agreements, as determined in accordance with the ISDA master agreement(s) governing such Swap Agreements.

“Swap Testing Date” means (a) initially, the Effective Date (b) thereafter, the last day of the Fiscal Quarter most recently ended.

“Tax Distribution” means, with respect to any Credit Party that is treated as a partnership or disregarded entity for United States federal income tax purposes, cash distributions to such Credit Party’s equity holders for a taxable year equal to the expected tax liabilities of such equity holders for such taxable year or portion thereof arising from the holding of such equity interest, assuming that such equity holders are subject to tax at the highest marginal federal and applicable state income tax rate in effect for such taxable year for individuals residing in the State of New York, taking into account the character of the income, and treating prior year losses as a reduction from income allocated to such equity holder to the extent not previously taken into account, which in no case shall allow such Tax Distributions for a taxable year to exceed the sum of (a) the product of thirty percent (30%) and the Credit Party’s aggregate net long-term capital gain (as defined in Section 1222(7) of the Code) for such taxable year as shown on the Credit Party’s federal income tax returns, and (b) the product of fifty percent (50%) and the Credit Party’s aggregate net ordinary income and net short-term capital gain (as defined in Section 1222(5) of the Code)

for such taxable year as shown on the Credit Party’s federal income tax returns (or on the equity holder’s federal income tax return where the Credit Party is a disregarded entity). A Credit Party shall be permitted to make such Tax Distributions on a quarterly basis based on such Credit Party’s reasonable best estimate of the taxable income allocable to the applicable equity holders (or their direct or indirect owners) arising from the holding of such equity interest in such Credit Party for such quarter determined as specified in the preceding sentence; provided that the aggregate amount of such quarterly distributions for any given taxable year shall not exceed the total amount of Tax Distributions otherwise permitted to be distributed in accordance with the preceding sentence for such taxable year; provided further that if within 150 days following the end of a Fiscal Year, a Credit Party reasonably determines (i) that the Tax Distributions made for such Fiscal Year were not sufficient to cover the reasonably anticipated tax obligations of an equity holder of a Credit Party arising from such equity interest in the Credit Party because the actual taxable income allocable to such equity holder for such taxable year exceeded the estimated taxable income used for the quarterly Tax Distributions (such shortfall, the “Shortfall Amount”), a true-up Tax Distribution may be made as provided in Section 6.09 (upon satisfaction of the conditions therein) to cover the applicable Shortfall Amount evidenced to the Administrative Agent or (ii) that the Tax Distributions made for such Fiscal Year were in excess of an equity holder’s actual taxable income for the taxable year, any subsequent Tax Distribution to such equity holder shall be reduced by the amount of such excess.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR Determination Day” has the meaning assigned to such term under the definition of “Term SOFR Reference Rate.”

“Term SOFR Loans” means Loans bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Rate” means the Term SOFR Reference Rate with a tenor of three (3) months at approximately 6:00 a.m. (New York City time), two U.S. Government Securities Business Days prior to the commencement of the relevant three (3) month interest period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR with a tenor of three (3) months. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for a tenor of three (3) months has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Third Party Reserve Report” has the meaning given to such term in Section 5.01(f).

“Total Net Debt” means, as of any date of determination, (a) the aggregate amount of Indebtedness of Borrower and its Consolidated Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP consisting only of Indebtedness of Borrower and its Consolidated Subsidiaries for borrowed money, outstanding obligations under letters of credit issued (drawn or undrawn), Capital Lease Obligations and other debt obligations for borrowed money evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of Borrower and its Consolidated Subsidiaries Unrestricted Cash not to exceed $10,000,000.

“Total PDP PV-10” means, as of any date of determination, the sum of (a) the estimated market value (whether positive of negative) of the Credit Parties’ hedge position, discounted using a per annum discount rate of 10% plus (b) the PV-10 attributable to the Proved Developed Producing Reserves of the Credit Parties. Total PDP PV-10 shall be calculated on a pro forma basis, giving effect to (x) all to extensions, discoveries and other additions and upward (and downward) revisions of estimates of Proved Developed Producing Reserves due to exploration, development or exploitation, production or other activities, acquisitions and Dispositions of Oil and Gas Properties consummated by the Credit Parties since the date of the most recently delivered Reserve Report, in each case, subject to approval by Lead Lender in its reasonable discretion in respect of all APOD wells (provided that, subject to approval by Lead Lender in its reasonable discretion, any new Oil and Gas Property shall be included in the pro forma calculations on or after the date that is thirty (30) days after initial production therefrom; and provided further, that in the case of any acquisition of Oil and Gas Properties, the Administrative Agent shall have received a Reserve Report, in form and substance reasonably satisfactory to it, evaluating the Proved Developed Producing Reserves attributable thereto) and (y) the unwind, monetization or termination of any Swap Agreement to which any Credit Party is a party, in each case occurring since the date of the most recently delivered Reserve Report.

“Transactions” means (a) the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents, (b) the borrowing of Loans on the Effective Date, and (c) the use of the proceeds thereof.

“Transaction Costs” means the fees, costs and expenses (including advisory fees) payable by the Credit Parties in connection with the Transactions.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any collateral.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash” means, as of any date of determination, cash and/or Cash Equivalents of the Credit Parties that would not appear as “restricted” for purposes of GAAP on the consolidated balance sheet of the Credit Parties that is held in an account subject to a Control Agreement in favor of the Administrative Agent; provided that, cash or Cash Equivalents that appear as “restricted” solely because such cash or Cash Equivalents are subject to such Control Agreement shall constitute Unrestricted Cash hereunder.

“U.S. Government Securities” means direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are entitled to the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning given to such term in Section 10.18.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.11(f)(ii)(B)(3).

“Well Maintenance Capital Expenditures” means Capital Expenditures made to maintain, over the long term, the operating capacity or operating income of the Credit Parties’ Oil and Gas Properties (including, for the avoidance of doubt Capital Expenditures related to the rework, stimulation or restoration of production of any well). For purposes of this definition, “long term” generally refers to a period of not less than twelve months. For the avoidance of doubt, Well Maintenance Capital Expenditures does not include expenditures for the construction of new midstream infrastructure, any newly drilled and/or completed wells (including any APOD Tranche) or the re-completion of previously drilled and completed wells.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (“Division”): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

Section 1.04 Times of Day; Timing of Payment or Performance. Unless otherwise specified, all references herein to times of day shall be references to the time of day in New York City, New York. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately preceding Business Day.

Section 1.05 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies the Administrative Agent in writing that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value”, as defined therein.

Section 1.06 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.07(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE CREDITS

Section 2.01 Loans and Commitments. On the terms and subject to the conditions set forth herein, the Lenders severally agree to make term loans in an original aggregate principal amount equal to $62,000,000 (collectively, the “Term Loan”) to Borrower on the Effective Date. Each Lender’s obligation to fund its portion of the Term Loan shall be limited to such Lender’s Commitment and no Lender shall have any obligation to fund any portion of the Term Loan required to be funded by any other Lender, but not so funded. Borrower shall not have any right to reborrow any portion of the Term Loan which is repaid or prepaid from time to time.

Section 2.02 Request for Loans.

(a) To request the Term Loan to be made on the Effective Date, Borrower shall deliver in writing to the Administrative Agent a duly completed Borrowing Request, not later than 12:00 noon, three (3) Business Days prior to the Effective Date. Such Borrowing Request shall be irrevocable and shall be delivered by telecopy or email to the Administrative Agent with copy to the Lead Lender and shall be signed by Borrower. Such written Borrowing Request shall specify the following information:

(i) the aggregate amount of the Term Loan to be made;

(ii) the Effective Date, which shall be a Business Day;

(iii) the wiring information of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.03;

(iv) a certification on how the proceeds of such proposed Loan shall be used, which shall be in compliance with Section 5.09, and evidence reasonably satisfactory to the Lead Lender evidencing the same, including invoices and/or other similar backup documentation reasonably requested by the Lead Lender; and

(v) a certification that the conditions precedent set forth in Section 4.01 have been, or will concurrently with such funding be, satisfied.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.02, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made.

Section 2.03 Funding of Loans.

(a) Each Lender shall make its respective Loans on the Effective Date by wire transfer of immediately available funds to a deposit account of Borrower designated by Borrower in the applicable Borrowing Request, which deposit account shall be subject to a Control Agreement.

(b) Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed time its Loan is required to be made by such Lender in accordance with paragraph (a) of this Section that such Lender will not make available to the Administrative Agent such Lender’s Loan, the Administrative Agent may assume that such Lender has made its Loan available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, but shall have no obligation to do so, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its Loan available to the Administrative Agent, then such Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the interest rate applicable to the Loans. If such Lender pays such amount to the Administrative Agent, then the principal portion of such payment shall constitute such Lender’s Loan.

Section 2.04 Repayment of Loans; Evidence of Debt.

(a) Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans, together with any accrued but unpaid interest thereon, on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s Applicable Percentage thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement; and provided further that to the extent there is any conflict between the accounts maintained pursuant to paragraph (b) or (c) of this Section and the Register maintained pursuant to Section 10.04, the Register shall control.

(e) Any Lender may request that the Loan made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in the form attached hereto as Exhibit F. Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by a promissory note in such form.

Section 2.05 Optional Prepayment of Loans.

(a) Borrower shall have the right from time to time on any U.S. Government Securities Business Day to prepay the Loans, in whole or in part, in an aggregate minimum amount equal to (i) if being paid in whole, the Obligations and (ii) if being paid in part, $1,000,000 and integral multiples of $100,000 in excess of that amount.

(b) Borrower shall notify the Administrative Agent and the Lead Lender in writing of any prepayment hereunder not later than 2:00 p.m., seven (7) U.S. Government Securities Business Days before the date of prepayment (or such shorter time as the Administrative Agent may permit in its sole discretion but in any event not less than three (3) U.S. Government Securities Business Days unless otherwise agreed by the Administrative Agent). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment shall be applied ratably to the Loans to be prepaid.

(c) Each prepayment pursuant to this Section 2.05 shall be accompanied by a cash amount equal to the accrued but unpaid interest through the date of such prepayment, together with the Applicable Premium required under Section 2.08 and any additional amounts required pursuant to Section 2.09 or 2.13 and (ii) applied to the installments thereof as directed by Borrower (it being understood and agreed that if Borrower does not so direct at the time of such prepayment, such prepayment shall be applied against the scheduled repayments of Loans under Section 2.06(e) in direct order of maturity).

Section 2.06 Mandatory Prepayment of Loans.

(a)

(i) If any Credit Party shall receive any Net Cash Proceeds from any Asset Sale, any Net Cash Proceeds from a Casualty Event, any Extraordinary Receipts or any Net Cash Proceeds from the incurrence of any Indebtedness (other than Indebtedness expressly permitted under Section 6.02) or any Net Cash Proceeds from the sale or issuance of Capital Stock (other than a Specified Equity Issuance) (each such event, a “Prepayment Event”), then, not later than five (5) Business Days after such Prepayment Event, Borrower shall, subject to Section 2.06(d), and at the times required therein, (i) apply such Net Cash Proceeds to the repayment of Loans in accordance with Section 2.06(b) and any Applicable Premium payable with respect thereto under Section 2.08, and/or (ii) solely in the case of the receipt by a Credit Party of Net Cash Proceeds from any Asset Sale, Casualty Event or Extraordinary Receipts, elect (by written notice to the Administrative Agent and the Lead Lender specifying the intended purpose and timing of reinvestment) to reinvest all or any portion of such Net Cash Proceeds in Additional Assets and/or Capital Expenditures; provided that, in the case of this clause (ii), if all or any portion of such Net Cash Proceeds are not so used to reinvest in Additional Assets within 180 days from the occurrence of the applicable Prepayment Event, Borrower shall promptly provide notice thereof to the Administrative Agent and, subject to Section 2.06(d), such unused portion of Net Cash Proceeds shall be applied on the last date of such period to the prepayment of Loans; provided further that notwithstanding anything herein to the contrary, any Net Cash Proceeds received from any Asset Sale, Casualty Event or Extraordinary Receipts that are not reinvested pursuant to this Section 2.06(a) shall be applied to the repayment of Loans. The provisions of this Section 2.06(a) do not constitute a consent to any Disposition or the incurrence of any Indebtedness by any Credit Party.

(ii) Within five (5) Business Days after the date Borrower is required to deliver financial statements pursuant to Section 5.01(a), commencing with the Fiscal Year ending December 31, 2023, and the related Compliance Certificate has been delivered pursuant to Section 5.01(c), Borrower shall cause to be prepaid in accordance with Section 2.06(b) below, an aggregate principal amount of Loans in an amount equal to the ECF Percentage of Excess Cash Flow for such Fiscal Year; provided that Borrower may elect to keep the greater of (A) up to $10,000,000 of cash and Cash Equivalents on its balance sheet at any time and (B) so long as an APOD approved by the Lead Lender remains in effect, any unfunded Permitted APOD Capital Expenditures.

(b) Each payment of Loans pursuant to Section 2.06(a) shall be accompanied by accrued and unpaid interest with respect thereto and other amounts pursuant to Section 2.09 and Section 2.13.

(c) Borrower shall notify the Administrative Agent of any mandatory prepayment required pursuant to Section 2.06(a) in writing, not later than 2:00 pm, one (1) Business Day (or such shorter period of time as the Administrative Agent may permit in its reasonable discretion) prior to any prepayment of the Loans pursuant to Section 2.06(a), such notice to include a certificate of a Financial Officer demonstrating the calculation of the amount required to be prepaid. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of a Financial Officer demonstrating the calculation of such excess.

(d) Notwithstanding anything in this Agreement to the contrary, each Lender, in its sole discretion, may, but is not obligated to, waive Borrower’s requirement to make any prepayments pursuant to this Section 2.06(a) with respect to such Lender’s Applicable Percentage of such prepayment and such waiver shall not require a separate waiver and/or consent to this Agreement. Upon the dates set forth in Section 2.06(a) for any such prepayment, Borrower shall notify the Administrative Agent in writing of the amount that is available to prepay the Loans. Promptly after the date of receipt of the notice required by Section 2.06(c), the Administrative Agent shall provide written notice (the “Offer”) to the Lenders of the amount available to prepay the Loans. Any Lender declining such prepayment (a “Declining Lender”) shall give written notice (each, a “Rejection Notice”) thereof to the Administrative Agent by 2:00 p.m., no later than five (5) Business Days after the date of such notice from the Administrative Agent; provided, that, if a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed an acceptance of such Lender’s pro rata share of the Offer. On such date, the Administrative Agent shall then provide written notice (the “Second Offer”) to the Lenders other than the Declining Lenders (such Lenders, the “Accepting Lenders”) of the additional amount available (due to such Declining Lenders’ declining such prepayment) to prepay Loans owing to such Accepting Lenders, with such available amount to be allocated on a pro rata basis among the Accepting Lenders that accept the Second Offer. Any Lenders declining prepayment pursuant to such Second Offer shall give written notice thereof to the Administrative Agent by 2:00 p.m., no later than three (3) Business Days after the date of such notice of a Second Offer; provided, that, if a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed an acceptance of such Lender’s pro rata share of the Second Offer. Borrower shall prepay the Loans of the Accepting Lenders within one (1) Business Day after its receipt of notice from the Administrative Agent of the aggregate amount of such prepayment. Amounts remaining after the allocation of accepted amounts with respect to the Second Offer to Accepting Lenders shall be retained by Borrower.

(e) Borrower shall repay in cash to the Administrative Agent for the ratable account of each Lender on the last Business Day of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2023, an aggregate principal amount equal to 2.50% of the aggregate principal amount of the Term Loan outstanding on the Effective Date. Each payment of Loans pursuant to Section 2.06(e) shall be accompanied by accrued and unpaid interest with respect thereto and other amounts pursuant to Section 2.09 and Section 2.13, if any.

Section 2.07 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e), and (f) of this Section 2.07, if:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) prior to the commencement of any Interest Period for a Term SOFR Loans that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including, without limitation, because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Majority Lenders that prior to the commencement of any Interest Period of Term SOFR Loans that the Adjusted Term SOFR Rate for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the Benchmark Replacement for such Benchmark Replacement Date will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 6:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, in connection with the implementation of any Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action by or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.07, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.07 or in any related definitions.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) If any Term SOFR Loan is outstanding on the date of Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to Adjusted Term SOFR Rate, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.07, any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

Section 2.08 Payment of Applicable Premium.

(a) With respect to each repayment or prepayment of Loans under Section 2.05 or Section 2.06(a)(i) or any acceleration of the Loans and other Obligations pursuant to Article VIII (including, for the avoidance of doubt, as a result of clauses (g), (h) or (i) or Article VIII) (collectively, the “Payment Events” and each a “Payment Event”), Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, with respect to the amount of the Loans repaid, prepaid or accelerated, in each case, concurrently with such repayment or prepayment of principal and any accrued interest and other obligations due and payable, a premium (the “Applicable Premium” which, for the avoidance of doubt, will include, without limitation, the percentages and any Make-Whole Amount set forth below) equal to (i) if such Payment Event occurs on or prior to the 18 month anniversary of the Effective Date, the Make-Whole Amount and (ii) if such Payment Event occurs after the 18 month anniversary of the Effective Date but on or prior to the 30 month anniversary of the Effective Date, 2.00% of the applicable aggregate principal amount of the Loans subject to the Payment Event. The Applicable Premium (determined by Lead Lender as if the Loans were repaid at the time of such acceleration at the option of Borrower pursuant to Section 2.05) shall become immediately due and payable, and Borrower will pay such premium, as compensation to the Lenders for the loss of their investment opportunity and not as a penalty, whether or not a Bankruptcy Event has commenced, and (if a Bankruptcy Event has commenced) without regard to whether such Bankruptcy Event is voluntary or involuntary, or whether payment occurs pursuant to a motion, plan of reorganization, or otherwise, and without regard to whether the Loans and other Obligations are satisfied or released by foreclosure (whether or not by power of judicial proceeding), deed in lieu of foreclosure or by any other means. Without limiting the foregoing, any redemption, prepayment, repayment, or payment of the Obligations in or in connection with a Bankruptcy Event shall constitute an optional prepayment thereof under the terms of Section 2.05 and require the immediate payment of the Applicable Premium.

(b) Any Applicable Premium payable pursuant to this Section 2.08 shall be presumed to be the liquidated damages sustained by each Lender as the result of the redemption and/or acceleration of its Loans and Borrower agrees that it is reasonable under the circumstances in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Applicable Premium shall be in addition to, and not in lieu of, all principal payments and other amount due pursuant to this Agreement.

Section 2.09 Interest and Fees.

(a) The Term Loan shall bear interest for each day on which it is outstanding at a rate equal to (i) with respect to any Loans (other than any ABR Loans), the Adjusted Term SOFR Rate plus the Applicable Rate and (ii) with respect to any ABR Loans, the Alternate Base Rate plus the Applicable Rate (it being understood that ABR Loans shall be permitted only as expressly set forth in Section 2.07).

(b) Accrued interest on the Loans shall be payable in arrears on each Interest Payment Date, commencing with the Interest Payment Date on March 31, 2023, and on the Maturity Date; provided that, (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment.

(c) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans and, to the extent permitted by applicable law, other Obligations outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to 4.00% plus the Applicable Rate.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, except (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) if the computation of interest on the basis of a year of 360 days would exceed the Maximum Rate, interest shall instead be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted Term SOFR Rate, Term SOFR Rate or Alternate Base Rate, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e) Borrower agrees to pay to the Administrative Agent, for itself and for the account of each Lender, the fees set forth in the Fee Letter at the times and in the amounts specified therein.

The fees payable to the Administrative Agent and the Lead Lender under the Fee Letter (i) will be in addition to reimbursement of the Administrative Agent’s and Lead Lender’s out-of-pocket expenses in accordance with Section 10.03(a) and (ii) shall be fully earned when due and shall not be refundable for any reason whatsoever.

Section 2.10 Increased Costs.

(a) If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender, or (iii) subject any Recipient to any Taxes (other than (x) Indemnified Taxes (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto and the result shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or maintaining its obligations to make any such Loan or to reduce the amount of any sum received or receivable by such Recipient hereunder (whether of principal, interest or any other amount), then Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Recipient setting forth the amount or amounts necessary to compensate such Recipient or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. Borrower shall pay such Recipient the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Recipient’s right to demand such compensation; provided that Borrower shall not be required to compensate a Recipient pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Recipient notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Recipient’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof. Notwithstanding anything to the contrary herein, in no event shall Borrower be liable to compensate any Recipient or its holding company, as the case may be, for amounts specified in paragraph (a) or (b) of this Section 2.10, unless such Recipient is seeking the same type of compensation under other similarly situated credit facilities.

Section 2.11 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.11) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Without duplication of any other obligation contained in this Section 2.11, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by Borrower. Without duplication of any other obligation contained in this Section 2.11, the Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(f)(ii)(A), 2.11(f)(ii)(B) and 2.11(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(1) (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Status of Administrative Agent. On or before the date on which Fortress Credit Corp. (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to Borrower an executed copy of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI and IRS Form W-8IMY, establishing that Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.12 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.10 or Section 2.11, or otherwise) prior to 2:00 p.m. New York City Time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such account as may be specified by the Administrative Agent, except that payments pursuant to Section 2.10 Section 2.11, Section 2.13 and Section 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, premiums and fees then due hereunder, such funds shall be applied (i) first, towards payment of fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of fees then due to such parties, (ii) second, towards payment of interest and premiums then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and premiums then due to such parties and (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on its Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement, any non pro rata allocation of prepaid amounts pursuant to Section 2.06(d), or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received written notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, but shall have no obligation to do so, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(b), Section 2.11, Section 2.12(d) Section 2.13 or Section 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.13 Compensation for Losses. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 10.02, then, in any such event, Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 calendar days after receipt thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents and warrants to the Administrative Agent and the Lenders that:

Section 3.01 Organization; Powers. Each Credit Party and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within each Credit Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, actions by equity holders (including, without limitation, any action required to be taken by any class of directors of Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which a Credit Party is a party has been duly executed and delivered by such Credit Party and constitutes a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of Borrower or any other Person) nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect or have been made or to be made in connection with the filing of any Security Documents, financing statements, or other registrations or filings to secure the Secured Obligations, (b) will not violate any Organizational Document or Requirement of Law applicable to Borrower or any Subsidiary, (c) will not violate or result in or constitute a default under any indenture, agreement or other instrument evidencing Material Indebtedness or a Material Contract, or give rise to a right thereunder to require any payment to be made by Borrower or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of Borrower or any Subsidiary not otherwise permitted under Section 6.03(a).

Section 3.04 Financial Condition; No Material Adverse Change.

(a) Since December 31, 2021, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Credit Parties has been conducted only in the ordinary course consistent with past business practices.

(b) Borrower has heretofore furnished to the Lenders the Initial Financial Statements. The Initial Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(c) No Credit Party has on the date hereof any Material Indebtedness (including Disqualified Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments which are not referred to or reflected or provided for in the Initial Financial Statements.

Section 3.05 Properties.

(a) Except as otherwise provided in Section 3.05(c) with respect to Oil and Gas Properties, Borrower and each Subsidiary has good, marketable and defensible title to, or valid leasehold interests in, all its respective real and personal property material to its business, except for minor defects in title that do not, in the aggregate, interfere with its ability to conduct its business as currently conducted.

(b) Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Borrower and such Subsidiaries, as the case may be, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Each Credit Party has good, marketable and defensible title to all of its respective Proved Reserves included in the Oil and Gas Properties described in the most recently delivered Reserve Report provided to the Administrative Agent and the Lead Lender (other than such Proved Reserves that have been subsequently Disposed of and disclosed on the Reserve Report Certificate), free and clear of all Liens, except Permitted Encumbrances. All such proved Oil and Gas Properties are valid, subsisting, and in full force and effect in all material respects, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid except for such rentals, royalties and other amounts that are amounts being contested in good faith by appropriate proceedings and for which Borrower or the applicable Subsidiary has set aside on its books adequate reserves in accordance with GAAP. Without regard to any consent or non-consent provisions of any joint operating agreement covering any Credit Party’s proved Oil and Gas Properties, such Credit Party’s share of (a) the costs for the proved Oil and Gas Properties described in the Reserve Report (other than for such proved Oil and Gas Properties that have been subsequently disposed of and disclosed on the Reserve Report Certificate) is not materially greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms (except in such cases where there is a corresponding increase in the net revenue interest), and (b) production from, allocated to, or attributed to such proved Oil and Gas Properties is not materially less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms. The wells drilled in respect of proved producing Oil and Gas Properties described in the Reserve Report (other than wells drilled in respect of such proved producing Oil and Gas Properties that have been subsequently disposed of and disclosed on the Reserve Report Certificate) (1) are capable of, and are presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked over or enhanced, and the Credit Party that owns such proved producing Oil and Gas Properties is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, (2) have been drilled, bottomed, completed, and operated in compliance with all applicable laws, and (3) are not subject to any penalty in production by reason of such well having produced in excess of its allowable production.

(d) No Credit Party has knowledge that a default exists under any of the terms or provisions, express or implied, of any of the leases and term mineral interests in the Oil and Gas Properties evaluated in the most recently delivered Reserve Report (other than any thereof Disposed of in a Disposition permitted by this Agreement) or under any agreement to which the same are subject that would materially and adversely affect the rights of the Credit Parties with respect to the Oil and Gas Properties to which such lease, interest, or agreement relates.

(e) Except as otherwise permitted hereunder, there are no obligations of Borrower or any Subsidiary under any contract or agreement relating to any of their Oil and Gas Properties which require the drilling of additional wells or operations to earn or to continue to hold any of such Oil and Gas Properties in force and effect, except leases in the primary term and those under customary continuous operations provisions that may be found in one or more of Borrower’s or any Subsidiaries oil and gas and/or oil, gas and mineral leases.

(f) To the extent required hereunder, all material necessary regulatory filings have been properly made in connection with the drilling, completion and operation of the wells on or attributable to the Oil and Gas Properties and all other operations related thereto.

(g) To the extent required hereunder, all production and sales of Hydrocarbons produced or sold from the Oil and Gas Properties have been made materially in accordance with any applicable allowables (plus permitted tolerances) imposed by any Governmental Authorities.

(h) No Credit Party has collected any proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties which are subject to any material refund obligation other than as previously disclosed in writing to the Lead Lender at or prior to the delivery of such Reserve Report.

(i) The representations set forth in clauses (f), (g) and (h) above shall be qualified by Borrower’s knowledge to the extent that they relate to Oil and Gas Properties operated by a Person other than Borrower, any Subsidiary or an Affiliate of Borrower or any Subsidiary.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened against or affecting Borrower or any Subsidiary, (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license, registration or other approval required under any Environmental Law, (ii) has assumed or provided an indemnity with respect to, any Environmental Liability of any other Person, (iii) has received any written notice, report, order, or directive regarding any actual or alleged violation of or liability under Environmental Laws by Borrower, any Subsidiary, or by any current or former operators of Oil and Gas Properties that are in the Reserve Report or that Borrower or any Subsidiary otherwise has any ownership interest in, or any claim with respect to any Environmental Liability, or (iv) knows of any basis for any Environmental Liability.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of Borrower or any Subsidiary has ever treated, stored, Released, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or exposed any Person to any Hazardous Materials, or, to the knowledge of Borrower, owned or operated any property or facility which is or has been contaminated by, any Hazardous Materials, in each case, in a manner that has or could result in an Environmental Liability.

(d) Borrower has made available to the Lead Lender all material environmental audits, assessments, studies, memoranda, reports and other material environmental, health or safety documents relating to the past or current operations or facilities of Borrower or any Subsidiary, in each case which are in the possession or under the reasonable control of Borrower or any Subsidiary.

Section 3.07 Compliance with Laws and Agreements. Borrower and each Subsidiary is in compliance with (a) its Organizational Documents in all material respects, (b) all Requirements of Law applicable to it or its property, other than any non-compliance that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (c) all indentures, agreements and other instruments binding upon it or its property in all material respects. No Default has occurred and is continuing.

Section 3.08 Investment Company Status. None of Borrower or any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.09 Taxes. Borrower and each Subsidiary has timely filed or caused to be filed all U.S. federal income Tax and all other material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. Without duplication of the representation and warranty in the immediately preceding sentence, there is no proposed Tax assessment, deficiency or other claim by any Governmental Authority for material amounts of Taxes against Borrower or any Subsidiary except those being contested in good faith by appropriate proceedings and for which Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

Section 3.10 ERISA. Except as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (a) each Plan complies with, and has been established, maintained, funded and administered in accordance with, its terms and all applicable laws, including ERISA and the Code, (b) each Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified, and to the knowledge of any Credit Party, nothing has occurred that would prevent, or cause the loss of, such tax- qualified status, (c) there are no pending or, to the knowledge of any Credit Party, threatened claims, actions or lawsuits, or action with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure.

(a) Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a material liability. None of the other reports, financial statements, certificates or other written information furnished by or on behalf of Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date made or deemed made; provided that, with respect to projected financial information, prospects information, geological or geographical data and engineering projections, Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date. There is no fact peculiar to Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of any such Person on the date hereof in connection with the transactions contemplated hereby.

(b) As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.12 Labor Matters. There are no (a) unfair labor practice charges or complaints pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries before the National Labor Relations Board or similar agency or entity governing labor relations, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries, (b) no strike, walkout, slowdown, work stoppage or other material labor dispute is pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries, (c) to the knowledge of Borrower, no union representation question exists with respect to the employees of Borrower or any of its Subsidiaries, (d) no charges or other claims of harassment or other employment discrimination are pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries and (e) no wage and hour investigation of Borrower or any of its Subsidiaries is pending, except (with respect to any matter specified in clauses (a), (b), (d) or (e) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other law dealing with such matters, except for any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.13 Capitalization and Assets. Schedule 3.13 lists as of the Effective Date, (a) for Borrower, and each Subsidiary and any other Person in which Borrower or such Subsidiary owns an interest, its full legal name, jurisdiction of organization, organizational identification number and location of its principal place of business and chief executive office, and (b)(i) for Borrower, and each Subsidiary and other Person, the number of shares of Capital Stock outstanding for each class of Capital Stock in such Person, the number of outstanding options, warrants, and equity based awards and number of such awards available for issuance under any existing equity incentive plans, and the owner(s) of such Capital Stock and (ii) without duplication of the information set forth described in clause (i) above, for Borrower, and each Subsidiary, the number of shares of Capital Stock outstanding for each class of Capital Stock that such Person owns in any other Person.

Section 3.14 Margin Stock. None of Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no part of the proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 3.15 Bank Accounts. As of the Effective Date, Schedule 3.15 lists (a) all deposit, securities and commodities accounts maintained by or for the benefit of Borrower or any Subsidiary (including whether any such account is an Excluded Account and a reasonably detailed description as to why such account qualifies as an Excluded Account) and (b) all suspense accounts (including a reasonably detailed description as to the revenues and nature thereof) of Borrower and each Subsidiary.

Section 3.16 No Bankruptcy Filing. No Credit Party or Subsidiary is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and no Credit Party has any knowledge of any Person contemplating the filing of any such petition against any Credit Party.

Section 3.17 Material Contracts. As of the Effective Date, the Credit Parties have delivered to the Lead Lender copies of (a) Affiliate Agreements, (b) Material Sales Contracts, and (c) each other contract, agreement or commitment to which any Credit Party or Subsidiary is a party or by which it is bound, and which is currently effective, that is: (i) non-competition agreements or other agreements or obligations that purport to limit in any material respect the manner in which, or the localities in which, all or any material portion of any Credit Party’s or Subsidiary’s business is conducted; (ii) agreements for the borrowing of money; (iii) leases with respect to any property, real or personal (other than leases constituting Mortgaged Properties); (iv) Production Payments or Advance Payment Contracts; (v) agreements for a purchase or sale of assets, securities or a business, or otherwise obligating any Credit Party or Subsidiary to pay any consideration of more than $500,000; (vi) stand-by letters of credit, guarantee or performance bond; and (vii) material contracts to which any Credit Party is a party that would terminate or become terminable, require any Credit Party to take any action, cause any Credit Party to lose any material benefits or give to others any rights of amendment, acceleration, suspension, revocation or cancellation, under any such contract as a result of the transactions contemplated in this Agreement (each of the foregoing included in clauses (a) through (c) above, a “Material Contract”). No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract to which it is a party. All Material Contracts in effect as of the Effective Date are listed on Schedule 3.17.

Section 3.18 Gas Imbalances. Except as set forth in Schedule 3.18, on a net basis there are no Gas Imbalances, take or pay or other prepayments with respect to any Oil and Gas Properties which would require any Credit Party to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 3.19 Reserve Reports. To Borrower’s knowledge, (a) the factual, non-interpretive information furnished by any Credit Party to the Approved Petroleum Engineers for use in the preparation of each Reserve Report was complete and accurate in all material respects at the time furnished or was subsequently corrected and (b) except (i) as set forth on Schedule 3.19, (ii) for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and natural gas industry and (iii) for normal depletion by production, there has been no material decrease in the amount of the estimated Proved Reserves shown in the most recent Reserve Report since the date thereof.

Section 3.20 Sale of Production. No Oil and Gas Property is subject to any Advance Payment Contract or any contract whereby payments are made to any Credit Party other than by checks, drafts, wire transfer advices or other similar writings, instruments or communications for the immediate payment of money except as permitted under this Agreement. Except for production sales contracts, processing agreements, gathering and transportation agreements and other agreements relating to the marketing of production that are listed on Schedule 3.20 or thereafter notified in writing to the Lead Lender or as included in the most recently delivered Reserve Report, no Oil and Gas Property of any Credit Party is subject to any contractual or other arrangement for the sale, processing, gathering or transportation of production (or otherwise related to the marketing of production) which cannot be cancelled on 60 days (or fewer) notice.

Section 3.21 Required Permits. Each Credit Party, as applicable, has all permits, licenses and bonds necessary for the conduct of its business and all such permits, licenses and bonds have been validly issued and are in full force and effect and have not been rescinded or revoked in any manner, except in each case where the failure obtain or maintain such permits in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and no Credit Party has received notice of any violation of such licenses, permits or bonds, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.22 Insurance. Each Credit Party has, and has caused all of its Subsidiaries to have, insurance coverage in at least the amounts and against such risks as required by Section 5.05.

Section 3.23 Subsidiaries. Borrower has no Subsidiaries that are not organized under the laws of the United States or America or any State thereof or the District of Columbia. Each Subsidiary is a wholly-owned Subsidiary.

Section 3.24 No Foreign Operations. Borrower and its Subsidiaries do not operate their business outside the geographical boundaries of the United States.

Section 3.25 Swap Agreements. Schedule 3.25 sets forth, as of the Effective Date, a true and complete list of all Swap Agreements of Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 3.26 Use of Proceeds. The proceeds of the Loans have been and/or will be used in compliance with Section 5.09.

Section 3.27 Security Documents. The Security Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest and/or mortgage lien in the Collateral (including the Mortgaged Properties) and proceeds thereof, subject, in the case of enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing. The Secured Obligations are and shall be at all times secured by legal, valid and enforceable, perfected first priority Liens in favor of the Administrative Agent, covering and encumbering the Collateral (including the Mortgaged Properties) to the extent perfection has occurred or will occur, by the recording of a mortgage, the filing of a UCC financing statement, the entry into a Control Agreement or, with respect to Pledged Securities (as defined in the Security Agreement) or Pledged Notes (as defined in the Security Agreement) represented by certificates, promissory notes or other documentation, by possession (in each case, to the extent available in the applicable jurisdiction).

Section 3.28 EEA Financial Institution. No Credit Party is an EEA Financial Institution.

Section 3.29 Solvency. Before and after giving effect to the making of Loans and the application of the proceeds thereof, the Credit Parties, taken as a whole, are Solvent.

Section 3.30 Anti-Corruption Laws. None of Borrower or any Subsidiary, nor any officer, or to the knowledge of Borrower, any director, agent or employee of any such Person is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of any Anti-Corruption Laws, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of any Anti-Corruption Laws.

Section 3.31 Anti-Corruption Laws; Sanctions; OFAC. Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

(a) The Credit Parties and its officers, employees, directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all respects and are not engaged in any activity that would reasonably be expected to result in any Credit Party being designated as a Sanctioned Person.

(b) No Credit Party nor any of its directors, officers or employees, or any agent of Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. Borrower will not directly or, to its knowledge, indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any other Credit Party, joint venture partner or other Person, for the purpose of financing or facilitating the activities or business of, with or for the benefit of, any Sanctioned Person or in a Sanctioned Country, or in any manner that will result in the violation of any applicable Sanctions.

Section 3.32 Money Laundering. The operations of the Credit Parties are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements including those of the Bank Secrecy Act, as amended by the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), and the applicable anti-money laundering statutes of jurisdictions where the Credit Parties conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no material action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Credit Party with respect to the Money Laundering Laws is pending or, to the best knowledge of Borrower, threatened.

Section 3.33 Restriction on Liens. No Credit Party is a party to any material agreement or arrangement (other than agreements creating Liens permitted by Section 6.03(c), but then only on the Property subject of such agreements), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.

ARTICLE IV

CONDITIONS

Section 4.01 Effective Date. This Agreement and the Lenders’ obligation to make the Term Loan hereunder shall become effective on the date on which each of the following conditions is satisfied or waived in accordance with Section 10.02, in each case, subject to the satisfaction of the Lenders in their sole discretion (such date, the “Effective Date”):

(a) The Lead Lender shall have received evidence of the consummation of the Payoff simultaneously or substantially concurrently with the Effective Date. The Lead Lender shall have received evidence satisfactory to it that all Liens on the assets of the Credit Parties (other than Liens permitted by Section 6.03) shall have been (or will be or substantially contemporaneously with the Loans advanced hereunder on the Effective Date) released or terminated and that duly executed recordable releases or terminations in forms reasonably acceptable to the Lead Lender with respect thereto have been obtained by the Credit Parties.

(b) The Lead Lender shall have received a true and complete copy of the Initial Reserve Report and a Reserve Report Certificate, each of which shall be in form and substance reasonably satisfactory to the Lead Lender.

(c) The Lead Lender shall have received and approved the Initial APOD.

(d) The Administrative Agent and the Lead Lender shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Akin Gump Strauss Hauer & Feld LLP, counsel for the Credit Parties and applicable local counsel, covering such matters relating to the Credit Parties, this Agreement or the Transactions as the Administrative Agent and Lead Lender shall reasonably request and otherwise in form and substance reasonably satisfactory to the Administrative Agent and Lead Lender (and each Credit Party hereby instructs counsel to deliver such opinions to the Administrative Agent and the Lead Lender).

(e) The Administrative Agent and the Lead Lender shall have received, in each case in form and substance reasonably satisfactory to them, (i) a certificate of each Credit Party, dated the Effective Date and executed by its Secretary or Assistant Secretary or a Responsible Officer of such Credit Party, which shall (A) certify the resolutions of its Board of Managers authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Credit Party authorized to sign the Loan Documents to which it is a party, and (C) attach the Organizational Documents of such Credit Party certified by the relevant authority of the jurisdiction of organization of such Credit Party and a true and correct copy of its by-laws or operating agreement or equivalent and (ii) a good standing certificate for each Credit Party from the Secretary of State of its jurisdiction of organization and other jurisdiction(s) reasonably requested by the Lead Lender, dated as of a recent date prior to the Effective Date.

(f) The Administrative Agent and the Lead Lender shall have received, in form and substance reasonably satisfactory to them, (i) a certificate, dated the Effective Date and signed by a Responsible Officer of Borrower, confirming that the Credit Parties have complied with the conditions set forth in paragraphs (l), (t), (u) and (w) of this Section 4.01 and (ii) a list of all insurance policies carried by any Credit Party.

(g) The Administrative Agent and the Lead Lender shall have received, in form and substance reasonably satisfactory to them, a solvency certificate dated the Effective Date and signed by a Financial Officer of Borrower.

(h) The Administrative Agent and the Lead Lender shall have received, in form and substance reasonably satisfactory to them, a Borrowing Request in accordance with Section 2.02.

(i) The Administrative Agent and the Lead Lender shall have received (i) a pro forma unaudited consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of the Effective Date after giving effect to the Transactions, which will reflect that Borrower and the other Credit Parties will have no Indebtedness on the Effective Date (other than the Secured Obligations or other Indebtedness permitted by Section 6.02), (ii) the Initial Financial Statements and (iii) a Compliance Certificate demonstrating pro forma compliance (after giving effect to the Transaction) with Sections 6.01(a), (b) and (c) and (e).

(j) The Administrative Agent and the Lead Lender shall have received reasonably detailed forecasts prepared by management of Borrower (including income statements, EBITDAX, the projected production of Hydrocarbons by the Credit Parties and the assumptions used in calculating such projections, Borrower’s annual operating and Capital Expenditure budgets and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements of the Credit Parties) on a quarterly basis for the immediately succeeding one Fiscal Year period, which forecasts shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation thereof as soon as available.

(k) The Administrative Agent and the Lead Lender shall have received the Base Case Model in form and substance reasonably satisfactory to the Lead Lender.

(l) The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all respects as of such earlier date.

(m) The Administrative Agent shall have received, at least five (5) Business Days prior to the Effective Date, (i) all documentation and other information reasonably determined by the Administrative Agent and Lead Lender to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, including Borrower’s IRS Form W-9 and (ii) to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower.

(n) The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on the Effective Date under the Loan Documents (including the Fee Letter), and reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by Borrower hereunder, including reasonable and documented out-of-pocket fees and expenses of White & Case LLP, counsel to the Lead Lender, and Davis Graham & Stubbs LLP, Wyoming local counsel to the Lead Lender.

(o) The Administrative Agent and the Lead Lender shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party (which may include electronic transmission of a signed signature page of this Agreement).

(p) The Administrative Agent and the Lead Lender shall have received a duly executed copy of the Security Agreement necessary to grant, evidence and create first priority Liens, subject in priority only to Liens permitted under Section 6.03, in all of the Collateral in which a security interest is required to be granted in favor of the Administrative Agent pursuant thereto. Borrower shall have executed and delivered Control Agreements covering its deposit accounts, securities accounts and commodities accounts (other than any Excluded Accounts), as applicable.

(q) The Administrative Agent and the Lead Lender shall have received (i) such financing statements (including fixture filings) as shall be required to fully evidence and perfect all Liens contemplated by the Loan Documents and authorizations from all relevant Credit Parties to file such financing statements on their behalf, all of which shall be filed of record by the Administrative Agent in such jurisdictions as the Administrative Agent shall require, and (ii) to the extent applicable, certificates representing all of the outstanding Capital Stock of Borrower and its Subsidiaries required to be pledged pursuant to the Security Documents and powers of attorney, endorsed in blank, with respect to such certificates.

(r) The Administrative Agent and the Lead Lender shall have received (i) duly executed and notarized Mortgages necessary to grant, evidence and perfect first priority Liens, subject only in priority to Permitted Prior Liens, in favor of the Administrative Agent on at least 90% of the PV-10 of the Credit Parties’ Proved Reserves included in the Oil and Gas Properties described and evaluated in the Initial Reserve Report, and (ii) satisfactory title information (including customary title opinions, information or reports or other documents) consistent with usual and customary standards for geographic regions in which the Oil and Gas Properties described in clause (i) are located.

(s) [Reserved].

(t) Each Credit Party shall have obtained all approvals required from any Governmental Authority and all consents of other Persons, in each case that are necessary or, in the reasonable discretion of the Lead Lender, advisable in connection with the Transactions and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Lead Lender (excluding any such approvals or consents that are expressly contemplated by the Loan Documents to be obtained after the Effective Date). All applicable waiting periods shall have expired without any action being taken or, to the knowledge of Borrower, threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(u) There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or, to the knowledge of Borrower, threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Lead Lender, singly or in the aggregate, materially impairs the Transactions, the financing thereof or any of the other transactions contemplated by the Loan Documents or that could reasonably be expected to result in a Material Adverse Effect.

(v) Each Lender that has requested the delivery of a promissory note pursuant to and in accordance with Section 2.04(e) shall have received promissory notes duly executed by Borrower.

(w) At the time of, and immediately after giving effect to, the funding of Loans on the Effective Date, no Default or Event of Default shall have occurred and be continuing.

(x) The Administrative Agent and the Lead Lender shall have received reports, setting forth, for each calendar month for the period(s) covered by such reports on a production date basis, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month for the Fiscal Year beginning January 1, 2022, through and including November 30, 2022, on a net basis.

(y) The capitalization structure and equity ownership of each Credit Party after giving effect to the Transactions shall be reasonably satisfactory to the Lead Lender.

(z) To the extent requested, the Lead Lender shall have received true, correct and complete copies of Material Contracts in effect on the Effective Date.

(aa) The Lead Lender shall have received material reports and other information, in form, scope and substance reasonably satisfactory to the Lead Lender, regarding environmental, health and safety matters relating to the Oil and Gas Properties.

(bb) The Lead Lender shall have completed such business, accounting, environmental, legal and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of Borrower and its Subsidiaries as the Lead Lender deems appropriate and shall be satisfied with the results thereof.

(cc) The Lead Lender shall have received copies of all other documents, certificates and instruments requested thereby with respect to the transactions contemplated by this Agreement.

The Lead Lender shall notify the Administrative Agent and Borrower of the Effective Date and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article IX, for purposes of determining compliance with the conditions specified in this Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or reasonably acceptable or reasonably satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Obligations (other than contingent indemnification obligations for which no claim has been asserted) shall have been paid in full, each of the Credit Parties hereby covenants and agrees with the Administrative Agent and the Lenders that:

Section 5.01 Financial Statements; Other Information. Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) as soon as available, and in any event within 120 days after the end of each Fiscal Year of Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of Borrower and their Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Moss Adams LLP or other independent public accountants reasonably acceptable to the Lead Lender (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) as soon as available, and in any event within 45 days after the end of each Fiscal Quarter of Borrower, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of Borrower and their Consolidated Subsidiaries as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate signed by a Financial Officer of Borrower and in the form of Exhibit I attached hereto (a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and is continuing as of the date of delivery of such Compliance Certificate or during the compliance period covered thereby, and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01 (when applicable), (iii) certifying that, other than as disclosed therein, since the date of delivery of the last such Compliance Certificate, no Credit Party has acquired any Oil and Gas Properties, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.01(a) that would affect the preparation of the financial statements most-recently required to be delivered in accordance with Section 5.01(a) and Section 5.01(b) or the computation of any financial ratio in Section 6.01 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (v) stating (A) any new Material Contracts that any Credit Party has entered into and (B) any amendments, modifications, changes or terminations of or to any Material Contracts, in each case, since the later of the Effective Date or the date of the most recently delivered Compliance Certificate;

(d) as soon as available, and in any event within 45 days after the end of each Fiscal Year of Borrower, certificates of insurance coverage from each insurer or one or more insurance agencies with respect to the insurance required by Section 5.05(b), in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, copies of the applicable endorsements and policies;

(e) (i) by December 15 of each year, commencing with the fiscal year ending December 31, 2023, reasonably detailed forecasts prepared by management of Borrower (as the same may be updated pursuant to sub-clause (ii) below, the “Annual Budget”) (income statements, EBITDAX, the projected production of Hydrocarbons by the Credit Parties and the assumptions used in calculating such projections, Borrower’s annual operating and Capital Expenditure budgets and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements of the Credit Parties) on a quarterly basis for the immediately succeeding fiscal year, which forecasts shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation thereof as soon as available and (ii) to the extent Borrower makes any changes to any Annual Budget after the date such Annual Budget was delivered to the Administrative Agent pursuant to sub-clause (i) above, Borrower shall promptly deliver such updated Annual Budget to the Administrative Agent;

(f) (i) as soon as available, and in any event on or before March 31st of each year, Borrower shall furnish to the Administrative Agent and each Lender a Reserve Report in form and substance reasonably satisfactory to the Lead Lender (including access to an electronic database matching such Reserve Report) and prepared as of the last day of the immediately preceding December 31st which Reserve Report be prepared by an Approved Petroleum Engineer (such Reserve Report, a “Third Party Reserve Report”), (ii) as soon as available, and in any event on or before July 31st of each year, Borrower shall furnish to the Administrative Agent and each Lender a Reserve Report in form and substance reasonably satisfactory to the Lead Lender (including access to an electronic database matching such Reserve Report) and prepared as of the last day of the immediately preceding June 30th which Reserve Report shall be prepared by one or more petroleum engineers employed by Borrower or, at Borrower’s election, by an Approved Petroleum Engineer in accordance with the procedures used in the most recent Third Party Reserve Report delivered pursuant to this Section 5.01(f), (iii) as soon as available, and in any event on or before April 30 and October 31st of each year, Borrower shall deliver an update to the most recent Reserve Report delivered as of the immediately preceding January 31st and July 31st, respectively, evaluating the Oil and Gas Properties of the Credit Parties and such updated Reserve Report shall (A) have been adjusted to reflect the production levels since the delivery of the most recent Reserve Report (including the removal of any cash flows attributable to the production during the time period prior to the delivery of such updated Reserve Report), (B) otherwise in form and substance reasonably satisfactory to the Lead Lender and (C) be deemed to be a Reserve Report delivered under this Section 5.01(f) for purposes of this Agreement, and (iv) together with each Reserve Report delivered under this Section 5.01(f), a Reserve Report Certificate;

(g) together with each Reserve Report required to be delivered under Section 5.01(f), a report, in reasonable detail, setting forth the Swap Agreements then in effect, the counterparty party thereto, the notional volumes of and prices for, on a monthly basis and in the aggregate, the Hydrocarbons for each such Swap Agreement, the net mark to market value thereof, the term of each such Swap Agreement, and reasonably detailed calculations demonstrating compliance as of the last day of the most recent Fiscal Quarter with Section 5.18 and 6.08;

(h) together with each Reserve Report delivered under Section 5.01(f), (i) any updated production history of the Proved Reserves of the Credit Parties as of such date, and (ii) the lease operating expenses attributable to the Oil and Gas Properties of the Credit Parties for the prior 12-month period ending on the effective date of the applicable Reserve Report;

(i) as soon as available, and in any event within forty-five (45) days of the end of each calendar month, a monthly operational reporting package of the Credit Parties’ Oil and Gas Properties, including unaudited financial statements of Borrower and its Consolidated Subsidiaries for such month and a summary of the well performance for new wells drilled during the most recently ended consecutive 3 month period, in each case, in form and substance reasonably satisfactory to the Lead Lender;

(j) within five (5) Business Days thereafter (or such longer period as is reasonably acceptable to the Administrative Agent, but in no event more than fifteen (15) Business Days) notice of any change (i) in Borrower’s or any Guarantor’s organizational name, (ii) in the location of Borrower’s or any Guarantor’s chief executive office or principal place of business, (iii) in the jurisdiction in which Borrower or any Guarantor is incorporated, organized or formed, and (iv) in a Credit Party’s federal taxpayer identification number;

(k) (i) promptly after the furnishing thereof, copies of any material report or material notice furnished by Borrower or any other Credit Party under any Material Contract or any agreement evidencing Material Indebtedness, other than the Loan Documents and not otherwise required to be furnished to the Administrative Agent pursuant to any other provision of this Section 5.01 and (ii) promptly, but in any event within five (5) Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) after the execution thereof, copies of any amendment, modification or supplement to any Organizational Documents;

(l) reasonably promptly following receipt thereof, a copy of each other material report or opinion submitted to any Credit Party by independent accountants in connection with any annual, interim or special audit made by them of the books of such Credit Party, and a copy of any response by such Credit Party, or the board of directors (or comparable governing body) of such Credit Party, to such material report or opinion;

(m) in the event that any Credit Party intends to sell, transfer, assign, or otherwise Dispose of any Oil and Gas Properties, Swap Agreements or any Capital Stocks in any Subsidiary in accordance with Section 6.05, prior written notice (of at least five (5) Business Days or such shorter time as the Administrative Agent may agree in its sole discretion) of such Disposition, the price thereof, in the case of Oil and Gas Properties or any Capital Stocks of any Subsidiary, and the anticipated decline in the mark-to-market value thereof or Net Cash Proceeds therefrom, in the case of Swap Agreements, and, in each case, the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or any Lender;

(n) as soon as available, and in any event within 45 days after the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending March 31, 2023), (i) an accounts payable aging schedule of all accounts payable aged more than ninety (90) days of each Credit Party in reasonable detail, including with respect to due dates and days past due (if any), and in form and substance satisfactory to the Administrative Agent, and (ii) a report of suspense accounts (including all royalties in suspense) and revenues attributable thereto of each Credit Party in reasonable detail and in form and substance satisfactory to the Administrative Agent;

(o) [reserved];

(p) promptly after the same become available, copies of all formal reports and presentations (other than those relating to debt refinancings and related information, documents, materials and presentations) delivered by Borrower to its equity holders in connection with official board meetings of the Borrower;

(q) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation; and

(r) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Credit Parties or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 5.02 Notices of Material Events. Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) as soon as possible, but in any event within five (5) Business Days of obtaining knowledge thereof, (i) the occurrence of any Default or an Event of Default, or (ii) the occurrence of any “default” or “event of default” under any Material Indebtedness;

(b) as soon as possible, but in any event within five (5) Business Days after obtaining knowledge of the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) as soon as possible, but in any event within five (5) Business Days after the occurrence of any ERISA Event that, alone or together with any other ERISA Event that has occurred, could reasonably be expected to result in liability of any Credit Party in an aggregate amount exceeding $500,000;

(d) as soon as possible, but in any event within five (5) Business Days after obtaining knowledge of any Release by any Credit Party or Subsidiary thereof, or any other Person, of any Hazardous Material into the environment, which could reasonably be expected to result in liability of a Borrower and the Subsidiaries in an aggregate amount exceeding $500,000;

(e) as soon as possible, but in any event within five (5) Business Days after (i) the receipt of any written notice alleging any violation of or noncompliance with any Environmental Law by any Credit Party or any other actual or alleged Environmental Liability, (ii) obtaining knowledge of the existence of any condition that could reasonably be expected to result in violations of or noncompliance with any Environmental Law or in Environmental Liability, or (iii) the filing of any Lien to secure any Environmental Liabilities of any Credit Party; in each case of (i), (ii) or (iii) that could reasonably be expected to result in liability of Borrower and the Subsidiaries in an aggregate amount exceeding $500,000;

(f) as soon as possible, but in any event within five (5) Business Days after the occurrence of any breach or default by a Credit Party or, to any Credit Party’s knowledge, any other party under, or repudiation or termination of, any Material Contract, which could reasonably be expected to have a Material Adverse Effect;

(g) as soon as possible, and in any event within three (3) Business Days (or if under the circumstances the Administrative Agent determines a longer period is reasonable, such longer period) following the knowledge thereof by, or the services of process on, (as the case may be) a Responsible Officer of Borrower, of the occurrence of any Casualty Event;

(h) as soon as possible, but in any event within five (5) Business Days after becoming aware of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(i) within five (5) Business Days after receipt of any notice of any investigation by a Governmental Authority or any litigation, indictment or proceeding commenced or threatened in writing by a Governmental Authority against any Credit Party or any Senior Management of any Credit Party that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, (iii) alleges criminal misconduct by any Credit Party or any Senior Management of any Credit Party, (iv) involves an SEC or other regulatory enforcement action again any Credit Party or any Senior Management, or (v) asserts liability on the part of any Credit Party or any Subsidiary in excess of $500,000 in respect of any tax, fee, assessment, or other governmental charge (collectively, “Litigation Events”).

To the extent applicable, each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth reasonable detail of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that, the foregoing shall not prohibit any merger, consolidation, liquidation, division or dissolution permitted under Section 6.04 or any Disposition permitted under Section 6.05 nor shall Borrower or any Subsidiary be required to preserve any right or franchise unrelated to the Oil and Gas Property if Borrower or such Subsidiary determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not adverse in any material respect to the Administrative Agent or any Lender. Borrower shall at all times remain organized under the laws of the United States of America, any State thereof or the District of Columbia.

Section 5.04 Payment of Obligations. Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to make such payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or any portion of the Collateral becoming subject to forfeiture or loss as a result of such contest.

Section 5.05 Maintenance of Properties; Insurance. Borrower will, and will cause each Subsidiary to, and will use commercially reasonable efforts to cause each operator of Oil and Gas Property to (in the case of each such operator, with respect to the Oil and Gas Properties operated by it):

(a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and

(b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies of established reputation engaged in the same or similar businesses operating in the same or similar locations in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such companies, and any such insurance policies shall be reasonably satisfactory to the Administrative Agent in its sole discretion. Upon request of the Administrative Agent (acting at the written direction of the Lead Lender), Borrower will furnish or cause to be furnished to the Administrative Agent from time to time copies of the applicable policies. Borrower will cause any insurance policies covering any such property to be endorsed (i) to provide that the Administrative Agent shall be notified if such policies are cancelled, terminated or expired (or ten (10) days prior notice in the case of cancellation for nonpayment of premiums), (ii) to include the Administrative Agent as lender loss payee and/or mortgagee with respect to all property/casualty policies and additional insured with respect to all liability policies and (iii) to provide for such other matters as the Lenders may reasonably require. For the avoidance of doubt, it is understood and agreed that insurance certificates and endorsements with respect to the insurance policies of the Borrower and its Subsidiaries required under this Section 5.05 shall be delivered within 15 days following the Effective Date.

Section 5.06 Books and Records; Inspection Rights. Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, so long as no Event of Default has occurred and is continuing (i.e., after an Event of Default has occurred and is continuing, no notice shall be required), to visit and inspect its properties, to examine, copy and take extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that only one visit and inspection in any Fiscal Year shall be at the expense of the Borrower; provided further that, during the occurrence and continuance of an Event of Default, the Administrative Agent or any Lender (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower.

Section 5.07 Compliance with Laws. Borrower will, and will cause each Subsidiary to, comply with and maintain its property in compliance with all Requirements of Law (including Anti-Corruption Laws, Anti-Terrorism Laws, Environmental Laws and applicable Sanctions), and obtain, maintain, comply with any permits, licenses or other approvals required pursuant thereto, including any applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Borrower will maintain in effect and enforce policies and procedures as it reasonably deems appropriate reasonably designed to promote compliance by it and its Subsidiaries and their respective its directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

Section 5.08 Environmental Matters.

(a) Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Borrower will, and will cause each Subsidiary to: (i) comply, and use commercially reasonable efforts to cause all lessees operating or occupying its owned, leased or operated properties to comply, with all Environmental Laws and all permits, licenses, registrations or other approvals required under any Environmental Law; (ii) obtain and renew all permits, licenses, registrations or other approvals required under any Environmental Law for its operations and owned, leased or operated properties; and (iii) in the event of any Release or threatened Release or the presence of any Hazardous Material on any property or facility owned, leased, operated or otherwise utilized by Borrower or its Subsidiaries, take all necessary steps pursuant to Environmental Law to expeditiously initiate and fully complete all response, corrective, and other action to mitigate and eliminate any such violation, Release, threatened Release, presence or potential liability, and keep the Administrative Agent reasonably informed of the status of such actions on a regular basis. With respect to any event described in (i)-(iii) above, if an Event of Default is continuing or if the Administrative Agent at any time has a reasonable basis to believe that Borrower is not performing its obligations in (i)-(iii) above, then upon reasonable written notice Borrower and each relevant Subsidiary shall allow the Administrative Agent (or its designee) access to the real property for the purpose of conducting, an environmental assessment, including subsurface sampling of soil and groundwater, and cause the preparation of an environmental assessment report. Such assessments and reports, to the extent not conducted by the Administrative Agent (or its designee), shall be conducted and prepared by a reputable environmental consulting firm reasonably acceptable to the Lead Lender and shall be in form and substance reasonably acceptable to the Lead Lender. Borrower shall be responsible for (and reimburse the Administrative Agent for) all costs associated with any such assessments and reports.

(b) In connection with any acquisition by Borrower or any Subsidiary of any Oil and Gas Property, Borrower will, and will cause each Subsidiary to, promptly following Borrower’s or such Subsidiary’s obtaining or being provided with the same, deliver to the Administrative Agent such environmental reports of such Oil and Gas Properties as are reasonably requested by the Administrative Agent.

Section 5.09 Use of Proceeds. The proceeds of the Loans will be used only to (a) to consummate the Payoff, (b) pay the Transaction Costs, and (c) fund working capital and general business expenses and for other general corporate purposes of the Credit Parties. No part of the proceeds of the Loans will be used, whether directly or indirectly, to purchase or carry any margin stock (as defined in Regulation U issued by the Board). Borrower shall not use, and shall procure that its Subsidiaries and its or its directors, officers, employees and agents shall not use, the proceeds of the Loans (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Borrower will not fund all or part of any repayment of the Obligations out of proceeds derived from transactions which would be prohibited by Sanctions or would otherwise cause any Person to be in breach of Sanctions.

Section 5.10 Collateral Matters.

(a) In connection with the delivery of each Reserve Report provided to the Administrative Agent pursuant to Section 5.01(f), Borrower shall review the Reserve Report and the list of Oil and Gas Properties currently subject to a Mortgage to ascertain whether such Oil and Gas Properties represent at least 90% of the PV-10 of the Credit Parties’ Proved Reserves attributable to the Oil and Gas Properties evaluated in such Reserve Report. In the event that Oil and Gas Properties then-subject to a Mortgage do not represent at least 90% of the PV-10 of the Credit Parties’ Proved Reserves attributable to the Oil and Gas Properties evaluated in such Reserve Report, Borrower will, and will cause each Guarantor to, by no later than the date that is thirty (30) days following the delivery of such Reserve Report (or such later date as may be agreed by the Lead Lender) execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, Mortgages representing a valid and perfected first priority security interest on additional Oil and Gas Properties to ensure that the Administrative Agent has an Acceptable Security Interest in Mortgaged Properties constituting at least 90% of the PV-10 of the Credit Parties’ Proved Reserves attributable to the Oil and Gas Properties evaluated in such Reserve Report.

(b) So long as no Event of Default has occurred, the Credit Parties may continue to receive from the purchasers of production all proceeds of the sale of production, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent and Lenders may exercise all rights and remedies granted under the Loan Documents subject to the terms thereof, including the right to obtain possession of all proceeds of production from such Mortgaged Properties then held by such Credit Parties or to receive directly from the purchasers of production all other proceeds of production. In no case shall any failure, whether intentioned or inadvertent, by the Administrative Agent or Lenders to collect directly any such proceeds of production from the Mortgaged Properties constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any proceeds of production from any Oil and Gas Properties by the Administrative Agent or Lenders to any Credit Parties constitute a waiver, remission, or release of any other proceeds of production from any Oil and Gas Properties or of any rights of the Administrative Agent or Lenders to collect other proceeds of production from the Oil and Gas Properties thereafter.

(c) Borrower will at all times cause all other tangible and intangible assets of Borrower and each other Credit Party (other than Excluded Assets) to be subject to a Lien pursuant to the Security Documents.

Section 5.11 Title Data. Borrower will, and will cause each Subsidiary to, by the Effective Date and thereafter concurrently with the delivery of each Reserve Report, deliver to the Lead Lender title information in form and substance reasonably acceptable to the Lead Lender with respect to that portion of the Oil and Gas Properties set forth in the most recent Reserve Report provided to the Administrative Agent and the Lead Lender as the Lead Lender shall deem reasonably necessary or appropriate to verify the title of the Credit Parties to not less than 95% of the PV-10 of the Credit Parties’ Proved Developed Producing Reserves attributable to the Oil and Gas Properties evaluated in such Reserve Report. If Borrower is unable to cure any title defect requested by the Administrative Agent or the Lead Lender or Borrower does not comply with the requirements to provide reasonably acceptable title information covering at least the title coverage requirement under this Section 5.11, such default shall not be a Default, but instead the Administrative Agent and/or the Lead Lender shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lead Lender. To the extent that the Administrative Agent or the Lead Lender are not satisfied with title to any Mortgaged Property, such unacceptable Mortgaged Property shall not count towards the title coverage requirement under this Section 5.11, and the Administrative Agent or Lead Lender may send a written notice to Borrower and the Lenders that the PV-10 and Total PDP PV-10 for purposes of calculating the PDP Asset Coverage Ratio for all purposes hereunder, shall be recalculated as determined by the Administrative Agent and Lead Lender to exclude the Property subject to a title defect that Borrower is unable (or has elected not to) cure. Furthermore, any Properties described in such notice shall be excluded from the determination of PV-10 and Total PDP PV-10 for any other purpose of calculation under the Loan Documents unless the applicable title defect is cured to the reasonable satisfaction of the Administrative Agent and Lead Lender.

Section 5.12 Lender Meetings. Within five (5) Business Days after request from the Administrative Agent or any Lender (but in any event, not more than once per Fiscal Quarter), Borrower and Senior Management shall be available to go over earnings, the results of its operations and other matters concerning Borrower and its Subsidiaries with the Lenders by way of teleconference.

Section 5.13 Operation of Oil and Gas Property.

(a) Borrower will, and will cause each Subsidiary to, and with respect to any Oil and Gas Property operated by a third party, will use commercially reasonable efforts to cause such third party to (with respect to the Oil and Gas Properties operated by it), maintain, develop and operate its Oil and Gas Property in a good and workmanlike manner, and observe and comply with all of the terms and provisions of all oil and gas leases relating to such Oil and Gas Property so long as such Oil and Gas Property are capable of producing Hydrocarbons and accompanying elements in paying quantities, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) Borrower will, and will cause each Subsidiary to, and with respect to any Oil and Gas Property operated by a third party, will use commercially reasonable efforts to cause such third party to (with respect to the Oil and Gas Properties operated by it), comply in all respects with all contracts and agreements applicable to or relating to its Oil and Gas Property or the production and sale of Hydrocarbons and accompanying elements therefrom, except to the extent a failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.14 Subsidiaries. Within twenty (20) days (or such later date as may be agreed by the Lead Lender) of any Subsidiary of Borrower being created or acquired (other than the Excluded Subsidiary), Borrower will (a) promptly take all action necessary to comply with Section 5.15, (b) promptly take all such action and execute and deliver, or cause to be executed and delivered, to the Administrative Agent all such opinions, documents, instruments, agreements, and certificates similar to those described in Sections 4.01(d), 4.01(e), 4.01(k), 4.01(o), and 4.01(q) that the Administrative Agent or the Lead Lender may reasonably request, and (c) promptly cause such Subsidiary to (i) become a party to this Agreement and Guarantee the Secured Obligations by executing and delivering to the Administrative Agent a Counterpart Agreement in the form of Exhibit C, (ii) to the extent required to comply with Section 5.10, execute and deliver Mortgages and other Security Documents creating first priority Liens in favor of the Administrative Agent, subject in priority only to Permitted Prior Liens, in such Subsidiary’s Oil and Gas Property and substantially all of such Subsidiary’s personal property, and (iii) to the extent required to comply with Section 5.11, all title opinions and other information. Upon delivery of any such Counterpart Agreement to the Administrative Agent, notice of which is hereby waived by each Credit Party, such Subsidiary shall be a Guarantor and shall be as fully a party hereto as if such Subsidiary were an original signatory hereto. Each Credit Party expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Credit Party hereunder. This Agreement shall be fully effective as to any Credit Party that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or (other than such Credit Party) ceases to be a Credit Party hereunder. With respect to each such Subsidiary, Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person the date on which such Person became a Subsidiary of Borrower, and, within 20 (twenty) days (or such later date as may be agreed by the Lead Lender) of creation or acquisition of such Subsidiary, supplement the data required to be set forth in the Schedules to this Agreement as a result of the acquisition or creation of such Subsidiary; provided that, such supplemental data must be reasonably acceptable to the Lead Lender and shall be for disclosure purposes only and shall not operate to create any exception to compliance with this Agreement or any other Loan Document.

Section 5.15 Pledged Capital Stock. Within twenty (20) days (or such later date as may be agreed by the Lead Lender) of any Subsidiary of Borrower being created or acquired, Borrower and the Subsidiaries (as applicable) shall execute and deliver to the Administrative Agent for the benefit of the Secured Parties, a supplement to the Security Agreement, in form and substance reasonably acceptable to the Administrative Agent and the Lead Lender, from Borrower and/or the Subsidiaries (as applicable) covering all Capital Stock owned by Borrower or the Subsidiaries in such Subsidiary, together with all certificates (or other evidence reasonably acceptable to the Lead Lender) evidencing the issued and outstanding Capital Stock of each such Subsidiary of every class owned by such Credit Party (as applicable) which, if certificated, shall be duly endorsed or accompanied by stock powers executed in blank to the Administrative Agent, as the Administrative Agent or the Lead Lender shall deem necessary or appropriate to grant, evidence and perfect a first priority security interest in the issued and outstanding Capital Stock owned by Borrower or any Subsidiary in each Subsidiary.

Section 5.16 Accounts. No Credit Party shall establish or maintain a deposit account, securities account or commodities account, without executing and delivering to the Lead Lender and the Administrative Agent a Control Agreement covering the applicable deposit account, securities account or commodities account, other than with respect to Excluded Accounts; provided that, in the case of any deposit account, securities account or commodities account (other than any Excluded Account) acquired pursuant to an acquisition permitted under Section 6.07 (and which was not formed in contemplation of such acquisition), so long as such acquiring Credit Party provides the Lead Lender and the Administrative Agent written notice of the existence of such deposit account, securities account or commodities account within five (5) Business Days of the date of such acquisition (or such later date as the Lead Lender may agree in its sole discretion), such Credit Party will have fifteen (15) days following the acquisition (or such later date as the Lead Lender may agree in its sole discretion) to subject such deposit account, securities account or commodities account to a Control Agreement; provided further that, if any deposit account, securities account or commodities account is acquired pursuant to the preceding proviso, then such Credit Party shall upon such acquisition immediately transfer any Collateral in such deposit account, securities account or commodities account to a deposit account, securities account or commodities account subject to a Control Agreement and no Collateral shall be deposited in such acquired deposit account, securities account or commodities account until such account is subject to a Control Agreement. None of the Credit Parties will deposit or maintain Collateral (including the proceeds thereof) in a deposit account, securities account or commodities account that is not subject to a Control Agreement, other than Excluded Accounts solely to the extent such Excluded Account is funded and maintained in accordance with the definition of “Excluded Accounts”.

Section 5.17 Further Assurances.

(a) From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as Administrative Agent or the Lead Lender may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other Property hereafter acquired by any Credit Party, which may be deemed to be part of the Collateral) pursuant hereto or thereto.

(b) Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

(c) At the Administrative Agent’s reasonable written request, each Credit Party, at its sole expense, shall enter into any Security Documents to evidence the Liens on the Collateral and provide any information requested to identify any Collateral, including exhibits to Mortgages in form and substance reasonably satisfactory to the Administrative Agent (which such exhibits shall be in recordable form for the applicable jurisdiction) or any other information reasonably requested in connection with the identification of any Collateral.

(d) Each Credit Party hereby authorizes the Administrative Agent or its designee to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral (including the Mortgaged Property) without the signature of any Credit Party where permitted by law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Collateral (including the Mortgaged Property) or any part thereof shall be sufficient as a financing statement where permitted by law. Each Credit Party acknowledges and agrees that any such financing statement may describe the collateral as “all assets” or “all assets and all personal property of Borrower, whether now owned or existing or hereafter acquired or arising, wherever located, together with all proceeds thereof, substitutions and replacements therefor, and additions and accessions thereto” of the applicable Credit Party or words of similar effect as may be required by the Administrative Agent.

Section 5.18 Swap Agreements.

(a) Borrower shall enter into and maintain on a rolling basis Swap Agreements (in form and substance reasonably satisfactory to the Lead Lender) with Qualified Counterparties (i) that mitigate commodity index price risk and (ii) the notional volumes for which, when aggregated with all other Swap Agreements then in effect, are not less than, on a monthly basis (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration reasonably acceptable to the Lead

Lender) (A) eighty percent (80%), for the twelve month period following the most recently ended Swap Testing Date, (B) seventy-five percent (75%) for the twelve month period starting on the 13th month following the most recently ended Swap Testing Date through the 24th month following the most recently ended Swap Testing Date, (C) sixty-five percent (65%) for the twelve month period starting on the 25th month following the most recently ended Swap Testing Date through the 36th month following the most recently ended Swap Testing Date and (D) thirty-five percent (35%) for the twelve month period starting on the 37th month following the most recently ended Swap Testing Date through the 48th month following the most recently ended Swap Testing Date, in each case, of the reasonably anticipated projected production of crude oil and natural gas residue (calculated separately), in each case, from the Proved Developed Producing Reserves based on the most recent Reserve Report (the requirements set forth in clauses (A) through (D) of this Section 5.18(a)(ii), the “Rolling Hedge Requirements”); provided that, notwithstanding anything to the contrary in this Section 5.18(a), Borrower is not required to enter into Swap Agreements in order to meet the Rolling Hedge Requirements with respect to any period after the first anniversary of the Stated Maturity Date.

(b) Within thirty (30) days of completion activities of the wells in any APOD Tranche, Borrower shall enter into Swap Agreements (in form and substance reasonably satisfactory to the Lead Lender) with Qualified Counterparties (i) that mitigate commodity index price risk and (ii) the notional volumes for which, when aggregated with all other Swap Agreements then in effect, are not less than, on a monthly basis (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration reasonably acceptable to the Lead Lender), fifty percent (50%), for the thirty-six month period following the estimated date when such well is expected to come on-line, of the reasonably anticipated projected production of crude oil and natural gas residue (calculated separately) from the wells in such APOD Tranche; provided that, notwithstanding anything to the contrary in this Section 5.18(b), Borrower is not required to enter into Swap Agreements in order to meet the Rolling Hedge Requirements with respect to any period after the first anniversary of the Stated Maturity Date.

(c) Borrower’s compliance with the requirements of Section 5.18(a) shall be measured (i) commencing on the date that is 5 Business Days after the Effective Date and (ii) thereafter, as of the last day of each Fiscal Quarter on the date that is 45 days after the end of such Fiscal Quarter, as applicable, in each case using the most recently delivered Reserve Report (including the Initial Reserve Report, if applicable).

Section 5.19 Senior Debt Status. The Obligations shall at all times constitute “Senior Debt”, “Designated Senior Debt” or any similar designation under and as defined in any agreement governing any senior subordinated or subordinated Indebtedness of the Credit Parties and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

Section 5.20 Separateness Covenants.

(a) Borrower shall not, nor shall it permit any other Credit Party to, commingle its assets with those of any other Person (other than the other Credit Parties).

(b) Borrower shall, and shall cause each other Credit Party to, conduct its business separately and in its own name from any direct or ultimate parent of such Person (other than the other Credit Parties).

(c) Borrower shall, and shall cause each other Credit Party to, maintain separate financial accounts, financial statements, books and records from those of any other Person (other than the other Credit Parties) and shall not comingle its funds or assets with those of any such other Person which is an Affiliate of a Credit Party (including by way of any joint deposit account, securities account or commodities account).

(d) Borrower shall comply with Section 6.10.

(e) Borrower shall, and shall cause each other Credit Party to, hold itself out as a separate and distinct entity from any other Person.

(f) Borrower shall, and shall cause each other Credit Party to, observe in all material respects all normal corporate or company formalities or formalities otherwise required by applicable law.

(g) Borrower shall, and shall cause each other Credit Party to, correct any known misunderstanding regarding its separate identity.

(h) Borrower shall cause the Credit Parties and their Subsidiaries, on a consolidated basis, to maintain adequate capital in light of their contemplated business operations.

Section 5.21 ERISA Compliance. Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate (to the extent that Borrower has Control of the ERISA Affiliate) to promptly furnish to the Administrative Agent (a) promptly after becoming aware of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code or other action, proceeding or claim in relation to a Plan, that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (b) promptly after receipt of a written request by the Administrative Agent, copies of each annual and other report with respect to each Plan or any trust created thereunder, filed with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, (c) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Pension Plan, and (d) immediately upon becoming aware of the occurrence of any ERISA Event, a written notice signed by a Responsible Officer, the Subsidiary or the ERISA Affiliate (to the extent that Borrower has Control of the ERISA Affiliate), as the case may be, specifying the nature thereof, what action Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor, the PBGC or other claimant with respect thereto. Except as would not reasonably be expected to result in a Material Adverse Effect, with respect to each Pension Plan, Borrower will, and will cause each Subsidiary and ERISA Affiliate (to the extent that Borrower has Control of the ERISA Affiliate) to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsection (c) thereof) and of section 302 of ERISA (determined without regard to subsection (c) thereof), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 5.22 Marketing Activities. Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of Borrower and its Subsidiaries that Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the Oil and Gas Business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 5.23 Approved Plan of Development.

(a) Borrower shall, and shall cause each other Credit Party to, and with respect to any Oil and Gas Properties operated by a third party that is not an Affiliate of a Credit Party, shall use commercially reasonable efforts to cause such third party to (with respect to the Oil and Gas Properties operated by it), (i) timely develop the Oil and Gas Properties and drill and complete wells and otherwise make Capital Expenditures on the Oil and Gas Properties as and when provided in the Approved Plan of Development and (ii) except to the extent regulatory approval has not yet been obtained, have each producing and injection well that is hereafter completed put into normal operation. Borrower shall, and shall cause each other Credit Party to, operate and carry out its businesses and expenditures in compliance with the APOD. Borrower will obtain and pay for the services of all engineering and professional staff and other Persons needed to prudently execute the Approved Plan of Development.

(b) Borrower shall submit to the Lenders an APOD with respect to drilling on or before the date that is three (3) months prior to drilling and associated activities for any new wells or APOD Tranche (other than the Initial APOD Wells) including, but not limited to, pad construction, ordering pipeline and constructing facilities. Upon submission of the proposed new plan of development by Borrower, the Lead Lender shall either (x) approve in writing (e-mail confirmation shall be sufficient), in full or in part, the proposed plan of development as a new APOD in its sole discretion (for avoidance of doubt, once approved, Borrower does not have to seek re-approval of such APOD at a later date), in which case Borrower shall then promptly deliver an APOD Certificate to the Administrative Agent certifying the updated APOD, or (y) reject in writing (e-mail rejection shall be sufficient) Borrower’s proposed plan of development and setting forth in reasonable detail the Lead Lender’s objections thereto, in which case Borrower may submit a revised proposed plan of development; provided that, no updated plan of development shall be a new APOD hereunder until such APOD has been approved by the Lead Lender in its sole discretion in accordance with the process outlined above. If, upon the expiration of the current APOD, a proposed successor or replacement APOD has not been approved by the Lead Lender, then Borrower shall, and shall cause their its Subsidiaries to, as promptly as possible after such expiration, stop all completion and drilling activities and cease making any Permitted APOD Capital Expenditures or other Capital Expenditures; provided that, Borrower may continue to make (A) Permitted Other Capital Expenditures and (B) with respect to any well for which material completion or drilling activities have been performed prior to such expiration, such completion or drilling expenditures that are, as reasonably determined by Borrower in good faith, necessary to prevent material harm to such well.

(c) If an APOD Revision Event has occurred, Borrower shall, and shall cause its Subsidiaries to, (i) immediately cease making any expenditures in respect of the then-current APOD or any other Capital Expenditures other than (A) Permitted Other Capital Expenditures, and (B) with respect to any well for which material completion or drilling activities have been performed prior to such APOD Revision Event, such completion or drilling expenditures that are, as reasonably determined by Borrower in good faith, necessary to prevent material harm to such well and (ii) submit a new proposed APOD in accordance with the procedures set forth in Section 5.23(b) above.

(d) The Lead Lender shall be entitled to consult with management of the Credit Parties on significant business issues and on the implementation of the APOD, and upon request delivered reasonably in advance by the Lead Lender, management will meet with the Lead Lender at all times during which the Credit Parties are commencing active drilling activities pursuant to the APOD at mutually agreeable times and places (or by telephonic conference) for such consultation and to review progress in achieving such plans.

Section 5.24 Material Contracts. The Credit Parties shall comply in all material respects with each Material Contract.

ARTICLE VI

NEGATIVE COVENANTS

Until the Obligations (other than contingent indemnification obligations for which no claim has been asserted) shall have been paid in full, each of the Credit Parties hereby covenants and agrees with the Administrative Agent and the Lenders that:

Section 6.01 Financial Covenants

(a) Commencing with the Fiscal Quarter ending March 31, 2023, Borrower shall not permit the Current Ratio, as of the last day of each Fiscal Quarter, to be less than 1.00 to 1.00.

(b) Commencing with the Fiscal Quarter ending March 31, 2023, Borrower shall not permit the PDP Asset Coverage Ratio, as of the last day of each Fiscal Quarter, to be less than 1.75 to 1.00.

(c) Commencing with the Fiscal Quarter ending March 31, 2023, Borrower shall not permit the Leverage Ratio, as of the last day of each Fiscal Quarter, to be greater than 2.75 to 1.00.

(d) Commencing with the Fiscal Year beginning January 1, 2023, Borrower shall not permit the General and Administrative Expenses attributable to Borrower and its Subsidiaries for any Fiscal Year to exceed $8,500,000.

(e) Commencing with the Fiscal Quarter ending March 31, 2023, Borrower shall not permit Liquidity, as of the last day of each Fiscal Quarter, to be less than $5,000,000.

Section 6.02 Indebtedness. Borrower will not, nor will Borrower permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) intercompany Indebtedness between Credit Parties; provided that any such Indebtedness owed by either Borrower or a Guarantor shall be subordinated to the Secured Obligations on terms set forth in Article VII or on such terms as are reasonably acceptable to the Lead Lender; provided, further, that upon the request of the Administrative Agent or the Lead Lender at any time, such Indebtedness shall be evidenced by promissory notes having terms reasonably satisfactory to the Lead Lender, and the sole originally executed counterparts of which shall be pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties, as security for the Secured Obligations;

(c) Indebtedness of Borrower and the Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including office equipment, data processing equipment and motor vehicles), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets in connection with the acquisition thereof; provided that (i) with respect to the Indebtedness incurred pursuant to this Section 6.02(c), such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.02(c) at any time outstanding shall not exceed $500,0000;

(d) Indebtedness (other than Indebtedness for borrowed money) incurred or deposits made by Borrower or any Subsidiary (i) under worker’s compensation laws, unemployment insurance laws or similar legislation, (ii) in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which Borrower or any Subsidiary is a party, (iii) to secure public or statutory obligations of Borrower or any Subsidiary, and (iv) of cash or U.S. Government Securities made to secure the performance of statutory obligations, surety, stay, customs and appeal bonds to which Borrower or any Subsidiary is party in connection with the operation of the Oil and Gas Properties, in each case in the ordinary course of business;

(e) Guarantees in respect of Indebtedness otherwise permitted pursuant to this Section 6.02;

(f) Indebtedness in connection with the endorsement of negotiable instruments and other obligations in respect of cash management services, netting services, overdraft protection and similar arrangements, in each case incurred in the ordinary course of business;

(g) Indebtedness in respect of insurance premium financing in the ordinary course of business; provided that, such Indebtedness does not exceed the amount of the unpaid cost of, and shall be incurred only to defer the cost of, the underlying policy;

(h) Indebtedness arising in connection with letters of credit (including reimbursement obligations with respect to such letters of credit) in connection with a letter of credit facility or otherwise, issued for the account of any Credit Party in an aggregate outstanding principal amount not to exceed (when combined with Indebtedness outstanding under Section 6.02(i) below) $3,000,000 at any time; and

(i) Unsecured Indebtedness in an aggregate outstanding principal amount not to exceed (when combined with Indebtedness outstanding under Section 6.02(h) above) $3,000,000 at any time.

Section 6.03 Liens. Borrower will not, nor will Borrower permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a) any Lien securing the Secured Obligations;

(b) Permitted Encumbrances;

(c) Liens on fixed or capital assets (including office equipment, data processing equipment and motor vehicles) acquired, constructed or improved by Borrower or any Subsidiary; provided that, (i) such Liens secure solely Indebtedness permitted by Section 6.02(c), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other Property or assets of Borrower or any other Subsidiaries (other than proceeds and accessions and additions to such Property);

(d) Liens securing insurance premium financing permitted by Section 6.02(g) under customary terms and conditions; provided that, no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto; and

(e) Liens securing obligations in respect of Indebtedness permitted under Section 6.02(h) (including Liens on cash and Cash Equivalents securing any obligations thereunder) in an amount not to exceed 105% of such Indebtedness; provided that such Liens, if applicable, are restricted to the accounts described in clause (c) of the definition of “Excluded Accounts”.

Section 6.04 Fundamental Changes. Borrower will not, nor will Borrower permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or liquidate or dissolve, or Divide itself into two or more entities, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a) any Subsidiary may merge into Borrower in a transaction in which Borrower is the surviving entity;

(b) any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a Guarantor;

(c) any Subsidiary may Dispose of its assets to Borrower or to another Guarantor;

(d) Dispositions permitted by Section 6.05 may be made; and

(e) any Subsidiary may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lenders; provided that, prior to such liquidation or dissolution, all assets of such Subsidiary shall be transferred to a Credit Party.

Section 6.05 Disposition of Assets. Borrower will not, nor will Borrower permit any Subsidiary to, Dispose of any Property (including the foregoing accomplished through the Division of a Person) except:

(a) the sale of inventory and Hydrocarbons in the ordinary course of business;

(b) the Disposition of equipment in the ordinary course of business that is obsolete or no longer necessary or no longer useful in the business of Borrower or any of its Subsidiaries or that is being concurrently replaced by equipment of comparable value and utility;

(c) Dispositions of cash and Cash Equivalents in the ordinary course of business;

(d) any Credit Party may Dispose of its Property to another Credit Party;

(e) sales or discounts of overdue accounts receivable in the ordinary course of business, in connection with the compromise or collection thereof, and not in connection with any financing or receivables transaction;

(f) Hedge Modifications; provided that, (i) the consideration received for such Hedge Modification is at least equal to Fair Market Value, and (ii) Borrower shall be in pro forma compliance with Sections 5.18, 6.01 and 6.08 after giving effect to such Hedge Modifications;

(g) Dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto; provided that, the consideration received for such claim is at least equal to Fair Market Value;

(h) Casualty Events;

(i) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, Dispositions of Properties (including any midstream assets or gathering systems but, for avoidance of doubt, excluding Hedge Modifications) not otherwise permitted pursuant to this Section 6.05; provided that:

(i) the consideration received shall be at least equal to the Fair Market Value of any Oil and Gas Properties or other Properties subject to such Disposition;

(ii) (x) at least 90% of the consideration received by Borrower or any Subsidiary in respect of such Disposition is cash or Cash Equivalents and (y) otherwise, any consideration not received in the form of cash or Cash Equivalent shall solely be in the form of Oil and Gas Properties (excluding, for the avoidance of doubt, any Capital Stock);

(iii) [reserved];

(iv) to the extent required by Section 2.06, the Net Cash Proceeds received from such Disposition shall be applied as a prepayment of Loans;

(v) if any such Disposition is of a Subsidiary owning Oil and Gas Properties, such Disposition shall include all Capital Stock of such Subsidiary;

(vi) Borrower shall have delivered to the Administrative Agent (A) any written notices required by Section 5.01(m) and (B) a certificate of a Responsible Officer certifying that such Disposition complies with the requirements of this Section 6.05(i); and

(vii) to the extent such Disposition involves the Disposition of Oil and Gas Properties constituting Proved Developed Producing Reserves, if the Fair Market Value of such Oil and Gas Properties (A) exceeds $5,000,000 individually or $15,000,000 in the aggregate in each Fiscal Year, the Borrower shall have received the prior written consent of the Lead Lender (such consent not to be unreasonably withheld); or (B) is no more than $5,000,000 individually or $15,000,000 in the aggregate in each Fiscal Year, then the PDP Asset Coverage Ratio, on a pro forma basis, shall be no less than 1.75:1.00;

(j) Dispositions of Oil and Gas Properties under acreage-swap agreements; provided that (i) such acreage swap agreement provides for such Credit Party or Subsidiary, as the case may be, to receive good and defensible title to acreage having a reasonable equivalent value to the value of the acreage exchanged by such Credit Party or Subsidiary, (ii) the Administrative Agent and the Majority Lenders shall have received from such Credit Party or Subsidiary at least ten (10) days’ prior notice of the closing of any such acreage swap agreement, (iii) such Credit Party or Subsidiary and the Administrative Agent (as directed by the Majority Lenders) shall have made mutually satisfactory arrangements for the release of the Liens granted under the Security Documents and for the grant of a Lien on the Proved Reserves associated with the properties under the Security Documents upon the closing of such exchange to the extent required by the Loan Documents, (iv) the aggregate book value of the Oil and Gas Properties Disposed under such acreage-swap agreements permitted under this Section 6.05(j) shall not exceed $5,000,000 individually or $15,000,000 in the aggregate during the term of this Agreement, (v) the consideration received in respect of such acreage-swap agreements shall be equal to or greater than the Fair Market Value of the Oil and Gas Properties subject of such acreage-swap agreement, (vi) to the extent that such acreage-swap involves the Disposition of Oil and Gas Properties constituting reserves and the Oil and Gas Properties received by the applicable Credit Party or Subsidiary are not exclusively of the same or better category (as determined by Borrower in its reasonable good-faith discretion based on the most recently available reserve engineering information) as the Oil and Gas Properties Disposed of by such Credit Party or Subsidiary (e.g., if Proved Developed Producing Reserves are swapped or traded for Proved Developed Non-Producing Reserves), such swap or trade shall only be permitted to the extent that the Credit Parties’ PDP Asset Coverage Ratio (determined by reference to the most recently delivered Reserve Report or another Reserve Report with an effective date reasonably acceptable to the Lead Lender) will not be less than 1.75 to 1.00 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered hereunder after giving pro forma effect to such acreage swap of Oil and Gas Properties constituting reserves, and (vii) to the extent that such acreage-swap involves the Disposition of Oil and Gas Properties consisting of Proved Developed Producing Reserves, the Borrower shall have received the prior written consent of the Lead Lender (such consent not to be unreasonably withheld) if such Oil and Gas Properties under acreage-swap agreements being Disposed have a Fair Market Value of more than $5,000,000; and

(k) Dispositions consisting of farm-outs of Oil and Gas Properties to another Person; provided that the prior written consent of the Lead Lender shall be required for farm-outs of any Oil and Gas Properties operated by a Credit Party or Affiliate thereof.

Section 6.06 Nature of Business. Borrower will not, nor will Borrower permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by Borrower and its Subsidiaries on the date of execution of this Agreement and businesses and activities reasonably related thereto.

Section 6.07 Investments. Borrower will not, nor will Borrower permit any of its Subsidiaries to, make any Investment, except:

(a) Investments in Cash Equivalents;

(b) Investments (i) made by any Credit Party in or to any Credit Party, (ii) made by any Subsidiary in or to any Credit Party and (iii) made by Borrower in the Excluded Subsidiary prior to the Effective Date in an aggregate amount not to exceed $100,000;

(c) Guarantees constituting Indebtedness permitted by Section 6.02 (other than guarantees in respect of Capital Lease Obligations) and performance guarantees, in each case, incurred in the ordinary course of business;

(d) Investments by the Credit Parties in Oil and Gas Properties that are customary in the Oil and Gas Business of the Credit Parties’ business, and in the form of, or pursuant to, oil, gas and mineral leases, operating agreements, unitization agreements, joint bidding agreements, services contracts and other similar agreements that a reasonable and prudent oil and gas industry owner or operator would find acceptable;

(e) Investments (i) in Capital Stock and (ii) made in the form of, or pursuant to, farm-outs, drillcos or other similar arrangements, in each case, shall not be permitted without the prior written consent of the Majority Lenders;

(f) Investments consisting of Swap Agreements to the extent permitted under Section 6.08;

(g) demand deposits with financial institutions, prepaid expenses and extensions of trade credit in the ordinary course of business (and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss);

(h) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(i) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j) Investments in Oil and Gas Properties consisting of any deferred or non-cash portion of the sales price received by Borrower or any Subsidiary in connection with any sale of assets permitted hereunder; and

(k) (i) Investments consisting of earnest money deposits in connection with an Investment otherwise permitted by this Section 6.07, and (ii) lease, utility or similar deposits in the ordinary course of business covering a lease, utility or similar service period not to exceed twelve (12) months.

Notwithstanding anything else herein to the contrary, any Investment in Capital Stock in any Person (other than an Investment in the Capital Stock of an existing Credit Party or the Excluded Subsidiary to the extent permitted by Section 6.07(b)(iii) above) shall not be permitted without the prior written consent of the Lead Lender.

Section 6.08 Swap Agreements. Borrower will not, nor will Borrower permit any of its Subsidiaries to, enter into any Swap Agreement, except Swap Agreements with a Qualified Counterparty and subject, if applicable, to the Swap Intercreditor Agreement entered into in the ordinary course of business and not for speculative purposes to:

(a) hedge or mitigate price risks with respect to Hydrocarbons to which Borrower or any Subsidiary has actual exposure (whether or not treated as a hedge for accounting purposes under GAAP); and

(b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or any Subsidiary.

In no event shall any Swap Agreement (i) have a maximum tenor longer than 60 months, (ii) with respect to commodity Swap Agreements, have notional volumes (when aggregated with all other commodity Swap Agreements) that exceed as of the date any such Swap Agreement is executed and as of the last day of each fiscal quarter, the applicable percentage of reasonably anticipated projected production for each quarter specified in Section 5.18; provided that, such notional volumes shall not exceed ninety-five percent (95%) of the reasonably anticipated projected production of crude oil and natural gas (calculated separately) from the Proved Developed Producing Reserves attributable to the Oil and Gas Properties of the Credit Parties evaluated in the most recent Reserve Report, or (iii) contain any requirement, agreement or covenant for Borrower or any Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement, other than a requirement that such Swap Agreement be subject to the Swap Intercreditor Agreement. No Credit Party shall novate, liquidate or otherwise monetize any Swap Agreement in respect of commodities if after giving pro forma effect thereto, Borrower would not be in compliance with Section 5.18 or Section 6.01.

In no event shall any Credit Party enter into any Swap Agreement in respect of physical commodities constituting a forward sale of commodities at a fixed price for which the delivery date is later than one month after the date such Swap Agreement is executed.

In no event shall any Credit Party enter into any Swap Agreement on or after the Effective Date consisting of a collar unless (A) such Swap Agreement is a “costless” collar with no premium paid by a Credit Party and (B) such Swap Agreement does not have a spread (as between the cap and floor) in excess of (1) in the case of crude oil collars, $10.00 and (2) in the case of natural gas collars, $1.00; provided that, in no event shall any Swap Agreement entered into on or after the Effective Date consisting of “costless” collars entered into by the Credit Parties have notional volumes that exceed in the aggregate, as of the date any such Swap Agreement is executed and as of the last day of each fiscal quarter, 50% of the reasonably anticipated projected production of crude oil and natural gas (calculated separately) from the Proved Developed Producing Reserves attributable to the Oil and Gas Properties of the Credit Parties evaluated in the most recent Reserve Report.

Section 6.09 Restricted Payments. Borrower will not, nor will Borrower permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that, so long as at the time of and immediately after giving effect to such Restricted Payment no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, Borrower or any Subsidiary may make the following Restricted Payment:

(a) the declaration and payment of dividends or distributions by Borrower solely in Borrower’s Capital Stock (other than Disqualified Stock) and solely in exchange for cash and Cash Equivalents; provided that, no Restricted Payment pursuant to this clause (a) shall be permitted if a Change of Control would result therefrom;

(b) the declaration and payment of dividends or distributions by any Subsidiary to Borrower; and

(c) the payment of a Tax Distribution; provided that, with respect to any proposed Tax Distribution, (x) the applicable Credit Party has delivered to the Administrative Agent and the Lead Lender not less than five (5) Business Days prior to the scheduled date of such proposed Tax Distribution (i) a report that evidences in reasonable detail the amounts to be so distributed, including the assumptions and calculations demonstrating that such Tax Distribution is being made in compliance with the definition of Tax Distribution and (ii) a certificate that no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the Lead Lender has provided its prior written consent (not to be unreasonably withheld) to such Tax Distribution. Notwithstanding anything herein to the contrary, in no event will the proceeds of any Loan be used to fund a Tax Distribution.

Section 6.10 Transactions with Affiliates. Borrower will not, nor will Borrower permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any Property from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with (or for the benefit of), any Affiliate of any Credit Party (each, an “Affiliate Transaction”), unless: (a) the Affiliate Transaction is on terms that are no less favorable to Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by Borrower or such Subsidiary with an unrelated Person and Borrower delivers to the Administrative Agent, if requested by the Lead Lender, a resolution of the Board of Managers of Borrower, as applicable, set forth in an officer’s certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by the applicable governing body of Borrower or such Subsidiary, as applicable, (b) such Affiliate Transaction is among the Credit Parties, or (c) such Affiliate Transaction is a Restricted Payment permitted by Section 6.09.

Section 6.11 Restrictive Agreements. Borrower will not, nor will Borrower permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its Property to secure the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Capital Stock or to make or repay loans or advances to Borrower or any Subsidiary or to Guarantee Indebtedness of Borrower or any Subsidiary; provided that, (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Documents, and (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Indebtedness, (B) customary provisions in leases and other contracts restricting the assignment thereof, and (C) restrictions with respect to Oil and Gas Property that are not included in the most recent Reserve Report delivered to the Administrative Agent.

Section 6.12 Disqualified Stock. Borrower will not, nor will Borrower permit any of its Subsidiaries to, issue any Disqualified Stock.

Section 6.13 Certain Amendments to Organizational Documents or Material Contracts. Borrower will not, nor will Borrower permit any of its Subsidiaries to enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under its Organizational Documents or any Material Contract if the effect thereof would be materially adverse to the Administrative Agent or any Lender.

Section 6.14 Lease Restrictions. Borrower and its Subsidiaries shall not create, incur, assume or suffer to exist any obligation for the payment or rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Lease Obligations, ordinary course office leases, leases of Hydrocarbon Interests attributable to any APOD Tranche or Oil and Gas Properties attributable to Permitted Other Capital Expenditures and leases of equipment or goods used with respect to the Oil and Gas Properties in the Credit Parties’ ordinary course of business), under leases or lease agreements without the approval of the Lead Lender.

Section 6.15 Anti-Layering Covenant. No Credit Party will incur any Indebtedness that (i) is senior in right of payment (including via any “first-out” collateral proceeds waterfall or similar structure) to the Obligations, (ii) is expressed to be secured by the Collateral on a senior basis to the Obligations, (iii) is expressed to rank or ranks so that the lien securing such Indebtedness is senior to the Obligations, or (iv) is contractually senior in right of payment to the Obligations.

Section 6.16 Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. Borrower will not, nor will Borrower permit any Subsidiary to, enter into or suffer to exist any Sale and Leaseback Transaction or any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities.

Section 6.17 Accounting Changes; Fiscal Year. Borrower will not, nor will Borrower permit any of its Subsidiaries to (i) change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30, September 30 and December 31 of each year, respectively or (ii) make (without the consent of the Administrative Agent and Lead Lender) any material change in its accounting treatment and reporting practices except as required by GAAP.

Section 6.18 Gas Imbalances, Take-or-Pay or Other Prepayments. No Credit Party will allow Gas Imbalances, take or pay or other prepayments exceeding one-half Bcfe of Hydrocarbon volumes (stated on a gas equivalent basis) in the aggregate, with respect to the Credit Parties’ Oil and Gas Properties that would require any Credit Party to deliver Hydrocarbons either generally or produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 6.19 Sale or Discount of Receivables. Except for receivables obtained by any Credit Party out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, no Credit Party will discount or sell (with or without recourse) any of its Loans receivable or accounts receivable.

Section 6.20 Capital Expenditures.

(a) Neither Borrower nor any other Credit Party shall make any Capital Expenditure other than Permitted APOD Capital Expenditures and Permitted Other Capital Expenditures.

(b) Neither Borrower nor any other Credit Party shall make any Capital Expenditures (other than Emergency Capital Expenditures) while any Event of Default is continuing or in the event such expenditure would result in an Event of Default, except as consented to by the Lead Lender in writing in its sole discretion.

Section 6.21 Minimum Volume Commitments; Well Services Contracts; Specified Services Contracts.

(a) Borrower will not, and will not permit any Subsidiary to, enter into any new Minimum Volume Commitments after the Effective Date except (i) any Minimum Volume Commitments disclosed to the Lenders in connection with an APOD approved in accordance with Section 5.24 or (ii) with the consent of the Majority Lenders.

(b) Borrower will not, and will not permit any of Subsidiary to, enter into any contract for drilling and/or completion services that would require payment of a Break Fee, unless such contract qualifies as a Specified Services Contract.

(c) Borrower will not, and will not permit any Subsidiary to, make any material amendment, waiver, supplement or other modification to any Specified Services Contract unless such amendment, waiver, supplement or other modification has been approved by the Majority Lenders; provided that, if any such amendment, waiver, supplement or other modification is made without the approval of the Majority Lenders, such Specified Services Contract shall cease to be a Specified Services Contract immediately upon the effectiveness thereof.

Section 6.22 Independent Petroleum Engineers. Borrower will not, and will not permit any Subsidiary to, cause any Third Party Reserve Report to be prepared by an Approved Petroleum Engineer that is different than the Approved Petroleum Engineer that prepared most recently delivered third party Reserve Report unless, prior to the engagement of such proposed Approved Petroleum Engineer, (a) Borrower has provided prior reasonable justification in writing to the Lead Lender and (b) the Lead Lender has reasonably consented to such proposed Approved Petroleum Engineer.

ARTICLE VII

GUARANTEE OF SECURED OBLIGATIONS

Section 7.01 Guarantee of Payment. Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties, the punctual payment of all Secured Obligations now or which may in the future be owing by any Credit Party (the “Guaranteed Liabilities”). This Guarantee is a guaranty of payment and not of collection only. The Administrative Agent shall not be required to exhaust any right or remedy or take any action against Borrower or any other Person or any collateral. The Guaranteed Liabilities include interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Loan Documents. Each Guarantor agrees that, as between the Guarantor and the Administrative Agent, the Guaranteed Liabilities may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards Borrower or any other Guarantor and that in the event of a declaration or attempted declaration, the Guaranteed Liabilities shall immediately become due and payable by each Guarantor for the purposes of this Guarantee.

Section 7.02 Guarantee Absolute. Each Guarantor guarantees that the Guaranteed Liabilities shall be paid strictly in accordance with the terms of this Agreement. The liability of each Guarantor hereunder is absolute, independent and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or the Guaranteed Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document or Guaranteed Liability, including any increase or decrease in the rate of interest thereon;

(b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Loan Documents or Guaranteed Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Guaranteed Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document or Guaranteed Liability; (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, Borrower or a Guarantor (other than the defense of payment or performance); or (f) any dispute between Borrower and the Administrative Agent or any other Secured Party with respect to the existence of an Event of Default.

Section 7.03 Guarantee Irrevocable. This Guarantee is a continuing guaranty of the payment of all Guaranteed Liabilities now or hereafter existing under this Agreement, and shall remain in full force and effect until payment in full of all Guaranteed Liabilities and other amounts payable hereunder (other than contingent indemnification obligations as to which no claim has been asserted) and this Agreement has been terminated.

Section 7.04 Reinstatement. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Liabilities is rescinded or must otherwise be returned by the Administrative Agent or any Secured Party on the insolvency, bankruptcy or reorganization of Borrower, or any other Credit Party, or otherwise, all as though the payment had not been made.

Section 7.05 Subrogation. No Guarantor shall exercise any rights which it may acquire by way of subrogation with respect to the Credit Parties, by any payment made under this Guarantee or otherwise, until all the Guaranteed Liabilities have been paid in full (other than contingent indemnification obligations as to which no claim has been asserted) and this Agreement has been terminated. If any amount is paid to the Guarantor on account of subrogation rights under this Guarantee at any time when all the Guaranteed Liabilities have not been paid in full (other than contingent indemnification obligations as to which no claim has been asserted) and this Agreement has not been terminated, the amount shall be held in trust for the benefit of the Secured Parties and shall be promptly paid to the Administrative Agent to be credited and applied to the Guaranteed Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement and the Swap Agreements. If any Guarantor makes payment to any Secured Party of all or any part of the Guaranteed Liabilities and all the Guaranteed Liabilities are paid in full (other than contingent indemnification obligations as to which no claim has been asserted) and this Agreement has been terminated, the Administrative Agent and the Secured Parties shall, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Liabilities resulting from such payment.

Section 7.06 Subordination. Without limiting the rights of the Administrative Agent and the Secured Parties under any other agreement, any liabilities owed by Borrower to any Guarantor in connection with any extension of credit or financial accommodation by any Guarantor to or for the account of Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Guaranteed Liabilities, and such liabilities of Borrower to such Guarantor, if the Administrative Agent so requests after the occurrence and during the continuation of a Default or Event of Default, or an “event of default” or “termination event” (each howsoever defined) under any Swap Agreement constituting a Secured Obligation hereunder, shall be collected, enforced and received by any Guarantor as trustee for the Administrative Agent and shall be paid over to the Administrative Agent on account of the Guaranteed Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

Section 7.07 Payments Generally. All payments by the Guarantors shall be made in the manner and at the place required by the Loan Documents and in Dollars.

Section 7.08 Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Administrative Agent or any Secured Party may otherwise have, the Administrative Agent or such Secured Party shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of any Guarantor at any office of the Administrative Agent or such Secured Party, in Dollars or in any other currency, against any amount payable by such Guarantor under this Guarantee which is not paid when due (regardless of whether such balances are then due to such Guarantor), in which case it shall promptly notify such Guarantor thereof; provided that, the failure of the Administrative Agent or such Secured Party to give such notice shall not affect the validity thereof.

Section 7.09 Formalities. Each Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guarantee or incurrence of any Guaranteed Liability and any other formality with respect to any of the Guaranteed Liabilities or this Guarantee.

Section 7.10 Limitations on Guarantee. The provisions of the Guarantee under this Article VII are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Administrative Agent or any Secured Party, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 7.10 with respect to the Maximum Liability of the Guarantors is intended solely to preserve the rights of the Administrative Agent and the Secured Parties hereunder to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 7.10 with respect to the Maximum Liability, except to the extent necessary so that none of the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law.

Section 7.11 Keepwell. Each Qualified ECP Guarantor jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor that is not a Qualified ECP Guarantor to honor all of such other Guarantor’s obligations under this Agreement in respect of Swap Obligations (provided that each such Guarantor shall only be liable under this Section 7.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.11, or otherwise under this Agreement, as it relates to such other Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.11 shall remain in full force and effect for so long as this Agreement shall remain in effect. Each Qualified ECP Guarantor intends that this Section 7.11 constitute, and this Section 7.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 7.12 Survival. The agreements and other provisions in this Article VII shall survive, and remain in full force and effect regardless of, the resignation, removal or replacement of the Administrative Agent or any Lender.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. One or more of the following events shall constitute an event of default (“Events of Default”):

(a) Borrower shall fail to pay any principal of, or premium on, any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 8.01(a)) payable under this Agreement or the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Credit Party or any Subsidiary in or in connection with this Agreement, any other Loan Document, any report, certificate, financial statement or other document furnished pursuant to or in connection therewith, or any amendment or modification or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(j), Section 5.01(m), Section 5.02, Section 5.03 (with respect to a Credit Party’s existence), Section 5.09, Section 5.14, Section 5.15, Section 5.16, Section 5.18, Section 5.19, Section 5.23 or in Article VI;

(e) Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01(a), 5.01(b), 5.01(c), 5.01(f), 5.01(g), 5.01(h), or 5.01(o), and such failure shall continue unremedied for a period of ten (10) days after the earlier of (i) receipt of written notice thereof from the Administrative Agent to Borrower (which notice will be given at the request of any Lender) and (ii) a Responsible Officer of Borrower obtaining knowledge thereof;

(f) Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 8.01(a), (b) or (d)) or any Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) receipt of written notice thereof from the Administrative Agent to Borrower (which notice will be given at the request of any Lender) and (ii) a Responsible Officer of Borrower obtaining knowledge thereof;

(g) Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue beyond the applicable grace period, if any, or any event or condition occurs, in each case, that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any Subsidiary of its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any proceeding referenced in clause (g), (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) Borrower or any Subsidiary shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against Borrower or any Subsidiary or any combination thereof and either the same shall remain undischarged or unsatisfied for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Lead Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability to any Credit Party in excess of $1,000,000;

(m) the delivery by any Guarantor to the Administrative Agent of written notice that a Guarantee under Article VII has been revoked (other than pursuant to the terms thereof);

(n) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or pursuant to satisfaction in full of all the Obligations, ceases to be valid and enforceable as against any Credit Party; or any Credit Party or any Affiliate of a Credit Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document;

(o) any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject in priority only to Permitted Prior Liens) on any portion of the Collateral purported to be covered thereby; or

(p) the occurrence of a Change of Control.

Section 8.02 Remedies.

(a) Upon the occurrence of an Event of Default (other than an event with respect to Borrower or any Subsidiary described in clause (g), (h) or (i) of Section 8.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the written request of the Majority Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Aggregate Commitment, and thereupon the Aggregate Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees, premiums and other obligations of Borrower accrued or payable hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and in case of any event with respect to Borrower described in clause (g), (h) or (i) of Section 8.01, the Aggregate Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees, premiums and other obligations of Borrower accrued or payable hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower. Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender, subject to the Swap Intercreditor Agreement, may protect and enforce its rights under this Agreement and the other Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in this Agreement or any other Loan Document, and the Administrative Agent and each Lender may, subject to the Swap Intercreditor Agreement, enforce payment of any Obligations due and payable hereunder or enforce any other legal or equitable right and remedies which it may have under this Agreement, any other Loan Document, or under applicable law or in equity.

(b) Without limiting the generality of the foregoing, it is understood and agreed that if the maturity of the Loans shall be accelerated or the Loans otherwise become due prior to the Maturity Date (under any provision of this Article VIII or otherwise) a premium equal to the Applicable Premium (in each case, determined as if the Loans were repaid at the time of such acceleration at the option of Borrower pursuant to Section 2.05 and as calculated by the Lead Lender which, absent manifest error, shall be deemed conclusive) shall also become immediately due and payable and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the redemption and Borrower agrees that it is reasonable under the circumstances currently existing. Without limiting the foregoing, any redemption, prepayment, repayment, or payment of the Obligations in or in connection with a Bankruptcy Event shall constitute an optional prepayment thereof under the terms of Section 2.05 and require the immediate payment of the Applicable Premium. Any premium payable pursuant to this Article VIII shall be presumed to be the liquidated damages sustained by each Lender as a result of the redemption and the Credit Parties agree that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. BORROWER AND EACH OTHER CREDIT PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Borrower and each other Credit Party expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the premium; and (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the premium to Lenders as herein described is a material inducement to Lenders to enter into this Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Administrative Agent from or on behalf of Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrower on the one hand and Administrative Agent and Lenders on the other, Administrative Agent shall, subject to the Swap Intercreditor Agreement, have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Administrative Agent may deem advisable notwithstanding any previous application by Administrative Agent.

(d) Following the occurrence and during the continuance of an Event of Default, Administrative Agent shall, subject to the Swap Intercreditor Agreement, apply any and all payments received by Administrative Agent in respect of the Obligations, and any and all proceeds of Collateral received by Administrative Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent (whether or not acting in its capacity as Administrative Agent or as Collateral Agent) with respect to this Agreement, the other Loan Documents or the Collateral, second, to all fees, costs, indemnities and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral, third, to accrued and unpaid interest on the Obligations, fourth, to the principal amount of the Obligations outstanding, and fifth, to any other indebtedness or obligations of Borrower owing to Administrative Agent (whether or not acting in its capacity as Administrative Agent or as Collateral Agent) or any Lender under the Loan Documents. Any balance remaining after giving effect to the applications set forth above shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth herein, amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category.

Section 8.03 Cure Right. In the event Borrower fails to comply with the requirements of Section 6.01(b) or Section 6.01(c), beginning on the first date after the last day of the Fiscal Quarter for which the financial covenants in Section 6.01(b) and Section 6.01(c) are being tested, until the expiration of the tenth (10th) Business Day subsequent to the date the compliance certificate for calculating the PDP Asset Coverage Ratio and the Leverage Ratio is required to be delivered pursuant to Section 5.01(c) (the “Cure Period”), Borrower shall be permitted to cure such failure (a “Cure Right”) to comply by requesting that the PDP Asset Coverage Ratio and/or the Leverage Ratio be recalculated by decreasing Total Net Debt as of the last day of such Fiscal Quarter upon the receipt of proceeds from a Specified Equity Contribution during such Cure Period (such amount, a “Cure Amount”); provided that (i) the Cure Amount shall not be greater than the amount required to cause Borrower to be in compliance with Section 6.01(b) or Section 6.01(c); (ii) a single Cure Amount may be applied to cure both a PDP Asset Coverage Ratio and Leverage Ratio default during the same Cure Period; (iii) such Cure Amount shall be applied as a prepayment of outstanding Term Loans and treated as an optional prepayment made pursuant to Section 2.05 (including for purposes of the Applicable Premium) and any decrease in Total Net Debt as of the last day of any Fiscal Quarter as a result of such prepayment shall be applied solely for the purpose of determining compliance or non-compliance with Section 6.01(b) or Section 6.01(c) as of the last day of such Fiscal Quarter and not for any other purpose under any Loan Document; (iv) Borrower may not exercise the Cure Right (A) more than two times during any period of four consecutive Fiscal Quarters or (B) more than four times prior to the Maturity Date (provided that, if Borrower exercises the Cure Right prior to the date financial statements are required to be delivered for a relevant Fiscal Quarter solely with respect to an anticipated PDP Asset Coverage Ratio default or Leverage Ratio default and the Cure Amount associated therewith is insufficient to cure a PDP Asset Coverage Ratio default or Leverage Ratio default with respect to such Fiscal Quarter, any subsequent exercise of the Cure Right prior to the expiration of the applicable Cure Period to ‘top-up’ such Cure Amount shall not count as an additional exercise of the Cure Right); and (v) any cure of both a PDP Asset Coverage Ratio default and a Leverage Ratio default in one Fiscal Quarter shall count as a single Specified Equity Contribution. If after giving effect to the foregoing recalculations, Borrower would then be in compliance with Section 6.01(b) or Section 6.01(c) as of the last day of the applicable Fiscal Quarter, Borrower shall be deemed to have satisfied the requirements of Section 6.01(b) or Section 6.01(c), as applicable, as of the last day of such Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any such covenant that had occurred shall be deemed cured for the purpose of this Agreement and the other Loan Documents. Neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of Administrative Agent or any Lender shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy pursuant to Section 8.02, the other Loan Documents or applicable law prior to the end of such Cure Period solely on the basis of an Event of Default having occurred and continuing under Section 6.01(b) or Section 6.01(c) (except to the extent that Borrower has confirmed in writing that it does not intend to exercise the Cure Right); provided, however, that the Cure Right shall not affect in any way the rights and remedies of the Lenders or the Administrative Agent with respect to any other Default or Event of Default.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01 Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints Fortress Credit Corp., to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

(b) The Administrative Agent shall also act as the “Collateral Agent” or “collateral agent” under the Loan Documents and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the collateral agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. All protections, exculpations, indemnifications, expense reimbursements, rights, powers and privileges provided to the Administrative Agent under this Agreement and the other Loan Documents shall also apply to the Administrative Agent acting in its capacity as “Collateral Agent” (or “collateral agent” as applicable) under the Loan Documents. In this connection, the Administrative Agent (acting in its capacity as the “Collateral Agent” or “collateral agent” under the Loan Documents) may appoint any co-agents, sub-agents and attorneys-in-fact to also act as the “Collateral Agent” or “collateral agent” under the Loan Documents pursuant to this Article IX for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder and each such Person shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.03 as though such co-agents, sub-agents and attorneys- in-fact were the “collateral agent” or “Collateral Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity, if applicable, as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 9.03 Exculpatory Provisions. The duties of Administrative Agent shall be mechanical and administrative in nature. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing:

(a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02); provided that Administrative Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law;

(c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of their Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity;

(d) the Administrative Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, Mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (i) through (iii) shall be the sole responsibility of the Lead Lender;

(e) the Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action;

(f) the Administrative Agent shall not be (i) required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Administrative Agent or (ii) required to take any enforcement action against a Credit Party or any other obligor outside of the United States; and

(g) the delivery of any reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including a Credit Party’s compliance with any of its covenants or obligations hereunder.

Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, or any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any of the Credit Parties or the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Each party to this Agreement acknowledges and agrees that the Administrative Agent and the Lead Lender or the Majority Lenders may use an outside service provider for the tracking of all UCC financing statements or similar statements under the laws of any other jurisdiction required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, the Lead Lender or the Majority Lenders, as the case may be, of, among other things, the upcoming lapse or expiration thereof.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.

The Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Majority Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Majority Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Majority Lenders (or such other applicable portion of Lenders), the Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable law or exposes the Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 10.03 of this Agreement.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs, including those indemnification and expense reimbursement provisions in Section 10.03 of this Agreement, shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not incur any liability for any action or inaction taken by a sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06 Collateral and Guaranty Matters. Each Lender hereby authorizes the Administrative Agent to release (or instruct the Collateral Agent to release) any Collateral that it is permitted to be sold or released pursuant to the terms of the Loan Documents (it being understood and agreed that the Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Loan Documents, including the Swap Intercreditor Agreement). Each Lender hereby authorizes the Administrative Agent to execute and deliver (or instruct the Collateral Agent to execute and deliver) to Borrower, at Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by Borrower in connection with any Disposition of Collateral to the extent such Disposition is permitted by the terms of this Agreement or is otherwise authorized by the terms of the Loan Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm the Administrative Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Article IX.

The Administrative Agent shall have no obligation whatsoever to any Lender or any other person to investigate, confirm or assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans hereunder, or that the liens and security interests granted to the Administrative Agent pursuant hereto or any of the Loan Documents or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this Agreement or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, the Administrative Agent shall have no duty or liability whatsoever to any other Lender.

The Administrative Agent and each Lender hereby appoint each other as agent for the purpose of perfecting the Administrative Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such assets, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such assets to the Administrative Agent or in accordance with the Administrative Agent’s instructions or transfer control to the Administrative Agent in accordance with the Administrative Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Administrative Agent in writing (or consented to by Administrative Agent, as provided in Section 7.08), it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent (whether in its capacity as Administrative Agent or Collateral Agent or “collateral agent”).

Section 9.07 Resignation and Removal of Administrative Agent. The Administrative Agent may resign at any time by notifying the Lenders and Borrower. Upon any such resignation, the Majority Lenders shall have the right, with the consent of Borrower (which consent shall not be unreasonably withheld or delayed), to appoint a successor; provided that no consent of Borrower shall be required if any Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier date as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in Chicago, Illinois or New York, New York, or an Affiliate of any such bank that is a financial institution. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor which shall include execution by such successor Administrative Agent of a Joinder Supplement (as defined in the Swap Intercreditor Agreement), such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agents notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective. For the avoidance of doubt, any resignation of the Administrative Agent shall also constitute a resignation of the Administrative Agent in its capacity as “Collateral Agent” or “collateral agent” under the Loan Documents.

(a) The Majority Lenders may by notice to Borrower remove the Administrative Agent and, in consultation with Borrower, appoint a successor. If no successor administrative agent shall have been appointed by the Majority Lenders and shall have accepted such appointment within twenty (20) days (or such earlier date as shall be agreed by the Majority Lenders (the “Removal Effective Date”)) which acceptance shall include execution by such successor Administrative Agent of a Joinder Supplement (as defined in the Swap Intercreditor Agreement), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. For the avoidance of doubt, any removal of the Administrative Agent shall also constitute a removal of the Administrative Agent in its capacity as “Collateral Agent” or “collateral agent” under the Loan Documents, subject to the terms of the Swap Intercreditor Agreement.

(b) With the effect of the Resignation Effective Date or the Removal Effective Date, the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly and the Majority Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor as provided for above. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 9.08 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.03 of this Agreement allowed in such judicial proceeding); and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and their agents and counsel, and any other amounts due the Administrative Agent under Section 10.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Secured Party hereby agree that in the event of a foreclosure or similar enforcement action by Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Majority Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale or other disposition. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 thereof, or any similar laws in any other jurisdictions to which a Credit Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Majority Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 10.02), (iii) the Administrative Agent shall be authorized to assign the relevant Secured Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Secured Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10 Authorization to Execute Other Loan Documents. Each Lender (and each Secured Party by accepting the benefits of the Collateral and the Loan Documents) authorizes the Administrative Agent to enter into each of the Loan Documents (including any Swap Intercreditor Agreement or subordination agreement contemplated by the terms hereof) (other than this Agreement) and to act on its behalf and to take all actions contemplated by such Loan Documents and agrees that it shall be bound by such Loan Documents as if a signatory thereto. Neither Administrative Agent, nor its Related Parties, shall have any liability or responsibility for the actions or omissions of any Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms, covenants and agreements set forth in this Agreement and each of the Loan Documents.

Section 9.11 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of its successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.11 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of its successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall (and cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.11(a).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.11(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 10.04 (but excluding, in all events, any assignment consent or approval requirements (whether from Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by Borrower or any other Credit Party; provided that this Section 9.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Secured Obligations of Borrower relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, this clause (e) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email, as follows:

(i) if to Borrower, to:

c/o Peak Exploration & Production, LLC

1910 Main Avenue

Durango, CO 81301

Attention: Justin Vaughn and Glen Christiansen

Telephone: (720) 459-8707 (J. Vaughn) and (970) 375-3132 (G. Christiansen)

Email: justinv@colopeaks.com; GChristiansen@colopeaks.com

with a copy to (such copy shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street, Suite 1800

Dallas, TX 75201

Attention: Jesse E. Betts and Chad Nichols

Telephone: (214) 969-2779

Email: jbetts@akingump.com; cnichols@akingump.com

(ii) if to the Administrative Agent or the Lead Lender, to:

Fortress Credit Corp.

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Attention: David N. Brooks, General Counsel

Davis Sharpe, Credit Operations

Telephone: (212) 798-6100

Email: gccredit@fortress.com; creditoperations@fortress.com

with a copy to (such copy shall not constitute notice):

White & Case, LLP

609 Main Street, Suite 2900

Houston, TX 77002

Attention: Mark D. Holmes

Telephone: (713) 496-9715

Email: mark.holmes@whitecase.com

(iii) if to any other Lender, to its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number or email address for notices and other communications hereunder by written notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if received during the recipient’s normal business hours.

(d) Borrower hereby acknowledges that (i) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, the “Borrower Materials”) by posting Borrower Materials on SyndTrak, Intralinks or another similar electronic system (the “Platform”), (ii) the Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications, and (iii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders, or representatives thereof, that do not wish to receive material nonpublic information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the

Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless Borrower notifies the Administrative Agent in writing promptly (after being given a reasonable opportunity to review such Borrower Materials) that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Loan Documents.

(e) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL AND NON- APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

Section 10.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Loans shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by Borrower or any other Credit Party therefrom shall be effective, except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Majority Lenders, and acknowledged by the Administrative Agent or Collateral Agent (as applicable), or by the Credit Parties and the Administrative Agent or Collateral Agent (as applicable) in each case with the consent of the Majority Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or premium payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees or premium payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any of the Aggregate Commitment, without the written consent of each Lender affected thereby (it being understood that any waiver of a mandatory prepayment of the Loans shall not constitute a postponement or waiver of a scheduled payment or date of expiration);

(iv) change Section 2.12(b) or Section 2.12(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v) except in connection with any Dispositions permitted in Section 6.05, release all or substantially all of the Guarantors from their obligations under Article VII or release all or substantially all of the Collateral without the written consent of each Lender;

(vi) change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vii) change (x) the definition of “Qualified Counterparty”, “Rolling Hedge Requirements”, “Secured Obligations”, “Secured Party”, “Security Documents” or “Swap Intercreditor Agreement” in this Agreement or any similar term(s) used or defined in any other Loan Document, or (y) the terms of Section 6.02(a), 6.03(a) or 6.07(f), or (z) Section 9.07 in any manner that would eliminate or waive the requirements for a successor administrative agent hereunder to execute and deliver a Joinder Supplement (as defined in the Swap Intercreditor Agreement), in any case, without the written consent of each Qualified Counterparty; or

(viii) change the provision of Section 6.15 without the written consent of each Lender;

provided further that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent (whether or not acting as Administrative Agent or Collateral Agent) hereunder without the prior written consent of the Administrative Agent and (ii) the Fee Letter may only be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(c) None of Borrower or any of its Affiliates or any other party to any Loan Documents will, directly or indirectly, request or negotiate for, or offer or pay any remuneration or grant any security as an inducement for, any proposed amendment, consent or waiver of any of the provisions of this Agreement or any of the other Loan Documents unless each Lender (irrespective of the kind and amount of Loans then owned by it) shall be informed thereof by Borrower and shall be afforded the opportunity of considering the same, shall be supplied by Borrower and any other party hereto with sufficient information to enable it to make an informed decision with respect thereto and shall be offered and paid such remuneration and granted such security on the same terms. For the avoidance of doubt, nothing in this Section 10.02 is intended to restrict or limit the amendment requirements otherwise set forth herein.

(d) Notwithstanding anything to the contrary contained in this Section 10.02, the Administrative Agent may, with the consent of Borrower only, (i) amend, modify or supplement this Agreement or any of the other Loan Documents to correct any clerical errors or cure any ambiguity, omission, mistake, defect or inconsistency or (ii) implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 2.07(b) in accordance with the terms of Section 2.07(b).

Section 10.03 Expenses; Indemnity; Damage Waiver.

(a) Borrower shall promptly but in any event within ten (10) Business Days within the receipt of such written therefore, pay (i) all documented out-of-pocket costs, fees and expenses incurred by the Administrative Agent, the Lead Lender and each of their respective Affiliates, including the advances, costs, fees, charges and disbursements of counsel for the Administrative Agent and the Lead Lender, and of the other outside advisors, auditors, accountants, consultants, engineers or appraisers for the Administrative Agent and Lead Lender, the costs to the Administrative Agent or Lead Lender of a third party servicer or data servicer in the course of its administration of the Loans and the Loan Documents on its behalf, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in each case in connection with the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications and waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred in connection with the creating and perfecting any security interest contemplated by this Agreement or any Security Document or any other document referred to herein or therein, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented out-of-pocket expenses of counsel for the Administrative Agent and any counsel providing any opinions in respect of such security interests, (iii) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent or counsel) in connection with the custody or preservation of any of the Collateral, and (iv) all documented out-of-pocket costs, fees and expenses incurred by the Administrative Agent, the Lead Lender or any other Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Lead Lender or any other Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) THE CREDIT PARTIES SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE LEAD LENDER AND EACH OTHER LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY BORROWER OR ANY SUBSIDIARY, OR ANY OTHER ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO BORROWER OR ANY SUBSIDIARY, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER OR NOT SUCH CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING IS BROUGHT BY A CREDIT PARTY, ANY EQUITY HOLDERS OF A CREDIT PARTY, ANY AFFILIATES OF A CREDIT PARTY, ANY CREDITORS OF A CREDIT PARTY OR ANY OTHER THIRD PERSON AND WHETHER BASED ON CONTRACT,

TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF SUCH INDEMNITEE. FOR THE AVOIDANCE OF DOUBT, WITH RESPECT TO THE FOREGOING PROVISO “ANY INDEMNITEE” MEANS ONLY THE INDEMNITEE OR INDEMNITEES, AS THE CASE MAY BE, THAT ARE DETERMINED BY SUCH COURT IN SUCH JUDGMENT TO HAVE BEEN GROSSLY NEGLIGENT OR TO HAVE ENGAGED IN WILFUL MISCONDUCT AND NOT ANY OTHER INDEMNITEE. THIS Section 10.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES (WHICH ARE SUBJECT TO Section 2.11 HEREOF) OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS OR DAMAGES ARISING FROM ANY NON-TAX CLAIM.

(c) To the extent that any Credit Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent thereof) or such Related Party of the Administrative Agent, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought (or if such unreimbursed amount or indemnity payment is sought after the date on which the Loans have been paid in full, in accordance with such Lender’s Applicable Percentage immediately prior to the date on which the Loans are paid in full)) of such unpaid amount. No action taken by Administrative Agent with the direction of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or wilful misconduct for purposes of this Section 10.03(c). If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Majority Lenders, until such additional indemnity is furnished. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any source against any amount due to the Administrative Agent under this paragraph (c).

(d) To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Loans or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) The Lenders acknowledge and agree that all indemnification obligations of the “Administrative Agent” to the “Collateral Agent” or any sub-agent thereof or any Related Party of the “Collateral Agent” or any sub-agent thereof under the Swap Intercreditor Agreement shall (i) notwithstanding anything to the contrary provided in the Swap Intercreditor Agreement be obligations of the Lenders (and not the Administrative Agent) to the “Collateral Agent” and such other Persons (payable by the Lenders in accordance with its Applicable Percentages (determined as of the time that the indemnity payment is sought (or if such indemnity payment is sought after the date on which the Loans have been paid in full, in accordance with each Lender’s Applicable Percentage immediately prior to the date on which the Loans are paid in full))) and (ii) the Administrative Agent and the “Collateral Agent” may directly enforce such indemnification obligations against the Lenders and each Lender hereby authorizes the Administrative Agent and the “Collateral Agent” to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the “Collateral Agent” to the Lender from any source against any amount due to the “Collateral Agent” under this paragraph (e).

(f) All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

(g) The agreements in this Section 10.03 shall survive the resignation or removal of the Administrative Agent, the replacement of any Lender, the termination of this Agreement and the repayment, satisfaction or discharge of the Secured Obligations.

Section 10.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Except as set forth in Section 10.21, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution or a Disqualified Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) Borrower; provided that, Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, a Federal Reserve Bank, an Approved Fund or, if an Event of Default has occurred and is continuing; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of Borrower and the Administrative Agent otherwise consent, provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Lender’s Commitment and such Lender’s Loans under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required under Section 2.11.

For the purposes of this Section 10.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (c) any parent, Borrower or any of their respective Affiliates.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.10, Section 2.11 and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section except that any attempted assignment or transfer by any Lender that does not comply with clause (C) of Section 10.04(b)(ii) shall be null and void.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment and the Applicable Percentage of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Credit Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.03, Section 2.12(d) or Section 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution or a Disqualified Lender, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Section 2.10 and Section 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11(f) (it being understood, however, that the documentation required under Section 2.11(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.10 or Section 2.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or the sale of a participation is made with Borrower’s prior written consent expressly acknowledging that such Participant’s entitlement to benefits is not limited to what the applicable Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.12(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Ineligible Institutions or Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is an Ineligible Institution or a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Ineligible Institution or Disqualified Lender.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee, premium or any other amount payable under this Agreement is outstanding and so long as the Aggregate Commitment has not expired or terminated. The provisions of Section 2.10, Section 2.11, Section 10.03, Section 10.21, Article VII and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Aggregate Commitment or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

(c) Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and its successors and assigns.

(d) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of any Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section and Section 7.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify Borrower, the Administrative Agent and the Lead Lender promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT REGARD TO ANY BORROWING STATUTE THAT WOULD RESULT IN THE APPLICATION OF THE STATUTE OF LIMITATIONS OF ANY OTHER JURISDICTION.

(b) EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING

TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 10.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Requirements of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Credit Party. For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13 Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN Section 10.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT BORROWER, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.14 Flood Insurance Provisions. Notwithstanding any provision in any of the Loan Documents to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by any Credit Party included in the Mortgaged Property and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Document; provided that, (a) the applicable Credit Party’s interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall be included in the Mortgaged Property and shall be encumbered by the Security Documents and (b) Borrower shall not, and shall not permit any of their Subsidiaries to, permit to exist any Lien on any Building or Manufactured (Mobile) Home except Liens permitted by Section 6.03.

Section 10.15 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.16 USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act and the Administrative Agent hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent to identify each Credit Party in accordance with the Patriot Act.

Section 10.17 Release of Guarantees and Liens.

(a) At such time as the Loans and the other obligations under the Loan Documents (other than contingent indemnification obligations) shall have been paid in full, the Aggregate Commitment has been terminated, and all Swap Agreements with Qualified Counterparties have expired or been terminated and all amounts due and payable to Qualified Counterparties thereunder have been paid in full, the Collateral shall, subject to the Swap Intercreditor Agreement, be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of each Credit Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person; and

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by Borrower or any Subsidiary in a transaction permitted by this Agreement, then the Administrative Agent, at the request and sole expense of Borrower or any Subsidiary, shall execute and deliver to Borrower or any Subsidiary all releases or other documents reasonably necessary or desirable for the release of the Liens created by the Security Documents on such Collateral. At the request and sole expense of Borrower, a Guarantor shall be released from its obligations hereunder and under the other Security Documents in the event that all the Capital Stock of such Guarantor shall be Disposed of in a transaction permitted by this Agreement; provided that, in the case of this sentence and the immediately prior sentence, Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release (or such shorter time as the Lead Lender may agree but in any event not less than three (3) Business Days unless otherwise agreed by the Administrative Agent), a written request for release identifying the relevant Guarantor, summarizing the transaction and stating that such transaction is in compliance with this Agreement and the other Loan Documents, including the Swap Intercreditor Agreement (and the Lenders hereby authorize and direct the Administrative Agent to conclusively rely on such certifications in performing its obligations under this Section 10.17).

Section 10.18 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such default rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

Section 10.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and applicable:

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.20 Intercreditor Agreement. TO THE EXTENT A SWAP INTERCREDITOR AGREEMENT IS ENTERED INTO BY THE ADMINISTRATIVE AGENT, BORROWER AND APPLICABLE QUALIFIED COUNTERPARTIES, EACH LENDER HEREUNDER (A) CONSENTS TO THE TERMS OF THE SWAP INTERCREDITOR AGREEMENT, (B) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE SWAP INTERCREDITOR AGREEMENT AND (C) AUTHORIZES AND DIRECTS THE ADMINISTRATIVE AGENT (IN ITS CAPACITY AS “COLLATERAL AGENT” UNDER THE SWAP INTERCREDITOR AGREEMENT) TO ENTER INTO THE SWAP INTERCREDITOR AGREEMENT ON BEHALF OF SUCH LENDER. THE PROVISIONS OF THIS Section 10.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE SWAP INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE SWAP INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE SWAP INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE SWAP INTERCREDITOR AGREEMENT. IN THE EVENT OF A CONFLICT BETWEEN THIS AGREEMENT AND THE SWAP INTERCREDITOR AGREEMENT, THE SWAP INTERCREDITOR AGREEMENT SHALL CONTROL.

Section 10.21 Limited Third Party Beneficiaries. The parties hereto acknowledge and agree that each Secured Party not party to this Agreement (including, for the avoidance of doubt, the Collateral Agent (if applicable) and each Qualified Counterparty satisfying the definition of “Secured Party” hereunder) shall be an express third party beneficiary under Article VII and Section 10.20 of this Agreement and, as such, Article VII and Section 10.20 of this Agreement will inure to the benefit of each such Secured Party and be enforceable by each such Secured Party and its respective successors and assigns.

Section 10.22 Lender ERISA Representation.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Credit Party, that:

(b) the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.23 No Fiduciary Duty. Each Lender and their Affiliates (collectively, solely for purposes of this Section 10.23, the “Lenders”), may have economic interests that conflict with those of the Credit Parties and their equity holders and/or their Affiliates. Borrower, for itself and on behalf of its Subsidiaries, each agree that nothing in this Agreement or the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Credit Parties, their equity holders or their Affiliates, on the other.

Borrower, for itself and on behalf of its Subsidiaries, each acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Credit Parties, their equity holders or their Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Credit Parties, their equity holders or their Affiliates on other matters) or any other obligation to the Credit Parties except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Credit Parties, their management, equity holders, creditors or any other Person. Borrower, for itself and its Subsidiaries, acknowledges and agrees that they have consulted their own legal and financial advisors to the extent they deemed appropriate and that they are responsible for making their own independent judgment with respect to such transactions and the process leading thereto. Borrower, for itself and its Subsidiaries, agrees that they will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any such Credit Party, in connection with such transaction or the process leading thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by its authorized officers as of the day and year first above written.

BORROWER:

PEAK EXPLORATION & PRODUCTION, LLC

By:	/s/ Jack E. Vaughn
Name:	Jack E. Vaughn
Title:	Chairman of the Board and Chief Executive Officer

Signature Page to Credit Agreement

GUARANTORS:

PEAK ENERGY OPERATING #2, LLC

By:	/s/ Jack E. Vaughn
Name:	Jack E. Vaughn
Title:	Manager

PEAK POWDER RIVER RESOURCES, LLC

By:	/s/ Jack E. Vaughn
Name:	Jack E. Vaughn
Title:	Manager

WILLOW SPRINGS DEVELOPMENT COMPANY L.L.C.

By:	/s/ Jack E. Vaughn
Name:	Jack E. Vaughn
Title:	Manager

PEAK EXPLORATION & PRODUCTION, INC.

By:	/s/ Jack E. Vaughn
Name:	Jack E. Vaughn
Title:	Chief Executive Officer

Signature Page to Credit Agreement

FORTRESS CREDIT CORP.,
as Administrative Agent

By:	/s/ Avraham Dreyfuss
Name:	Avraham Dreyfuss
Title:	Chief Financial Officer

Signature Page to Credit Agreement

FORTRESS CREDIT CORP., as a Lender

By:	/s/ Avraham Dreyfuss
Name:	Avraham Dreyfuss
Title:	Chief Financial Officer

Signature Page to Credit Agreement

CARGILL, INCORPORATED, as a Lender

By:	/s/ Adam Blumhardt
Name:	Adam Blumhardt
Title:	Authorized Signatory

Signature Page to Credit Agreement

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Counterpart Agreement
Exhibit D	–	Form of Mortgage
Exhibit E	–	Form of Security Agreement
Exhibit F	–	Form of Note
Exhibits G-1 through G-4 – Form of Tax Certificates
Exhibit H	–	Form of Swap Intercreditor Agreement
Exhibit I	–	Form of Compliance Certificate
Exhibit J	–	Form of APOD Certificate
Exhibit K	–	Form of Reserve Report Certificate

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 3.13	–	Capitalization
Schedule 3.15	–	Bank Accounts
Schedule 3.17	–	Material Contracts
Schedule 3.18	–	Gas Imbalances
Schedule 3.19	–	Changes to Reserves
Schedule 3.20	–	Marketing Agreements
Schedule 3.21	–	Required Permits
Schedule 3.25	–	Swap Agreements

Exhibit A

to

Credit and Guaranty Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including any guarantees included in the Credit Agreement) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignee:	_________________________________________________

2.	Assignee:	_________________________________________________
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Peak Exploration & Production, LLC, a Delaware limited liability company

4.	Administrative Agent:	Fortress Credit Corp., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit and Guaranty Agreement, dated as of January [__], 2023, among Peak Exploration & Production, LLC, a Delaware limited liability company, as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Fortress Credit Corp., as Administrative Agent

6. Assigned Interest:

Aggregate Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Applicable Percentage of Commitment/Loans
$	$		%
$	$		%
$	$		%

Effective Date:, ________, 202[ ]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title: [•]

[Consented to and] Accepted:

FORTRESS CREDIT CORP., as Administrative Agent

By:
Title: [•]

[Consented to:]

[•]

By:
Title: [•]

EXHIBIT A - PAGE 2

ANNEX I

Credit and Guaranty Agreement, dated as of January [__], 2023, among Peak Exploration & Production, LLC, a Delaware limited liability company, as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Fortress Credit Corp., as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

Representations and Warranties.

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of Borrower, any Subsidiary or Affiliates or any Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any Subsidiary or Affiliates or any other Person of any of their respective obligations under any Loan Document.

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not an Ineligible Institution and satisfies all other requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the respective Assignees for amounts which have accrued from and after the Effective Date.

General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and

ANNEX I OF EXHIBIT A - PAGE 1

Assumption by any electronic system shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Assignment and Assumption, or the negotiation, execution or performance of this Assignment and Assumption (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Assignment and Assumption or as an inducement to enter into this Assignment and Assumption), shall be governed by, and enforced in accordance with, the internal laws of the State of New York, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS ASSIGNMENT AND ASSUMPTION OR THE ASSIGNOR/ASSIGNEE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS ASSIGNMENT AND ASSUMPTION, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS PROVISION AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS ASSIGNMENT AND ASSUMPTION MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

ANNEX I OF EXHIBIT A - PAGE 2

Exhibit B

to

Credit and Guaranty Agreement

FORM OF BORROWING REQUEST

Fortress Credit Corp., as Administrative Agent

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Attention: David N. Brooks, General Counsel

Davis Sharpe, Credit Operations

Email: gccredit@fortress.com; creditoperations@fortress.com

[Date]

Ladies and Gentlemen:

The undersigned, Peak Exploration & Production, LLC, a Delaware limited liability company (“Borrower”), refer to that certain Credit and Guaranty Agreement, dated as of January [__], 2023 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders from time to time party thereto, and Fortress Credit Corp., as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Borrower hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that it requests a borrowing of Loans under the Credit Agreement, and in connection therewith sets forth below the terms on which such borrowing is requested to be made:

(A)	Date of borrowing (which is a Business Day)[1]: [•]

(B)	Aggregate amount of Term Loan: $[60,000,000]

(C)

Funds are requested to be disbursed in accordance with the payments and actions set forth in the funds flow memorandum separately agreed and provided to the Administrative Agernt and attached hereto as Exhibit A.

(D)	Borrower certifies that the proceeds of the requested borrowing will be used in compliance with Section 5.09 of the Credit Agreement.

(E)

Borrower certifies that all of the conditions precedent set forth in Section 4.01 of the Credit Agreement applicable to the Term Loan have been or, on the date of borrowing concurrently with the funding of the requested borrowing, will be, satisfied unless the same have been waived in writing by the Administrative Agent.

[Remainder of page intentionally left blank]

[•]

[1]	Borrowing Request to be delivered no later than 12:00 noon, three (3) Business Days prior to the Effective Date.

EXHIBIT B - PAGE 1

PEAK EXPLORATION & PRODUCTION, LLC

By:
Name: [•]
Title: [•]

EXHIBIT B - PAGE 2

Exhibit A

to

Borrowing Request

Flow of Funds Memorandum

(Attached)

Exhibit C

to

Credit and Guaranty Agreement

FORM OF COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [•] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of January [__], 2023 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Peak Exploration & Production, LLC, a Delaware limited liability company, as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Fortress Credit Corp., as Administrative Agent (the “Administrative Agent”).

Section 1. Pursuant to Section 5.14 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Loan Document and applicable to the undersigned is true and correct in all material respects both before and after giving effect to this Counterpart Agreement (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respect as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), if applicable to the undersigned;

(c) certifies that no Default has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof;

(d) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Article VII of the Credit Agreement; and

(e) (i) agrees that this counterpart may also be attached to the Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Security Agreement as if it were an original signatory thereto, (iii) grants to the Administrative Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to the Administrative Agent supplements to all schedules attached to the Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Security Agreement.

Section 2. The undersigned agrees from time to time, upon request of the Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as the Administrative Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof

EXHIBIT C - PAGE 1

may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.01 of the Credit Agreement, and for all purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT REGARD TO ANY BORROWING STATUTE THAT WOULD RESULT IN THE APPLICATION OF THE STATUTE OF LIMITATIONS OF ANY OTHER JURISDICTION.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name: [•]
Title: [•]

Address for Notices:

Attention:
Telecopier:

with a copy to:

Attention:
Telecopier:

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

Fortress Credit Corp., as Administrative Agent

By:
Name: [•]
Title: [•]

Exhibit D

to

Credit and Guaranty Agreement

FORM OF MORTGAGE

(See Attached)

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF PRODUCTION,

FIXTURE FILING, AS-EXTRACTED COLLATERAL FILING

AND FINANCING STATEMENT

from

PEAK POWDER RIVER RESOURCES, LLC, a Wyoming limited liability company,

to

FORTRESS CREDIT CORP.,

As Mortgagee

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

THE OIL AND GAS INTERESTS INCLUDED IN THE MORTGAGED PROPERTIES WILL BE FINANCED AT THE WELLHEADS OF THE WELLS LOCATED ON THE PROPERTIES DESCRIBED IN Exhibit A HERETO, AND THIS FINANCING STATEMENT IS TO BE FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OF EACH COUNTY IN THE STATE OF WYOMING.

THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES.

THIS INSTRUMENT SECURES PAYMENT OF LOANS WITH VARIABLE INTEREST RATES.

A CARBON, PHOTOGRAPHIC, OR OTHER REPRODUCTION OF THIS INSTRUMENT IS SUFFICIENT AS A FINANCING STATEMENT.

THIS INSTRUMENT COVERS PROCEEDS OF COLLATERAL. THIS INSTRUMENT COVERS, AMONG OTHER THINGS, MINERALS, AS-EXTRACTED COLLATERAL AND OTHER SUBSTANCES OF VALUE WHICH MAY BE EXTRACTED FROM THE EARTH (INCLUDING WITHOUT LIMITATION OIL AND GAS) AND THE ACCOUNTS RELATED THERETO, WHICH WILL BE FINANCED AT THE WELL HEADS OF THE WELL OR WELLS LOCATED ON THE PROPERTIES DESCRIBED IN THE EXHIBIT HERETO.

FOR PURPOSES OF FILING THIS INSTRUMENT AS A FINANCING STATEMENT, THE MAILING ADDRESS, COUNTY OF RESIDENCE OF THE MORTGAGOR (DEBTOR) AND THE MAILING ADDRESS OF THE MORTGAGEE (SECURED PARTY) ARE AS FOLLOWS: (the Federal Identification Number may be requested.)

MORTGAGOR: (Debtor)	PEAK POWDER RIVER RESOURCES, LLC 1910 Main Avenue Durango, CO 81301
MORTGAGEE: (Secured Party)	FORTRESS CREDIT CORP. 1345 Avenue of the Americas 46th Floor New York, NY 10105

ATTENTION RECORDING OFFICER:

THIS INSTRUMENT IS A MORTGAGE OF BOTH REAL AND PERSONAL PROPERTY AND IS, AMONG OTHER THINGS, A SECURITY AGREEMENT UNDER THE UNIFORM COMMERCIAL CODE AND A FINANCING STATEMENT UNDER THE UNIFORM COMMERCIAL CODE. THIS INSTRUMENT CREATES A LIEN ON RIGHTS IN OR RELATING TO THE LANDS OF THE MORTGAGOR WHICH ARE DESCRIBED IN Exhibit A HERETO.

NOTICE: A POWER OF SALE HAS BEEN GRANTED IN THIS MORTGAGE. A POWER OF SALE MAY ALLOW THE MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY THE MORTGAGOR UNDER THIS MORTGAGE.

When recorded and/or filed, please return to:

White & Case, LLP

609 Main Street, Suite 2900

Houston, TX 77002

Attention: Luke G. Allen

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF PRODUCTION,

FIXTURE FILING, AS-EXTRACTED COLLATERAL FILING

AND FINANCING STATEMENT

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF PRODUCTION, FIXTURE FILING, AS-EXTRACTED COLLATERAL FILING AND FINANCING STATEMENT (herein called this “Mortgage”) is made effective as of the 31st day of January, 2023, by and between Peak Powder River Resources, LLC, a Wyoming limited liability company, whose address is 1910 Main Avenue, Durango, CO 81301 (the “Mortgagor”), in favor of FORTRESS CREDIT CORP., as Administrative Agent (the “Administrative Agent”), for the benefit of the Secured Parties, whose business address is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105 (the “Mortgagee”), pursuant to that certain Credit Agreement described below.

W I T N E S E T H:

WHEREAS, Peak Exploration & Production, LLC, a Delaware limited liability company (the “Borrower”), Mortgagor, certain other Subsidiaries of the Borrower, Mortgagee as the Administrative Agent and a Lender, and those certain Lenders party thereto entered into that certain Credit and Guaranty Agreement dated as of the 31st day of January, 2023 (the “Credit Agreement”) providing for an original principal amount of $62,000,000, with both principal and interest thereunder being payable at the office of the Mortgagee as more set forth therein;

WHEREAS, Mortgagor will or has directly or indirectly benefit(ed) from the extension of credit by the Lenders to the Borrower;

WHEREAS, pursuant to the terms of the Credit Agreement, Mortgagor and certain of its Affiliates are to, from time to time, provide a Lien on certain additional properties, and in connection herewith to execute this Mortgage among other mortgage instruments;

NOW, THEREFORE, in consideration of the premises and of the debts mentioned above and the agreements herein contained and for other good and valuable consideration, the parties agree as follows:

For all purposes of this instrument, unless the context otherwise requires:

“Hedge Liabilities” means any and all liabilities and obligations of every nature and howsoever created in connection with any Swap Agreement, ISDA or any Swap Transaction, and each Transaction (as defined in the ISDA) and each Confirmation (as defined in the ISDA) whether direct, indirect, absolute, contingent or otherwise, whether now existing or hereafter arising, including, but not limited to, obligations and liabilities arising in connection with or as a result of early or premature termination, cancellation, rescission, buy back, reversal or assignment or other transfer of a Hedge Transaction, whether for principal, interest (including interest which would, but for the filing of a petition in bankruptcy with respect to such obligor, would have accrued on such obligation or liability, whether or not such claim is allowed for such interest in the related bankruptcy proceeding), reimbursement obligations, fees, expenses, indemnification or otherwise.

“Indebtedness” has the meaning set forth in Section 1.2 hereof.

“ISDA” means any International Swap Dealers Association master agreement, as amended, modified, replaced or supplemented from time to time, together with exhibits, schedules, addenda and annexes attached thereto from time to time, entered into between any Credit Party and Mortgagee, as counterparty, to govern any Swap Transaction between any Credit Party and the Mortgagee, as counterparty.

“Lands” includes any lands: (i) which are covered by any of the Leases or Units described in Exhibit A; or (ii) the description of which is incorporated in Exhibit A by reference to another instrument or document, and shall also include any lands now or hereafter unitized or pooled with lands which are covered by any of the Leases or described in Exhibit A or the description of which is incorporated in Exhibit A by reference.

“Leases” includes all Oil and Gas Leases.

“Mortgaged Property” means, collectively:

(a) All of Mortgagor’s right, title and interest in: (i) the Wells, wellbores, the undivided oil and/or gas leasehold interests in any Leases or Units set forth in Exhibit A; and (ii) all fee, mineral, overriding royalty, royalty and other interests described in or lying in or under the Lands described in Exhibit A;

(b) All of Mortgagor’s right, title and interest in the Leases, Units, Lands (whether such interest in the Lands arises by virtue of the Leases or other oil and gas leases, assignments or deeds) and the Hydrocarbons which are in, under, now or hereafter produced or saved from the Lands, even though the Mortgagor’s interest in the Leases, Units or the Lands may be incorrectly or insufficiently described or referred to in Exhibit A attached hereto;

(c) All of Mortgagor’s right, title and interest in or derived from Production Sale Contracts, operating agreements, farmout agreements, subleases, assignments and other contracts and agreements which relate to the Leases or Lands and any Well located thereon and which are described or referred to in Exhibit A;

(d) All of Mortgagor’s right, title and interest in the Operating Equipment;

(e) All of Mortgagor’s right, title and interest in all presently existing or hereafter effective unitization, communitization, pooling agreements and declarations of pooled units and the properties covered and the units created thereby (including all units formed under orders, regulations, rules or other official acts of any federal, state or governmental agency having jurisdiction) which relate to any of the Lands or Leases;

(f) All of Mortgagor’s right, title and interest in and to all easements, rights-of-way, surface rights, servitudes, privileges and immunities related to the Lands, Units or Leases;

(g) All of Mortgagor’s right, title and interest in Hydrocarbons now or hereafter produced or extracted from the Lands and all accounts resulting from the sale thereof at the wellhead(s);

(h) All of Mortgagor’s right, title and interest in all information concerning the Leases, Units and the Lands and any well located on the Lands, including, without limitation, abstracts of title, title opinions, geological and geophysical information and logs;

(i) All of Mortgagor’s right, title and interest in all contract rights and general intangibles heretofore or hereafter generated or acquired in connection with, or which are necessary or convenient for, the operation of the Lands, or the exploration for or production, storage, transportation, processing or marketing of Hydrocarbons produced from the Lands;

(j) Any and all rights of the Mortgagor to liens and security interests in the Mortgaged Property securing payment of proceeds from the sale of Hydrocarbons from the Mortgaged Property;

(k) All other interests, if any, of every kind and character in all of the real and personal properties respectively described or referred to above or in Exhibit A which the Mortgagor may now own or at any time hereafter acquire, including, without limitation, all interest which the Mortgagor may now or at any time hereafter own in the Hydrocarbons in and under, and the oil and gas leases and leasehold estates covering, the Lands;

(l) All rights and interests under all Swap Transactions entered into by Mortgagor including all rights to the payment of money from Mortgagee or any other counter-party to any Swap Agreement under any Swap Agreements; and all accounts, deposit accounts, and general intangibles, including payment intangibles, described in any such Swap Agreements;

(m) All proceeds and products of the foregoing, together with any and all corrections or amendments to, or renewals, extensions or ratifications of, any of the same, or of any instrument relating thereto, and all tenements, hereditaments and appurtenances now existing or in the future obtained in connection with any of the aforesaid, and all other things of value and incident thereto which the Mortgagor might at any time have or be entitled to, all the aforesaid properties, rights and interests, together with any additions thereto which may be subjected to the lien of this instrument by means of supplements hereto;

(n) All rights and benefits accruing to Mortgagor under any Swap Agreement; and

(o) The Hydrocarbon Interests.

“Obligations” means the Indebtedness, Covenants, Warranties, and other agreements set forth herein.

“Oil and Gas Leases” includes oil and gas leases, oil, gas and mineral leases and ratifications of oil, gas and mineral leases and oil and gas leases and shall also include subleases and assignments of operating rights and farmee rights pursuant to farm in/out agreements.

“Operating Equipment” means all surface or subsurface machinery, equipment, facilities, supplies or other property of whatsoever kind or nature (excluding drilling rigs, trucks, automotive equipment or other property taken to the premises to drill a well or for other similar temporary uses) now or hereafter located on or under any of the Lands which are useful for the production, treatment, storage or transportation of Hydrocarbons including, but not by way of limitation, all oil wells, gas wells, water wells, injection wells, salt water disposal wells, or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, casing, tubing, rods, pumping units and engines, Christmas trees, derricks, separators, gun barrels, flow lines, pipelines, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, gas systems (for gathering, treating and compression), chemicals, solutions, water systems (for treating, disposal and injection), power plants, poles, lines, transformers, starters and controllers, machine shops, tools, storage yards and equipment stored therein, equipment, appliances, tools, implements, buildings and camps, telegraph, telephone and other communication systems, roads, loading docks, loading racks and shipping facilities, together with all improvements, betterments and additions thereto and replacements thereof.

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by Mortgagor which are located in or offshore of the United States and which have attributable to them proved developed producing oil and gas reserves, as such production is projected in the most recent Reserve Report delivered to Mortgagee, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that have not been reflected in such report but that are reflected in a separate or supplemental reports acceptable to Mortgagee.

“Production Sale Contracts” means Mortgagor’s contracts now in effect, or hereafter entered into by the Mortgagor, or the Mortgagor’s successors in interest, for the sale, purchase, exchange, transportation or processing of Hydrocarbons produced from the Lands (as herein defined).

“Swap Transactions” means a transaction pursuant to which any Credit Party hedges the price to be received by it (or them) for future production of its hydrocarbons, including price swaps under which a Credit Party agrees to pay a price for a specified amount of hydrocarbons determined by reference to a recognized market on a specified future date and the contracting party agrees to pay the applicable Credit Party a fixed price for the same or similar amount of hydrocarbons.

“Unit” means a combination of all or certain portions of Leases to form the drilling, proration or spacing unit for a producing oil and/or gas well: (i) by statute, rule, regulation or order of the governmental body having jurisdiction over the well in question; or (ii) by pooling or other written designation filed pursuant to contractual agreement by the Persons owning an interest in such well.

“Well” means each producing oil well and gas well identified in Exhibit A attached hereto or subsequently mortgaged of record to Mortgagee to secure the Indebtedness.

All capitalized terms used herein shall have the meanings designated in the Credit Agreement unless otherwise defined herein.

NOW, THEREFORE, Mortgagor, for and in consideration of the premises and of the debts and trust hereinafter mentioned and as security for the payment of the Indebtedness and the performance of the obligations of Mortgagor contained herein, does by these presents hereby specially HYPOTHECATE, PLEDGE, MORTGAGE, ASSIGN AND GRANT A SECURITY INTEREST, WITH POWER OF ADVERTISEMENT AND SALE, unto Mortgagee, the interest of each in and to the Mortgaged Property, whether now owned or hereafter acquired.

Subject, however, to: (a) the restrictions, exceptions, reservations, conditions, limitations, interests and other matters, if any, set forth or referred to in the specific descriptions of such properties and interests in Exhibit A; (b) Permitted Encumbrances; and (c) the condition the Mortgagee shall not be liable in any respect for the performance of any covenant or obligation of the Mortgagor with respect to the Mortgaged Property.

TO HAVE AND TO HOLD the Mortgaged Property together with all the rights, hereditaments and appurtenances in any way appertaining or belonging thereto, unto the Mortgagee and its successors and assigns forever to secure the payment of the Indebtedness (as defined herein) and the performance of the obligations of the Mortgagor contained herein.

The expression “Mortgagor’s successors”, as used herein, shall mean each of the Mortgagor’s successors and assigns. The Mortgagor hereby binds itself and its successors to warrant and forever defend defensible title in and to all and singular the Mortgaged Property, unto the Mortgagee and its successors and assigns forever, against every person whomsoever lawfully claiming or to claim the same or any part thereof.

Insofar as such properties, rights and interests described in the Mortgaged Property, now or hereafter, consist of equipment, general intangibles, accounts, instruments, documents, chattel paper, contract rights, inventory, fixtures, proceeds or products of collateral (as such terms are defined in the Uniform Commercial Code as in effect in the appropriate jurisdiction with respect to each of the said properties, rights and interests; herein the “Uniform Commercial Code”) or any other personal property of a kind or character subject to the applicable provisions of the Uniform Commercial Code (as in effect in the appropriate jurisdiction with respect to each of said properties, rights and interests), the Mortgagor hereby grants to the Mortgagee a security interest in all such now owned or hereafter acquired property to secure the payment of the Indebtedness (as defined herein) and the performance of the obligations of the Mortgagor contained herein.

The Mortgagor, in consideration of the premises and to induce the Mortgagee to make the loans above described, hereby covenants and agrees with the Mortgagee as follows:

ARTICLE I

Indebtedness Secured

1.1 Items of Indebtedness Secured. The following items of indebtedness are secured hereby:

(a) All present and future indebtedness, obligations and liabilities of the Credit Parties incurred under or arising out of or in connection with the Credit Agreement, the maximum aggregate principal amount outstanding thereunder not to exceed $124,000,000, and bearing interest at the interest rate or rates therein provided (collectively, the “Loans”), said principal and interest being payable as therein provided, with a maturity date of January 31, 2027, including any provisions for increased interest rates after maturity or default, notice, and acceleration and attorneys’ fees in the event of a default under the terms thereof;

(b) All renewals and extensions, in whole or in part, of any or all of the Loans;

(c) All present and future indebtedness, obligations and liabilities of any Credit Party incurred under or arising out of or in connection with the Loan Documents;

(d) All Hedge Liabilities of any Credit Party arising under any Swap Agreement with Mortgagee;

(e) All renewals and extensions, in whole or in part, of any Swap Agreement and/or ISDA between any Credit Party and Mortgagee;

(f) All present and future indebtedness, obligations and liabilities of any Credit Party incurred under or arising out of or in connection with this Mortgage or any other documents executed in connection with the Loan Documents, the Loans, and with any Swap Agreement (as this Mortgage or such documents may be modified, amended, renewed or extended from time to time), including, without limitation, all obligations and liabilities contained in the representations, warranties and covenants set forth herein or therein or arising from any material breach of or material failure to perform or observe any such representations, warranties and covenants; and

(g) To the extent not covered by the Loan Documents, all Swap Obligations of any Credit Party arising pursuant to the provisions of any Swap Agreement with Administrative Agent, for the benefit of the Mortgagee or Lenders, whether now existing or hereafter arising.

1.2 Other Definitions. All the items of indebtedness described in Section 1.1 are herein collectively referred to as the “Indebtedness”. To the extent any other note or evidence of obligation is given or issued with respect to any Indebtedness, then such note or evidence of obligation shall be included within the definition of Indebtedness.

ARTICLE II

Particular Covenants and Warranties of the Mortgagor

The Mortgagor represents, warrants and covenants as follows:

2.1 Representations and Warranties. With knowledge that Mortgagee is relying on the representations and warranties made herein without independent investigation, Mortgagor hereby covenants, agrees, represents, and warrants to Mortgagee that:

2.1.1 Valid and Subsisting Leases. To Mortgagor’s knowledge, the Leases are valid and subsisting and are in full force and effect, and (except to the extent otherwise expressly provided for in Section 2.1.8 herein below) all rentals and royalties due under each of them have been duly, properly and timely paid to Mortgagor.

2.1.2 Authority. The representation and warranty set forth in Section 3.02 of the Credit Agreement is repeated here mutatis mutandis, with respect to the Mortgaged Properties.

2.1.3 Title. The representation and warranty set forth in Section 3.05 of the Credit Agreement is repeated here mutatis mutandis, with respect to the Mortgaged Properties.

2.1.4 Interests. Mortgagor is, or will be at closing, receiving payment, on a monthly basis, for its share of the Projected Oil and Gas Production, revenue interest and/or royalty interest produced from, or allocated to, all wells located on the Mortgaged Property or Leases (or on lands or leases pooled or unitized therewith), and, where a revenue interest is shown for any such well, Lease or Mortgaged Property, Mortgagor is receiving payment for not less than the share of Projected Oil and Gas Production, revenue interest and/or royalty interest as is reflected in either the Credit Agreement or Exhibit A hereto in connection therewith. Subject to Permitted Encumbrances, with respect to each Mortgaged Property, the ownership of Mortgagor in such Mortgaged Property does and will: (i) with respect to each well described or referred to in Exhibit A hereto in connection with such Mortgaged Property, (A) entitle Mortgagor to receive (subject to the terms and provisions of this Mortgage) a decimal share of the Projected Oil and Gas Production, revenue interest and/or royalty interest produced from, or allocated to, such well equal to not less than the decimal share set forth in either the Credit Agreement or Exhibit A hereto in connection with such well opposite the words “Net Revenue Interest” (or words of similar import) or the acronyms “NRI” or “RI,” and (B) cause Mortgagor to be obligated to bear a decimal share of the costs of exploration, development and operation of such well equal to not greater than the decimal share, if any, set forth in either the Credit Agreement or Exhibit A hereto in connection with such well opposite the words “Working Interest” (or words of similar import) or the acronym “WI” and (ii) if such Mortgaged Property is shown in Exhibit A to be subject to a unit or units, with respect to each such unit, (A) entitle Mortgagor to receive (subject to the terms and provisions of this Mortgage) a decimal share of Projected Oil and Gas Production, revenue interest and/or royalty interest produced from, or allocated to, such unit equal to not less than the decimal share set forth in either the Credit Agreement or Exhibit A hereto in connection with such Mortgaged Property opposite the words “Net Revenue Interest” or words of similar import or the acronyms “NRI” or “RI” respecting each such unit (and if such Mortgaged Property is subject to more than one unit, words identifying such interest with such unit), and (B) obligate Mortgagor to bear a decimal share of the costs of exploration, development and operation of such unit equal to not greater than the decimal share, if any, set forth in either the Credit Agreement or Exhibit A hereto in connection with such Mortgaged Property opposite the words “Working Interest” or words of similar import or the acronym “WI” respecting each such unit (and if such Mortgaged Property is subject to more than one unit, words identifying such interest with such unit); such shares of Projected Oil and Gas Production, revenue interest and/or royalty interest which Mortgagor is entitled to receive are not and will not be subject to decrease, and such shares of expenses which Mortgagor is obligated to bear, are not and will not be subject to increase, unless accompanied by a proportionate increase in the corresponding shares of Projected Oil and Gas Production, revenue interest and/or royalty interest (in each case, other than changes due to the formation of new units or revision of existing units, or changes which arise pursuant to non-consent provisions of operating agreements, pursuant to pooling orders entered by any applicable Governmental Authority, or other instrument described or referred to in Exhibit A in connection with such Mortgaged Property, respectively, in connection with operations hereafter proposed) except, and only to the extent that, such changes are reflected in either the Credit Agreement or Exhibit A hereto and except for increases in Mortgagor’s “Working Interest” for which there is a proportionate increase in Mortgagor’s “Net Revenue Interest”. There is not and will not be any unexpired financing statement covering any part of the Mortgaged Property on file in any public office naming any Person other than Mortgagee as secured party, except to the extent relating to Permitted Encumbrances. The execution, delivery and performance of this Mortgage and the creation of the Liens hereunder do not violate any provision or constitute a default under any operating agreement or other instrument which affects any Mortgaged Property or to which Mortgagor is a party or by which any of Mortgagor’s property (including but not limited to any Mortgaged Property) is bound. There are no “back in” or “reversionary” interests held by any third party which would reduce the interest of Mortgagor in any Mortgaged Property or other Collateral, except to the extent (if any) otherwise expressly as set forth in either the Credit Agreement or Exhibit A hereto. There are no prior consent rights or preferential purchase rights held by any third party affecting any Mortgaged Property or other Collateral, except to the extent (if any) otherwise expressly as set forth in either the Credit Agreement or Exhibit A hereto.

2.1.5 No Advance Payment Contracts; No Gas Imbalances. Mortgagor is not a party to any Advance Payment Contract affecting or relating to any of the Mortgaged Property not heretofore disclosed to Mortgagee in writing, nor is Mortgagor or any Mortgaged Property subject to any other contract or agreement containing any “take or pay” clause or similar arrangement to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor. No portion of any Mortgaged Property or any other Collateral is subject to (i) any contractual or other obligation to deliver Hydrocarbons produced therefrom to any third party for a price less than the market value thereof (or in the case of an existing gas sales contract, less than the full regular contract price therefor) or (ii) any contractual or other arrangement whereby payment for Hydrocarbon production therefrom will not be received contemporaneously with delivery (i.e., not to exceed either (1) thirty (30) days after the end of the month of delivery for oil, or (2) sixty (60) days after the end of the month of delivery for gas). No part of any Mortgaged Property or any other Collateral is subject to any gas balancing arrangement under which an imbalance exists with respect to which Mortgagor is in an “overproduced” status which will have a Material Adverse Effect but may be required to either (x) permit one or more third parties to take any portion of the Hydrocarbon production attributable to such Mortgaged Property or other Collateral without payment of the full market price thereof (or in the case of any existing contract, full regular contract price thereunder), or (ii) make any payment in cash, in order to correct any such imbalance.

2.1.6 Environmental. The representation and warranty set forth in Section 3.06 of the Credit Agreement is repeated here mutatis mutandis, with respect to the Mortgaged Properties.

2.1.7 Compliance with Applicable Laws. The representation and warranty set forth in Section 3.07 of the Credit Agreement is repeated here mutatis mutandis, with respect to the Mortgaged Properties.

2.1.8 Rents, Royalties and Taxes. Mortgagor further represents that (i) to the extent Mortgagor holds working interests in the Leases, all rents, royalties and other amounts due and payable under the Leases have been paid or otherwise accounted for and all Hydrocarbon severance and production taxes, windfall profit taxes, and all property taxes payable by Mortgagor to any Governmental Authority with respect to any Mortgaged Property have been timely paid in full (other than any for which the amount or validity of which are currently being contested in good faith by appropriate proceedings), and (ii) Mortgagor is not obligated by virtue of any prepayment under any contract for the sale by Mortgagor of Hydrocarbons which contains a “take or pay” clause or under any similar arrangement to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

2.1.9 Depth Limitations. As to the Wells and wellbores listed on Exhibit A, such Wells are all situated on Mortgaged Property (including any Wells situated on real property covered by any Lease, or on lands or leases pooled therewith); and to the extent that Mortgagor’s ownership interests in any Mortgaged Property (including any units) is subject to any depth limitations, all Wells situated on any Mortgaged Property (including any units) are currently producing from those depths to which Mortgagor’s ownership interests are limited.

2.1.10 First Priority Lien; No Other Liens. This Mortgage creates a first priority Lien and security interest on the Mortgaged Property; and the Mortgaged Property and the other Collateral are free from all Liens, security interests and other encumbrances, except for Permitted Encumbrances.

2.2 Wyoming Royalty Payment Act. Mortgagor will, at all times, comply with the Wyoming Royalty Payment Act, codified under Wyo. Stat. Ann. § 30-5-301 through § 30-5-305, as such act may be amended.

2.3 Payment of Indebtedness. The Mortgagor will timely pay the Indebtedness, including each and every obligation owing on account of the Loans and in accordance with the terms of the Credit Agreement or any other Loan Document to which it is a party.

2.4 Warranties. The Mortgagor, subject to any exceptions or limitations set forth in Exhibit A or the Preamble to Exhibit A and the Permitted Encumbrances, warrants that: (a) the Leases are valid and subsisting, superior and paramount to all other oil and gas leases respecting the same undivided interest in the properties to which they relate and, to Mortgagor’s knowledge, no Person has asserted that any Lease or Unit is defective or has terminated; (b) the Mortgagor has defensible title to each property right or interest constituting Mortgagor’s interest in the Mortgaged Property; (c) the Mortgagor has a good and legal right to grant and convey a lien and security interest, to the extent the same is capable of being created or granted by law, in Mortgagor’s interest in the Mortgaged Property as herein provided; (d) the Mortgagor is not obligated to bear more of the costs and expenses of maintenance, development, and operation, with respect to any Well or Unit, than the decimal undivided leasehold interest provided to Mortgagee in its engineering reports (Working Interest); (e) the Mortgagor is entitled to receive not less of all Hydrocarbons produced, saved and marketed from or attributable to any Well or Unit than the decimal interest set forth as “NRI” (Net Revenue Interest) or “RI” (Royalty Interest) for Mortgagor’s interest in such Well or Unit in its engineering reports; (f) the Mortgagor’s interest in the Mortgaged Property is free from all Liens whatsoever. And (g) the Mortgagor is not obligated, by virtue of any prepayment under any contract providing for the sale by the Mortgagor of Hydrocarbons which contains a “take or pay” clause or under any similar arrangement, to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor that would exceed in the aggregate $100,000.00. The Mortgagor, subject to any exceptions set forth in Exhibit A or the Preamble to Exhibit A, will warrant defensible title to and forever defend Mortgagor’s interest in the Mortgaged Property unto the Mortgagee against every person whomsoever lawfully claiming the same or any part thereof, and the Mortgagor will maintain and preserve the lien hereby created so long as any of the Indebtedness remains unpaid. The warranties in this Section 2.4 apply to all of Mortgagor’s interest in the Mortgaged Property, but no breach of this Section 2.4 is actionable by the Mortgagee unless the breach or breaches affect all or any part of Mortgaged Properties having a value of $100,000.00 or more in the aggregate or could reasonably be expected to have a Material Adverse Effect.

2.5 Further Assurance. The Mortgagor will execute and deliver such other and further instruments and will do such other and further acts as in the good faith opinion of the Mortgagee may be reasonably necessary or desirable to carry out more effectually the purposes of this instrument, including, without limiting the generality of the foregoing: (a) prompt correction of any material defect which may hereafter be discovered in the title to Mortgagor’s interest in the Mortgaged Property or in the execution and acknowledgment of this instrument or any other document executed in connection herewith; and (b) prompt execution and delivery of all division or transfer orders which in the sole discretion of the Mortgagee are needed to transfer effectually to the Mortgagee the assigned proceeds of production from Mortgagor’s interest in the Mortgaged Property.

2.6 Taxes. Unless prohibited by law and subject to the Mortgagor’s right to contest the same, the Mortgagor will promptly pay, before the same becomes delinquent, all taxes, assessments and governmental charges legally imposed upon this instrument or upon the Mortgaged Property or upon the interest of the Mortgagee therein, or upon the income and profit thereof.

2.7 Operation of the Mortgaged Property. So long as the Indebtedness or any part thereof remains unpaid, the Mortgagor shall, at the Mortgagor’s own expense:

(a) Do all things that a prudent operator, if Mortgagor is the operator, similarly situated would do to keep, or cause to be kept, in full force and effect, the Leases and Units and to keep, or cause to be kept, unimpaired the Mortgagor’s rights in the Mortgaged Property and not, except as would be done by a prudent operator similarly situated, abandon any well or forfeit, surrender or release any Lease or Unit or any rights in the Mortgaged Property without the prior written consent of the Mortgagee;

(b) Cause the Lands to be reasonably maintained, developed, protected against drainage, and continuously operated for the production of Hydrocarbons in a good and workmanlike manner as would a prudent operator, if the Mortgagor is the “operator” or owner, if the Mortgagor is a non-operating working interest owner, similarly situated, and in accordance with generally accepted practices in the oil and gas industry, applicable operating agreements, all covenants (both expressed and implied), terms and conditions contained in any assignment or farmout agreement under or through which an interest in the Leases or Units is now held, and all applicable federal, state and local laws, rules and regulations, excepting those being contested in good faith;

(c) To the extent Mortgagor is the operator or the holder of working interests in the Leases, cause to be paid, promptly as and when due and payable, all applicable rentals and royalties payable with respect to the Mortgaged Property and cause to be paid, in accordance with the Mortgagor’s current practices, the Mortgagor’s share of all applicable costs and expenses incurred in or arising from the operation or development of the Mortgaged Property, excepting those being contested in good faith;

(d) To the extent Mortgagor is the operator, cause the Operating Equipment to be maintained in the same manner as would be maintained by a prudent operator similarly situated;

(e) Cause Mortgagor’s interest in the Mortgaged Property to be kept free and clear of Liens and charges of every character, other than Permitted Encumbrances;

(f) Cause to be paid in accordance with Mortgagor’s current payment practices (if any) before the same become past due, all bills for actual labor and material, with respect to the Mortgaged Property, never to permit to be fixed thereon any lien, even though inferior to the lien hereof, for any such bills which may be legally due and payable, and never to permit to be created or to exist, in respect of any of the Mortgaged Property, any other or additional lien on a parity with or superior to the lien hereof;

(g) To the extent the Mortgagor is operator, permit the Mortgagee, its agents and representatives, each at their own risk, after advance notice to go upon, examine, inspect and remain on the Mortgaged Property, and to go upon the derrick floor of any Well or Wells at any time drilled or being drilled thereon, and to strap, gauge, measure and inspect any and all tanks at any time on the Mortgaged Property or holding oil, gasoline or casinghead gasoline therefrom; and the Mortgagor shall do all things reasonably necessary or proper to enable the holder hereunder to exercise said rights ; and

(h) Mortgagor shall obtain and maintain insurance and provide Mortgagee with copies of certificates of insurance to the extent required under Section 5.05 of the Credit Agreement.

The representations and warranties in this Section 2.7 apply to all the Mortgaged Property, but no breach of this Section 2.7 is actionable by the Mortgagee unless the breach or breaches affect properties having an aggregate value of $100,000.00 and such breach or breaches individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

2.8 Recording Obligations and Maintenance of Lien. In accordance with the terms of the Credit Agreement, the Mortgagor, at the Mortgagor’s expense, will promptly record, register, deposit and file this and every other instrument in addition or supplemental hereto in such offices and places and at such times and as often as may be necessary and reasonably directed by the Mortgagee to create, preserve, protect and renew the lien hereof as a first lien on real or personal property as the case may be and the rights and remedies of the Mortgagee, and otherwise will do and observe all things or matters necessary or expedient to be done or observed by reason of any applicable law or regulation of any state or of the United States of America or of any other competent authority, for the purpose of effectively creating, maintaining and preserving the lien hereof on the Mortgaged Property.

2.9 Sale or Mortgage of the Mortgaged Property. Except for sales permitted by the Credit Agreement, the Permitted Encumbrances, and the lien and security interest created by this instrument and the other Loan Documents, the Mortgagor will not sell, convey, mortgage, pledge, pool, unitize or otherwise dispose of the Mortgaged Property nor any portion thereof, nor any of the Mortgagor’s right, title or interest therein, without first securing the written consent of the Mortgagee which consent shall not be unreasonably withheld or delayed; and the Mortgagor will not enter into any arrangement with any gas pipeline company or other purchaser of Hydrocarbons regarding Mortgagor’s interest in the Mortgaged Property whereby said gas pipeline company or purchaser may set off any claim against the Mortgagor by withholding payment for any Hydrocarbons actually delivered in excess of $124,000.00.

2.10 Records, Statements and Reports. The Mortgagor will keep proper books of record and account in which complete and correct entries will be made of the Mortgagor’s transactions in accordance with generally accepted accounting principles and will furnish or cause to be furnished to the Mortgagee such records and reports as required pursuant to the Credit Agreement and such other information concerning the business and affairs and financial condition of the Mortgagor as the Mortgagee may from time to time reasonably request.

2.11 No Governmental Approvals. The Mortgagor warrants that no approval or consent of any regulatory or administrative commission or authority, or of any other governmental body, is necessary to authorize the execution and delivery of this instrument, or to authorize the observance or performance by the Mortgagor of the covenants herein contained, or that such approvals as are required have been obtained.

ARTICLE III

Assignment of Production

3.1 Assignment. As further security for the payment of the Indebtedness, the Mortgagor hereby transfers, assigns, and conveys, and warrants defensible title to the Mortgagee, effective as of the date herein at 7:00 a.m., local time, all of Mortgagor’s right, title and interest to the Hydrocarbons and as-extracted collateral in and under, or which are thereafter produced from and which accrue to, the Lands, or are allocated thereto pursuant to pooling or unitization of the Leases or otherwise, and all products, proceeds and payments therefrom, including all payments in lieu, as “take-or-pay” payments or settlements or amounts and proceeds hereafter payable to or to become payable to Mortgagor. All parties producing, purchasing, taking, possessing, processing or receiving any such Hydrocarbons or as-extracted collateral, or having such, or proceeds therefrom in their possession for which they or others are accountable to the Mortgagee by virtue of the provisions of this Article III, are authorized and directed to treat and regard the Mortgagee as the assignee and transferee of the Mortgagor and entitled in the Mortgagor’s place and stead to receive such Hydrocarbons and all proceeds therefrom, free and clear of all taxes, charges, costs and expenses; and said parties and each of them shall be fully protected in so treating and regarding the Mortgagee, and shall be under no obligation to see to the application by the Mortgagee of any such proceeds or payments received by it.

3.2 Terms of Assignment. The foregoing assignment is made upon, and subject to, the following terms:

(a) The Mortgagee may, at any time or times, give written or telegraphic notice (for the avoidance of doubt, email is sufficient) to some or all of the parties producing, purchasing, taking, possessing, processing or receiving any such Hydrocarbons or as-extracted collateral, or having in their possession any such Hydrocarbons and as-extracted collateral belonging to the Mortgagor or such proceeds for which they or others are accountable to the Mortgagee by virtue of the provisions of this Article III, to hold and dispose of such Hydrocarbons and as-extracted collateral for the account of the Mortgagee and to make payment of such proceeds direct to the Mortgagee at its principal office and the Mortgagee shall thereafter receive, collect and retain, as part of the Mortgaged Property, all such Hydrocarbons and as-extracted collateral, all for the benefit and further security of, and to be applied against, the Indebtedness; provided, however, that Mortgagee agrees that it will not give such notice until a default described in Section 4.1 hereof has occurred and notice of such default is provided to Mortgagor by Mortgagee. In the event payments are made directly to the Mortgagee and then, at the request of the Mortgagee, payments are, for a period or periods of time paid to the Mortgagor, the Mortgagee shall nevertheless have the right, effective upon written notice, to require that future payments be again made to it.

(b) All parties producing, purchasing, taking, possessing, processing or receiving any such Hydrocarbons, or having in their possession any such Hydrocarbons or such proceeds for which they or others are accountable to the Mortgagee by virtue of the provisions of this Article III, are authorized and directed by the Mortgagor, upon receipt of written notice from the Mortgagee given pursuant to the above Subsection 3.2(a), to treat and regard the Mortgagee as the assignee and transferee of the Mortgagor entitled in its place and stead to receive such Hydrocarbons and proceeds; and such parties and each of them shall be fully protected in so treating and regarding the Mortgagee and shall be under no obligation to see to the application by the Mortgagee of any such proceeds received by it; and Mortgagee is fully authorized to receive and take receipt of such proceeds and revenues and may endorse and cash any and all checks and drafts payable to the order of Mortgagor or Mortgagee for the account of Mortgagor, received from or in connection with the proceeds of the Hydrocarbons affected hereby, and the same may be applied as provided in this Mortgage; and Mortgagee shall have the right and at the Mortgagee’s election and in the name of the Mortgagor, or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by Mortgagee in order to collect such proceeds and to protect the interest of Mortgagee or Mortgagor, with all costs, expenses and attorneys’ fees incurred in connection therewith being paid by Mortgagor; and in the event any purchaser taking production from the Mortgaged Properties fails to pay promptly to Mortgagee in according with this Section 3.2, Mortgagee shall have the right to demand a change of connection and to designate another purchaser with whom a new connection may be made without any liability on the part of Mortgagee in making such election, and upon failure of Mortgagor to consent to such change of connection, the entire amount of all the Indebtedness may, at the option of the Mortgagee, be immediately declared to be due and payable and subject to foreclosure hereunder. This

Article III constitutes a present assignment effective as of the date hereof, but until such written notice from the Mortgagee is received by such parties, delivery of all Hydrocarbons and payments of all proceeds attributable to such Hydrocarbons shall be made directly to the Mortgagor or its designee. Without in any way limiting the effectiveness of the authorization and direction in the next preceding sentence, if the Mortgagor shall receive any proceeds which under this Section 3.2 are payable to the Mortgagee, the Mortgagor will hold the same in trust and will remit such proceeds, or cause such proceeds to be remitted, immediately, to the Mortgagee.

Without limiting the foregoing provisions of this Article III, the Mortgagor and the Mortgagee stipulate that this Article III is intended to grant to the Mortgagee a security interest in the Mortgagor’s interest in the Hydrocarbons now or hereafter extracted from or attributable to the Mortgaged Property, and in and to the accounts and the proceeds resulting from the sale thereof at the well head.

3.3 Actions to Effect Assignment. The Mortgagor covenants and agrees to use its best efforts to cause, after the Mortgagee shall have so requested, all pipeline companies or other purchasers of the Hydrocarbons produced from the Mortgaged Property to pay promptly to the Mortgagee at its principal office, the Mortgagor’s interest in the proceeds derived from the sale thereof, in accordance with the terms of this assignment, and forthwith to execute, acknowledge and deliver to said pipeline companies and other purchasers such further and proper division orders, transfer orders, certificates and other documents as may be reasonably necessary, requested or proper to effect the intent of this assignment. The Mortgagee shall not be required at any time, as a condition to its right to obtain the proceeds of such Hydrocarbons, to warrant its title thereto or to make any guaranty whatsoever. In addition, and without limitation, the Mortgagor covenants and agrees, to provide to the Mortgagee the name and address of every pipeline company or other purchaser of the Hydrocarbons produced from the Mortgaged Property when determined, together with a copy of the applicable sales contracts. All expenses incurred by the Mortgagee in the collection of said proceeds shall be repaid promptly by the Mortgagor; and prior to such repayment, such expense shall be a part of the Indebtedness secured hereby. If under any Production Sales Contracts, other than division orders or transfer orders, any proceeds of runs are required to be paid by the purchaser to the Mortgagor so that under such existing agreements payment cannot be made of such proceeds of runs to the Mortgagee, the Mortgagor’s interest in all proceeds of runs under such sales agreements and in all other proceeds of funds which for any reason may be paid to the Mortgagor shall, when received by the Mortgagor, constitute trust funds in the Mortgagor’s hands and shall be immediately paid over to the Mortgagee upon the Mortgagor’s receipt of written notice from the Mortgagee.

3.4 Power of Attorney. If Mortgagor does not perform the necessary and reasonable act within thirty (30) days of written request to do so by the Mortgagee, without limitation upon any of the foregoing, the Mortgagor hereby designates and appoints the Mortgagee as true and lawful agent and attorney-in-fact (with full power of substitution, either generally or for such periods or purposes as the Mortgagee may from time to time prescribe), with full power and authority, for and on behalf of and in the name of the Mortgagor, to execute, acknowledge and deliver all such division orders, transfer orders, certificates and other documents of every nature, with such provisions as may from time to time, in the sole discretion of the Mortgagee, be necessary or proper to effect the intent and purpose of the assignment contained in this Article III; and the Mortgagor shall be bound thereby as fully and effectively as if the Mortgagor had personally executed, acknowledged and delivered any of the foregoing orders, certificates or documents. The powers and authorities herein conferred on the Mortgagee may be exercised by the Mortgagee through any person who, at the time of exercise, is the president, a senior vice president or a vice president of the Mortgagee. The power of attorney conferred by this Section 3.4 is granted for valuable consideration and coupled with an interest and is irrevocable so long as the Indebtedness, or any portion thereof, shall remain unpaid after a default has occurred pursuant to Section 4.1 hereof and such default is continuing beyond the applicable cure period provided herein or in the Credit Agreement. All persons dealing with the Mortgagee, or any substitute, shall be fully protected in treating the powers and authorities conferred by this Section 3.4 as continuing in full force and effect until advised by the Mortgagee that the Indebtedness is fully and finally paid.

3.5 Application of Proceeds. All payments received by the Mortgagee pursuant to Section 3.1 hereof shall be placed in an account subject to a Control Agreement designated by Mortgagee and on the first business day of each calendar month applied as follows:

First: To the payment and satisfaction of all costs and expenses incurred in connection with the actual collection of such proceeds, and the payment and reimbursement of all items of the Indebtedness.

Second: To the payment and satisfaction of the accrued but unpaid interest on the Loans.

Third: To the amounts of principal then due and owing on the Loans.

Fourth: The balance, if any, shall either be applied on the then unmatured principal amount of the Loans, such application to be on such installments thereof as the Mortgagee may select or, at the option of the Mortgagee, released to the Mortgagor.

3.6 No Liability of the Mortgagee in Collecting. To the extent allowed by applicable law, the Mortgagee is hereby absolved from all liability for failure to enforce collection of any proceeds so assigned and from all other responsibility to account to the Mortgagor for funds actually received except as is reasonable and except as otherwise required by law.

3.7 Assignment Not a Restriction on the Mortgagee’s Rights. Nothing herein contained shall detract from or limit the absolute obligation of the Mortgagor to make payment of the Indebtedness regardless of whether the proceeds assigned by this Article are sufficient to pay the same, and the rights under this Article shall be in addition to all other security now or hereafter existing to secure the payment of the Indebtedness.

3.8 Status of Assignment. Notwithstanding the other provisions of this Article, the Mortgagee or any receiver appointed in judicial proceedings for the enforcement of this instrument shall have the right to receive all of the Hydrocarbons herein assigned and the proceeds therefrom after the Loans have been declared due and payable in accordance with the provisions of the Loan Documents and to apply all of said proceeds as provided in Section 3.5 hereof. Upon any sale of the Mortgaged Property or any part thereof pursuant to Article V, the Hydrocarbons thereafter produced from the property so sold, and the proceeds therefrom, shall be included in such sale and shall pass to the purchaser free and clear of the assignment contained in this Article.

3.9 Indemnity. Section 10.03 of the Credit Agreement is repeated here mutatis mutandis. The liabilities of the Mortgagor as set forth in this Section 3.9 shall survive the termination of this Mortgage or the resignation or removal of the Mortgagee.

ARTICLE IV

Events of Default

4.1 Events of Default. In case any one or more of the following “Events of Default” shall occur and shall not have been remedied:

(a) the title of the Mortgagor to the Mortgagor’s interest in the Mortgaged Property or any material part thereof shall become the subject matter of litigation which will or might, in the Mortgagee’s sole discretion, upon final determination result in a material impairment or material loss of the security provided by this instrument;

(b) any warranty or representation made by the Mortgagor herein shall prove to be untrue in any material respect and in the Mortgagee’s sole discretion, such breach could result in a Material Adverse Effect;

(c) default in the due performance or observance of any covenant or agreement contained in this instrument and not constituting a default in the payment of principal of or interest due under the Credit Agreement or in the payment of any other Indebtedness but in the Mortgagee’s sole discretion, such default could have a Material Adverse Effect;

(d) the occurrence of an Event of Default under the terms and provisions of the Credit Agreement and/or any other Loan Document and, if any period of grace is applicable to such, the continuance of such Event of Default beyond such period of grace; or

(e) any “Event of Default” or “Termination Event” specified in any Hedge Transaction existing at the date hereof or hereafter entered into between Mortgagor and Mortgagee, or any supplement, amendment, modification or replacement for any such agreement.

Upon learning of the occurrence of an Event of Default, the Mortgagee shall have those remedies set forth in the Credit Agreement and other applicable Loan Document.

ARTICLE V

Enforcement of the Security

5.1 Power of Sale of Real Property Constituting a Part of the Mortgaged Property. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, THE MORTGAGEE SHALL HAVE THE RIGHT AND POWER TO SELL, TO THE EXTENT PERMITTED BY LAW, AT ONE OR MORE SALES, AS AN ENTIRETY OR IN PARCELS, AS IT MAY ELECT, THE REAL PROPERTY CONSTITUTING A PART OF THE MORTGAGED PROPERTY, AT SUCH PLACE OR PLACES AND OTHERWISE IN SUCH MANNER AND UPON SUCH NOTICE AS MAY BE REQUIRED BY LAW, OR, IN THE ABSENCE OF ANY SUCH REQUIREMENT, AS THE MORTGAGEE MAY REASONABLY DEEM APPROPRIATE, AND TO MAKE CONVEYANCE TO THE PURCHASER OR PURCHASERS; AND THE MORTGAGOR SHALL WARRANT DEFENSIBLE TITLE TO SUCH REAL PROPERTY TO SUCH PURCHASER OR PURCHASERS. The Mortgagee may postpone the sale of all or any portion of such real property by public announcement at the time and place of such sale, and from time to time thereafter may further postpone such sale by public announcement made at time of sale fixed by the preceding postponement. The right of sale hereunder shall not be exhausted by one or any sale, and the Mortgagee may make other and successive sales until all of the property be legally sold.

5.2 Rights of the Mortgagee with Respect to Personal Property Constituting a Part of the Mortgaged Property. Upon the occurrence of an Event of Default, the Mortgagee will have all rights and remedies granted by law and particularly by the Uniform Commercial Code including, but not limited to, the right to take possession of all personal property constituting a part of the Mortgaged Property, and for this purpose the Mortgagee may enter upon any premises on which any or all of such personal property is situated and take possession of and operate such personal property (or any portion thereof) or remove it therefrom. The Mortgagee may require the Mortgagor to assemble such personal property and make it available to the Mortgagee at a place to be designated by the Mortgagee which is reasonably convenient to all parties. Unless such personal property is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Mortgagee will give the Mortgagor notice in accordance with applicable law of the time and place of any public sale or of the time after which any private sale or other disposition of such personal property is to be made. At a minimum, Mortgagee will provide notice by first-class mail, postage prepaid, to the Mortgagor at the address shown below the signature at the end of this instrument at least ten (10) Business Days before the time of the sale or disposition.

5.3 Rights of the Mortgagee With Respect to Fixtures Constituting a Part of the Mortgaged Property. Upon the occurrence of an Event of Default, the Mortgagee may elect to treat the fixtures constituting a part of the Mortgaged Property as either real property collateral or personal property collateral and proceed to exercise such rights as apply to such type of collateral.

5.4 Judicial Proceedings. Upon the occurrence of an Event of Default, the Mortgagee, in lieu of or in addition to exercising any power of sale hereinabove given, may proceed by a suit or suits in equity or at law, whether for a foreclosure hereunder, or for the sale of the Mortgaged Property, or for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Mortgaged Property, or for the enforcement of any other appropriate legal or equitable remedy. In case of any sale by virtue of judicial proceedings, Mortgagor’s interests in the Mortgaged Property may be sold in one parcel and as an entirety or in such parcels, manner or order as Mortgagor in its sole discretion may elect

5.5 Possession of the Mortgaged Property. It shall not be necessary for the Mortgagee to have physically present or constructively in its possession at any sale held by the Mortgagee or by any court, receiver or public officer any or all of the Mortgaged Property, and the Mortgagor shall deliver to the purchaser at such sale on the date of sale the Mortgaged Property purchased by such purchasers at such sale, and if it should be impossible or impracticable for any of such purchasers to take actual delivery of the Mortgaged Property, then the title and right of possession to the Mortgaged Property shall pass to the purchaser at such sale as completely as if the same had been actually present and delivered.

5.6 Mortgagee as Purchaser. The Mortgagee shall have the right to become the purchaser at any sale held by the Mortgagee or by any court, receiver or public officer so long as the Mortgagee’s bid is not unconscionably low and is otherwise in accordance with applicable law, and the Mortgagee shall have the right to credit upon the amount of the bid made therefor the amount payable from the net proceeds of such sale to it.

5.7 Receipt to Purchaser. Upon any sale, whether made under the power of sale herein granted and conferred or by virtue of judicial proceedings, the receipt of the Mortgagee, or of the officer making sale under judicial proceedings, shall be sufficient discharge to the purchaser or purchasers at any sale for his or their purchase money, and such purchaser or purchasers, or his or their assigns or personal representatives, shall not, after paying such purchase money and receiving such receipt of the trustee or of such officer therefor, be obliged to see to the application of such purchase money or be in anywise answerable for any loss, misapplication or nonapplication thereof.

5.8 Effect of Sale. To the extent allowed by applicable law, any sale or sales of the Mortgaged Property, whether under the power of sale herein granted and conferred or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever either at law or in equity, of the Mortgagor, in and to the premises and the property sold, and shall be a perpetual bar, both at law and in equity, against the Mortgagor, and the Mortgagor’s successors or assigns, and against any and all persons claiming or who shall thereafter claim all or any of the property sold from, through or under the Mortgagor, or the Mortgagor’s successors or assigns. Nevertheless, the Mortgagor, if reasonably requested by the Mortgagee to do so, shall join in the execution and delivery of all proper conveyances, assignments and transfers of the properties so sold.

5.9 Application of Proceeds. Except as may be otherwise required by applicable law, the proceeds of any sale of the Mortgaged Property, or any part thereof, whether under the power of sale herein granted and conferred or by virtue of judicial proceedings, shall be applied as follows:

First: To the payment of all expenses, excluding the Mortgagee’s general administrative and overhead costs, incurred by the Mortgagee in the performance of its duties including, without limiting the generality of the foregoing, expenses of any entry, or taking of possession, of any sale, or advertisement thereof, and of conveyances, court costs, compensation of agents and employees and actual legal fees.

Second: To the payment of the Loans and of the other items of Indebtedness with interest to the date of such payment.

Third: Any surplus thereafter remaining shall be paid to the Mortgagor or the Mortgagor’s successors or assigns, as their interests shall appear.

5.10 The Mortgagor’s Waiver of Certain Rights. The Mortgagor agrees, to the full extent that the Mortgagor may lawfully so agree, that the Mortgagor will not at any time insist upon or plead or in any manner whatsoever claim the benefit of any appraisement, valuation, stay, extension or redemption law now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this instrument or the absolute sale of the Mortgaged Property or any part thereof or the possession thereof by any purchaser at any sale made pursuant to any provision hereof, or pursuant to the decree of any court of competent jurisdiction; but the Mortgagor, for the Mortgagor and all who may claim through or under the Mortgagor, so far as the Mortgagor or those claiming through or under the Mortgagor now or hereafter lawfully may, hereby waives the benefit of all the laws. The Mortgagor, for the Mortgagor and all who may claim through or under the Mortgagor, waives, to the extent that the Mortgagor may lawfully do so, any and all right to have the Mortgaged Property marshaled upon any foreclosure of the lien hereof, or sold in inverse order of alienation, and agrees that the Mortgagee or any court having jurisdiction to foreclose such lien may sell the Mortgaged Property as an entirety. If any law in this paragraph referred to and now in force, of which the Mortgagor or the Mortgagor’s successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to constitute any part of the contract herein contained or to preclude the operation or application of the provisions of this paragraph. Notwithstanding any other provision to the contrary provided in this Mortgage, if the Mortgagor establishes in any judicial proceeding that the fair market value of the Mortgaged Property sold exceeded the sales price therefor, then any deficiency otherwise obtainable under applicable law shall be reduced by such amount.

5.11 Costs and Expenses. All costs and expenses (including attorneys’ fees) incurred by the Mortgagee in protecting and enforcing their rights hereunder, shall constitute a demand obligation owing by the Mortgagor to the party incurring such costs and expenses and shall draw interest at an annual rate equal to the applicable rate of interest determined in accordance with Section 2.09 of the Credit Agreement plus five percent (5%) (the “Default Rate”) until paid, all of which shall constitute a portion of the Indebtedness.

5.12 SALE OF MORTGAGED PROPERTY LOCATED IN WYOMING.

5.12.1 WARNING: THIS MORTGAGE CONTAINS A POWER OF SALE AND UPON DEFAULT MAY BE FORECLOSED BY ADVERTISEMENT. IN FORECLOSURE BY ADVERTISEMENT AND THE SALE OF THE MORTGAGED PROPERTY IN CONNECTION THEREWITH, NO HEARING IS REQUIRED AND THE ONLY PUBLIC NOTICE REQUIRED IS THE PUBLICATION OF NOTICE IN A LOCAL NEWSPAPER, IT BEING UNDERSTOOD THAT A COPY OF THE NOTICE SHALL IN ANY EVENT BE SERVED BY CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED UPON THE MORTGAGOR TO THE EXTENT REQUIRED BY APPLICABLE LAW.

5.12.2 Any sale conducted upon foreclosure of the Mortgaged Property shall be at a public venue, between the hours of ten (10:00) o’clock in the forenoon, and five (5:00) o’clock in the afternoon, at the front door of the courthouse, or the place of holding the district court of the county in which the Mortgaged Property to be sold, or some part of it, is situated, and shall be made by the sheriff or deputy sheriff of the county, to the highest bidder. Upon any sale of the Mortgaged Property by advertisement and sale, the sheriff or other officer, instead of executing a deed to the premises sold, shall give to the purchaser of the Mortgaged Property a certificate in writing describing the Mortgaged Property purchased and the sum paid therefor. The certificate shall state that the purchaser is entitled to a deed for the Mortgaged Property sold at the expiration of the period of redemption, unless such Mortgaged Property is redeemed prior to that date as provided by law. The sheriff or other officer shall record in the office of the recorder of the county a duplicate of the certificate, signed and acknowledged by him, and the certificate or a certified copy thereof is admissible as evidence of the facts therein contained.

5.13 Recitals in Deeds. It is agreed that in any deed or deeds given by Mortgagee any and all statements of fact or other recitals therein made as to the identity of the holder or holders of the Indebtedness or as to the occurrence or existence of any default, or as to the acceleration of the maturity of the Indebtedness, or as to the request to sell, notice of sale, time, place, terms, and manner of sale, and receipt, distribution and application of the money realized therefrom and without being limited by the foregoing, as to any act or thing having been duly done by the holder of the Indebtedness, or any of them if there be more than one shall be taken by all courts of law and equity as prima facie evidence that the said statements and recitals state facts and are without further question to be so accepted, and the Mortgagor does hereby ratify and confirm any and all acts that Mortgagee may lawfully do in the premises by virtue hereof.

5.14 Operation of the Mortgaged Property by the Mortgagee. Upon the occurrence of an Event of Default and, in addition to all other rights herein conferred on the Mortgagee, the Mortgagee (or any person designated by the Mortgagee) shall have the right and power, but shall not be obligated, to enter upon and take possession of any of Mortgagor’s interest in the Mortgaged Property, and to exclude the Mortgagor, and the Mortgagor’s agents or servants, wholly therefrom, and to hold, use, administer, manage and operate the same to the extent that the Mortgagor shall be at the time entitled and in its place and stead. The Mortgagee (or any person designated by the Mortgagee) may operate the same without any liability to the Mortgagor in connection with such operations, except to use ordinary care in the operation of such properties, and Mortgagee (or any Person designated by the Mortgagee) shall have the right to collect, receive and receipt for all Hydrocarbons produced and sold from said properties, to make reasonable and necessary repairs, purchase machinery and equipment, and conduct such work-over operations that a reasonably prudent operator would make, purchase or conduct to maintain the Mortgaged Property. When and if the expenses of such operation and development (including costs of unsuccessful work-over operations or additional wells) have been paid and the indebtedness paid, said properties shall, if there has been no sale or foreclosure, be returned to the Mortgagor.

5.15 Appointment of Receiver. In addition to all other remedies herein provided for, the Mortgagor agrees that upon the occurrence of any Event of Default and lapse of any applicable cure periods the Mortgagee shall as a matter of right be entitled to the appointment of a receiver or receivers for all or any part of Mortgagor’s interest in the Mortgaged Property, whether such receivership be incident to a proposed sale (or sales) of such property or otherwise, and without regard to the value of the Mortgaged Property or the solvency of any person or persons liable for the payment of the Indebtedness, and the Mortgagor does hereby consent to the appointment of such receiver or receivers, until such time that the Event of Default has been cured, to the extent permitted by law waives any and all defenses to such appointment, and agrees not to oppose any application therefor by the Mortgagee and agrees that such appointment shall in no manner affect the rights of the Mortgagee under Article III hereof. Nothing herein is to be construed to deprive the Mortgagee of any other right, remedy or privilege it may now have under the laws to have a receiver appointed. Any money advanced by the Mortgagee in connection with any such receivership shall be a demand obligation owing by the Mortgagor to the Mortgagee and shall bear interest from the date of making such advancement by the Mortgagee until paid at the Default Rate (as set forth in the Credit Agreement) and shall be a part of the Indebtedness and shall be secured by this instrument and by any other instrument securing the Indebtedness.

ARTICLE VI

Miscellaneous Provisions

6.1 Advances by the Mortgagee. Except as otherwise provided with respect to the same or similar covenants in the Loan Documents, each and every covenant herein contained shall be performed and kept by the Mortgagor solely at the Mortgagor’s expense. If the Mortgagor shall fail to perform or keep any of the covenants of whatsoever kind or nature contained in this instrument, the Mortgagee or any receiver appointed hereunder, may, but shall not be obligated to, make reasonable and necessary advances to perform the same in the Mortgagor’s behalf, if Mortgagor within thirty (30) Business Days (or longer, if being diligently pursued in good faith in Mortgagee’s sole discretion) after its receipt of written notice from the Mortgagee of such failure has not remedied same to the satisfaction of the Mortgagee. The Mortgagor hereby agrees to repay such sums upon demand plus interest at the Default Rate until paid or, in the event any promissory note evidences such Indebtedness, upon the terms and conditions thereof. No such advance shall be deemed to relieve the Mortgagor from any default hereunder. In addition to the lien hereof, the Mortgagee shall be subrogated to all rights and liens securing the payment of any debt, claim, tax or assessment for the payment of which it shall have made such advance.

6.2 Defense of Claims. The Mortgagor will promptly notify the Mortgagee, in writing, of the commencement of any legal proceedings affecting the lien hereof or the Mortgaged Property or any part thereof, which could diminish the value of the Mortgaged Property in connection with such proceeding or judgment rendered therein, and will take such action, employing attorneys satisfactory to the Mortgagee in its sole discretion, as may be necessary to preserve the Mortgagor’s and the Mortgagee’s rights affected thereby; and the Mortgagee may, at its election, take such action in behalf and in the name of the Mortgagor and at the Mortgagor’s expense. Moreover, if during the course of such litigation there could result a material conflict between the Mortgagee’s interests and the Mortgagor’s interests, the Mortgagee may take such independent action in connection therewith as it may in its sole discretion deem proper, the Mortgagor hereby agreeing that all sums advanced or all expenses incurred in such actions plus interest at the Default Rate, will, on demand, be reimbursed to the Mortgagee or any receiver appointed hereunder.

6.3 The Mortgaged Property to Revert. At such time that the Indebtedness is fully paid and there is no breach by the Mortgagor of any covenant herein contained that could reasonably result in any adverse effect to the Mortgagee, all of the Mortgaged Property shall revert to the Mortgagor and the entire estate, right, title and interest of the Mortgagee and the Mortgagee shall thereupon cease; and the Mortgagee in such case shall, upon the request of the Mortgagor and at the Mortgagor’s cost and expense unless prohibited by law, deliver to the Mortgagor proper instruments acknowledging satisfaction of this instrument.

6.4 Renewals, Amendments and Other Security. Renewals and extensions of the Indebtedness may be given at any time and amendments may be made to agreements relating to any part of such Indebtedness or Liens on the Mortgaged Property and the Mortgagee may take or may now hold other security for the Indebtedness. The Mortgagee may resort first to such other security or any part thereof or first to the security herein given or any part thereof, or from time to time to either or both, even to the partial or complete abandonment of either security, and such action shall not be a waiver of any rights conferred by this instrument, which shall continue as a first lien upon the Mortgaged Property not expressly released until the Loans and all other Indebtedness secured hereby are fully paid.

6.5 Instrument and Assignment, etc. This instrument shall be deemed to be and may be enforced from time to time as an assignment, chattel mortgage, contract, deed of trust, financing statement, real estate mortgage, or security agreement, and from time to time as any one or more thereof.

6.6 Nature of Covenants. The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon the successors and assigns of the parties hereto.

6.7 CHOICE OF LAW. This Mortgage, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Mortgage, or the negotiation, execution or performance of this Mortgage (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Mortgage or as an inducement to enter into this Mortgage), shall be governed by, and enforced in accordance with, the internal laws of the State of Wyoming, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction.

6.8 Unenforceable or Inapplicable Provisions. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction, and the remaining provisions hereof shall be liberally construed in favor of the Mortgagee in order to effectuate the provisions hereof, and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction. Any reference herein contained to a statute or law of a state in which no part of the Mortgaged Property is situated shall be deemed inapplicable to, and not used in, the interpretation hereof.

6.9 Rights Cumulative. Each and every right, power and remedy herein given to the Mortgagee shall be cumulative and not exclusive; and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by the Mortgagee and the exercise, or the beginning of the exercise, of any such right, power or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter, any other right, power or remedy. No delay or omission by the Mortgagee in the exercise of any right, power or remedy shall impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing.

6.10 Waiver by the Mortgagee. Any and all covenants in this instrument may from time to time by instrument in writing signed by the Mortgagee be waived to such extent and in such manner as the Mortgagee may desire, but no such waiver shall ever affect or impair the Mortgagee’s rights or liens hereunder except to the extent specifically stated in such written instrument.

6.11 Successors and Assigns. This instrument is binding upon the Mortgagor and the Mortgagor’s successors and assigns, and the Mortgagee and its respective successors and assigns, and shall inure to the benefit of the Mortgagee, its successors and assigns, and the provisions hereof shall likewise be covenants running with the land.

6.12 Article and Section Headings. The article and section headings in this instrument are inserted for convenience of reference and shall not be considered a part of this instrument or used in its interpretation.

6.13 Exculpation Provisions. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS MORTGAGE AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS MORTGAGE; THAT IT HAS IN FACT READ THIS MORTGAGE AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS MORTGAGE; THAT IT

HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS MORTGAGE; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS MORTGAGE; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS MORTGAGE RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS MORTGAGE ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

6.14 Execution in Counterparts. This instrument may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all of which are identical except that, to facilitate recordation or filing, in any particular counterpart portions of Exhibit A hereto which describe properties situated in parishes or counties other than the parish or county in which such counterpart is to be recorded or filed may have been omitted.

6.15 Non Disturbance of Prior Mortgages. This Mortgage shall not in any way release or relinquish any of the rights of the Mortgagee under any other mortgage or operate as a termination, surrender or release thereof unless the same is paid in full.

6.16 Special Filing as Financing Statement. This instrument shall likewise be a Security Agreement, a Financing Statement, AS-EXTRACTED COLLATERAL FILING and a Fixture Filing. This instrument is to be filed for record, among other places, in the real estate records of each county in which the Leases described in Exhibit A hereto, or any part thereof, are situated, and, when filed in such counties, shall be effective as a financing statement covering fixtures located on the Lands and Hydrocarbons as and after they are extracted and accounts arising from the sale of such extracted Hydrocarbons which are to be financed at the wellhead(s) of the well(s) located on the Lands. A photographic or other reproduction of this instrument shall be sufficient as a financing statement. The following information is accordingly included:

(a) the name of the Mortgagor (debtor) is PEAK POWDER RIVER RESOURCES, LLC, having a principal place of business in Durango, Colorado at 1910 Main Avenue, Durango, Colorado 81301.

(b) the name of the Mortgagee is FORTRESS CREDIT CORP., having a principal place of business in New York City at 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(c) the address of the Mortgagee (secured party) from which information may be obtained is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

(d) the mailing address of the Mortgagor is 1910 Main Avenue, Durango, CO 81301.

(e) a description of the collateral is set forth in subparagraphs (a) through (l) inclusive following the granting clause beginning on page three of this instrument.

(f) a legal description of the real estate to which the collateral is or may become fixed is set forth in Exhibit A attached hereto.

6.17 Notices. Any notice, request, demand or other instrument which may be required or permitted to be given or served shall be sufficiently given to the Mortgagee, when mailed by first-class mail, addressed to the Mortgagee at 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, and to the Mortgagor, at 1910 Main Avenue, Durango, CO 81301, or to such different address as the Mortgagor shall have designated by written notice received by the Mortgagee.

6.18 Maximum Amount Secured. The aggregate principal amount outstanding under the Credit Agreement and secured hereunder shall not exceed at any one time the total amount of $124,000,000.

6.19 Entire Agreement; Amendment. THIS MORTGAGE AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO. THE PROVISIONS OF THIS MORTGAGE MAY BE AMENDED OR WAIVED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY THE MORTGAGOR AND THE MORTGAGEE.

6.20 Controlling Provision Upon Conflict. This Mortgage is subject in all aspects to the Credit Agreement. In the event of any conflict between the provisions of this Mortgage and the Credit Agreement, except as otherwise provided herein the provisions of the Credit Agreement shall control. Notwithstanding the foregoing or anything to the contrary herein or in the Credit Agreement, under no circumstances shall Section 10.09 of the Credit Agreement (Governing Law; Jurisdiction) control over Section 6.7 of this Mortgage (Choice of Law), such that Wyoming law shall apply and govern this Mortgage in all respects.

THIS DOCUMENT IS TO BE FILED IN THE REAL ESTATE RECORDS WHERE THE MORTGAGED PROPERTY IS LOCATED.

[Signature Pages Follow]

EXECUTED on the date(s) of the acknowledgement(s) below, to be effective as of the date first set forth above.

MORTGAGOR:
PEAK POWDER RIVER RESOURCES, LLC

By:
Name:
Title:

ACKNOWLEDGEMENT

STATE OF	)
	)	SS:
COUNTY OF	)

The foregoing instrument was acknowledged before me this [•] day of [•], 2023, by [•], as [•] of PEAK POWDER RIVER RESOURCES, LLC, a Wyoming limited liability company, on behalf of said limited liability company.

Witness my hand and official seal.

(Signature of notarial officer)

Title (and Rank)
My commission expires: [•]

PREAMBLE TO Exhibit A

The following Exhibit A is attached to and made a part of that certain Mortgage, Assignment of Production, Security Agreement and Financing Statement dated effective as of January 31, 2023 (the “Mortgage”), by PEAK POWDER RIVER RESOURCES, LLC, as Mortgagor, in favor of FORTRESS CREDIT CORP.

Exhibit A contains the descriptions of the Mortgaged Properties which are referred to in the Mortgage. Unless context otherwise requires, all terms used in Exhibit A shall have the respective meanings assigned to them in the Mortgage.

Any well, unit, lease, area and property names and numbers set forth in Exhibit A are for reference purposes only and shall not be accorded any other significance. The legal description of the real estate upon which the drilling and spacing unit for each of the Mortgaged Properties is located has been abbreviated. It is the intent of Mortgagor to mortgage the entire interest of Mortgagor in each Mortgaged Property.

The words “oil” and “gas” as used in Exhibit A are words of general description, and reference should be had to the instrument creating the particular interest in oil, gas and/or other minerals for a more particular description thereof.

Following any heading entitled “Working Interest,” the interest referred to is the gross working interest of Mortgagor in the subject well or unit. Following any heading entitled “Net Revenue Interest,” the interest referred to is Mortgagor’s share of production from or attributable to the subject well or unit after satisfaction of all royalty interests, overriding royalty interests, production payments and all other non-operating interests. Any such references are not intended to limit in any way whatsoever the interest affected by the Mortgage, and, with respect to any Mortgaged Property identified, the Mortgage covers the full working interest and net revenue interest of Mortgagor in respect of all lands described in, covered by or unitized with such Mortgaged Property.

In any instance in which a Mortgaged Property covered by Exhibit A purports to cover any tract of land, or portion thereof, which, because of misdescription or operation of law, such lease does not in fact cover, Mortgagee hereby expressly disclaims any interest in such land.

EXHIBIT A

(see attached.)

Exhibit E

to

Credit and Guaranty Agreement

FORM OF SECURITY AGREEMENT

(See Attached)

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT is entered into as of January 31, 2023, by and among EACH OF THE UNDERSIGNED, whether as an original signatory hereto or as an Additional Grantor (as defined below) (individually, a “Grantor” and, collectively, the “Grantors”) and Fortress Credit Corp., as administrative agent (in such capacity, “Agent”) for the Secured Parties (as defined below).

PRELIMINARY STATEMENTS

WHEREAS, Peak Exploration & Production, LLC, a Delaware limited liability company, as borrower (“Borrower”), certain of Borrower’s Subsidiaries, as Guarantors party thereto from time to time, the lenders from time to time party thereto (the “Lenders”) and Agent are parties to that certain Credit and Guaranty Agreement dated as of January 31, 2023 (as the same may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make Loans to Borrower in a manner and upon the terms and conditions set forth therein; and

WHEREAS, as security for the Secured Obligations, each Grantor has agreed, among other things, to grant liens on and security interests in the Collateral (as defined below) to Agent for the benefit of the Secured Parties and, in furtherance of the foregoing, has agreed to execute and deliver this Agreement to Agent.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and Agent, on behalf of the Secured Parties, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

Section 1.2. Terms Defined in New York Uniform Commercial Code. Terms defined in the New York UCC which are not otherwise defined in this Agreement are used herein as defined in the New York UCC.

Section 1.3. Definitions of Certain Terms Used Herein. As used in this Agreement, the following terms shall have the following meanings:

“Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

“Accounts” shall mean all “accounts” as defined in Article 9 of the New York UCC.

“Additional Grantors” shall have the meaning set forth in Section 4.6.

“Agent” shall have the meaning set forth in the preamble to this Agreement.

“Agreement” means this Pledge and Security Agreement, dated as of January 31, 2023, made by each of the Grantors in favor of Agent for the benefit of the Secured Parties, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Article” means a numbered article of this Agreement, unless another document is specifically referenced.

“As-Extracted Collateral” shall mean “as-extracted collateral” as defined in Article 9 of the New York UCC.

“Borrower” shall have the meaning set forth in the preliminary statements to this Agreement.

“Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the New York UCC, including “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the New York UCC.

“Collateral” shall have the meaning assigned in Section 2.1 and shall not include the Excluded Assets, other than to the extent such Excluded Assets becomes Collateral as provided in Section 2.2.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) collaterally assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a Lien or security interest in such real or personal property.

“Commercial Tort Claims” shall mean all “commercial tort claims” as defined in Article 9 of the New York UCC, including, without limitation, all commercial tort claims listed on Schedule II (as such schedule may be amended or supplemented from time to time).

“Commodities Accounts” shall mean all “commodity accounts” as defined in Article 9 of the New York UCC.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the New York UCC.

“Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder).

“Copyrights” shall mean all United States and foreign copyrights, all mask works fixed in semiconductor chip products (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether currently registered, now or hereafter in force throughout the world, all registrations and applications therefor, all rights corresponding thereto throughout the world, all extensions and renewals of any thereof, the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Credit Agreement” shall have the meaning set forth in the preliminary statements to this Agreement.

“Deposit Accounts” shall mean all “deposit accounts” as defined in Article 9 of the New York UCC.

“Documents” shall mean all “documents” as defined in Article 9 of the New York UCC.

“Equipment” shall mean: all “equipment” as defined in Article 9 of the New York UCC.

“Event of Default” means an event described in Section 5.1.

“Exhibit” refers to a specific exhibit to this Agreement, unless another document is specifically referenced.

“General Intangibles” shall have the meaning set forth in Article 9 of the New York UCC.

“Goods” shall mean all “goods” as defined in Article 9 of the New York UCC.

“Governmental Approvals” means (i) any authorization, consent, approval, license, waiver or exemption, by or with; (ii) any required notice to; (iii) any declaration of or with; or (iv) any required registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Grantor” and “Grantors” shall have the meaning set forth in the preamble to this Agreement.

“Instruments” shall mean all “instruments” as defined in Article 9 of the New York UCC.

“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether Agent is the loss payee thereof).

“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

“Inventory” shall mean: all “inventory” as defined in Article 9 of the New York UCC.

“Investment Accounts” shall mean the Securities Accounts, Commodities Accounts and Deposit Accounts.

“Investment Property” shall have the meaning set forth in Article 9 of the New York UCC.

“Investment Related Property” shall mean: (i) all Investment Property and (ii) all of the following (regardless of whether classified as Investment Property under the New York UCC): all Pledged Securities, the Investment Accounts, and certificates of deposit.

“Issuer” means any issuer of a Pledged Note.

“Lenders” shall have the meaning set forth in the preliminary statements to this Agreement.

“Letters of Credit” shall mean all “letters of credit” as defined in Article 9 of the New York UCC.

“Letter of Credit Right” shall mean “letter-of-credit right” as defined in Article 9 of the New York UCC.

“Money” shall mean “money” as defined in the New York UCC.

“New York UCC” means the Uniform Commercial Code as in effect in the State of New York, as the same may be amended, modified or supplemented.

“Ownership Interests” means all interests in any limited liability company, general partnership, limited partnership, limited liability partnership or other partnership.

“Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether such Grantor is licensee or licensor thereunder).

“Patents” shall mean all United States and foreign patents and applications for letters patent throughout the world, all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations of any of the foregoing, all rights corresponding thereto throughout the world, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit and the right to sue for past, present and future infringements of any of the foregoing.

“Payment Intangibles” shall have the meaning set forth in Article 9 of the New York UCC.

“Pledge Amendment” shall have the meaning set forth in Section 4.5.

“Pledged Notes” means all promissory notes listed on Schedule I (as such schedule may be amended or supplemented from time to time) and all other promissory notes or other instruments issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Securities” means all Securities and Ownership Interests now owned and hereafter acquired by any Grantor, including as described on Schedule I attached hereto (as such schedule may be amended or supplemented from time to time), and all Securities and Ownership Interests pledged in any Pledge Amendment hereafter executed and delivered by any Grantor pursuant to Section 4.5 of this Agreement.

“Proceeds” shall mean all “proceeds” as defined in Article 9 of the New York UCC.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or Secured Parties, and certificates, acknowledgments, or other writings, including lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

“Record” shall have the meaning specified in Article 9 of the New York UCC.

“Release Date” means the date upon which (a) the Loans and the Secured Obligations (other than contingent indemnification obligations) have been paid in full in cash (or, solely with respect to Secured Obligations in respect of Swap Agreements, alternative arrangements satisfactory to the applicable Qualified Counterparty have been made, as certified to the Agent by a Responsible Officer of Borrower prior to the Release Date) and (b) the Commitments of all Lenders have terminated.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Security” has the meaning set forth in Article 8 of the New York UCC.

“Securities Accounts” shall mean all “securities accounts” as defined in Article 8 of the New York UCC.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Entitlements” shall mean all “security entitlements” as defined in Article 9 of the New York UCC.

“Stock Rights” means any securities, dividends or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, limited partnership, general partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by an issuer of such securities.

“Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the New York UCC.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how now or hereafter owned or used in, or contemplated at any time for use in, the business of such Grantor (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past, present and future misappropriation, infringement or other violation of any Trade Secret, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder).

“Trademarks” shall mean all United States, state, territorial, provincial and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing, all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“United States” shall mean the United States of America.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

GRANT OF SECURITY

INTEREST

Section 2.1. Grant of Security. Subject to Section 2.2, each Grantor hereby grants to Agent for the benefit of the Secured Parties a security interest and continuing Lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to, such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a)	all Accounts;

(b)	all As-Extracted Collateral;

(c)	all cash and Cash Equivalents;

(d)	all Chattel Paper;

(e)	all Commercial Tort Claims;

(f)	all Commodity Accounts;

(g)	all Deposit Accounts;

(h)	all Securities Accounts and Securities Entitlements;

(i)	all Documents;

(j)	all Equipment;

(k)	all Fixtures;

(l)	all General Intangibles;

(m)	all Goods;

(n)	all Governmental Approvals;

(o)	all Instruments;

(p)	all Insurance;

(q)	all Intellectual Property;

(r)	all Inventory;

(s)	all Investment Related Property;

(t)	all Letters of Credit and Letter of Credit Rights;

(u)	all Money;

(v)	all Receivables and Receivable Records;

(w)	all books and records pertaining to the Collateral;

(x)	to the extent constituting personal property and not otherwise included above, Hydrocarbons, Hydrocarbon Interests and Oil and Gas Properties;

(y)	to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(z)	to the extent not otherwise included above, all Proceeds, products, accessions, profits, rents, replacements, substations of or in respect of any of the foregoing.

Section 2.2. Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 2.1 hereof attach to any Excluded Assets; provided however that, when any such Excluded Asset described above ceases to meet the definition of Excluded Asset, such property shall immediately and automatically constitute and become part of the Collateral and be subject to the Lien and security interest created by this Agreement without any further action by any Person.

Section 2.3. Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Secured Obligations.

Section 2.4. Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended to be or shall be a delegation of duties to Agent or any other Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral and (iii) the exercise by Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to Agent and the other Secured Parties that:

Section 3.1. Title, Authorization, Validity and Enforceability. Such Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens (other than Liens permitted by Section 6.03 of the Credit Agreement, and in the case of priority, subject only to Permitted Prior Liens) and has full power and authority to grant to Agent the security interest in such Collateral pursuant hereto. Such Grantor has duly authorized, executed and delivered this Agreement by all necessary corporate, partnership, limited liability or equivalent proceedings, and this Agreement constitutes a legal, valid and binding obligation of such Grantor and creates a security interest which is enforceable against such Grantor in all now owned and hereafter acquired Collateral, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.2. Type and Jurisdiction of Organization. Such Grantor is a corporation, limited partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction wherein failure to have such authorization would reasonably be expected to result in a Material Adverse Effect. Such Grantor is not now nor has it during the five years prior to the date hereof been incorporated or organized as any other type of entity or under the laws of any other jurisdiction.

Section 3.3. Principal Location. On the date hereof, such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), is disclosed in Exhibit “A”. Excluding locations where a Grantor is a lessee with respect to any oil and gas lease, such Grantor has no other places of business except those set forth in Exhibit “A”.

Section 3.4. No Other Names. As of the date hereof, during the preceding five-year period, such Grantor has not conducted business under any name except those set forth in Exhibit “B”. On the date hereof, each Grantor’s name, as set forth on Exhibit “B”, is the exact name as it appears in such Grantor’s Organizational Documents, as amended, as filed with such Grantor’s jurisdiction of organization. Such Grantor has furnished to Agent a certified charter, certificate of incorporation or other organizational document and long-form good standing certificate as of a date which is recent to the date hereof.

Section 3.5. No Financing Statements. No financing statement describing all or any portion of the Collateral (other than financing statements filed in order to perfect any Lien permitted pursuant to Section 6.03 of the Credit Agreement) which has not lapsed or been terminated naming such Grantor as debtor has been filed by such Grantor or, to such Grantor’s knowledge, by any other Person, in any jurisdiction except for the financing statements naming Agent on behalf of the Secured Parties as the secured party.

Section 3.6. Federal Taxpayer Identification Number. Such Grantor’s Federal taxpayer identification number as of the date hereof is set forth on Exhibit “C”.

Section 3.7. Grantor’s Location. The jurisdiction in which such Grantor is located for purposes of Sections 9-301 and 9-307 of the New York UCC as of the date hereof is set forth on Exhibit “D”.

Section 3.8. Pledged Securities, Pledged Notes and Other Investment Property. Schedule I sets forth a complete and accurate list of all Pledged Securities, Pledged Notes and other Investment Property owned by such Grantor on the date hereof, and to the extent certificated or otherwise evidenced by an Instrument, all such Pledged Securities, Pledged Notes and other Investment Property has been delivered to Agent, for the benefit of the Secured Parties in accordance with Section 4.2. Such Grantor is the direct and beneficial owner of each Pledged Security, Pledged Note and other type of Investment Property listed on Schedule I, free and clear of any Liens, except for the security interest granted to Agent for the benefit of the Secured Parties hereunder. Each Grantor further represents and warrants that (i) all such Pledged Securities or other types of Investment Property which are shares of stock in a corporation or ownership interests in a limited partnership or limited liability company have been (to the extent such concepts are relevant with respect to such Pledged Security or other type of Investment Property) duly and validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to Agent representing an ownership interest in a limited partnership or limited liability company, either such certificates are Securities as defined in Article 8 of the Uniform Commercial Code of the applicable jurisdiction as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed Agent in accordance with Section 4.2.2 so that Agent may take steps to perfect its security interest therein as a General Intangible, and (iii) all Pledged Notes have been duly authorized, authenticated or issued, and delivered and are the legal, valid and binding obligation of the Issuer thereof and enforceable against such Issuer in accordance with its terms.

Section 3.9. Due Authorization of Pledged Securities. All of the Pledged Securities have been duly authorized and validly issued and are fully paid and non-assessable (to the extent such non-assessable concept is relevant with respect to such Pledged Securities). The Collateral includes, without limitation, all of the issued and outstanding Capital Stock of each of the Subsidiaries owned by each Grantor and there are no outstanding warrants, options or other rights to purchase, or other agreements (other than the Loan Documents) outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Securities.

Section 3.10. Filing of Financing Statements. Upon the filing of all UCC financing statements naming each Grantor as “debtor” and Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Exhibit “D” hereof (as such exhibit may be amended or supplemented from time to time) (which, in the case of all such filings, have been delivered to Agent in completed form), the security interests granted to Agent hereunder for the benefit of the Secured Parties constitute valid and perfected first priority Liens (subject in the case of priority only to Permitted Prior Liens) on all of the Collateral as to which Liens may be perfected by such filing under applicable state law.

Section 3.11. Actions; Consents. All actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Collateral have been made or obtained.

Section 3.12. Authorization; Approvals. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of Agent hereunder or (ii) the exercise by Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (x) for the filings contemplated by Section above and (y) as may be required from Governmental Authorities in connection with such exercise by Agent by applicable Laws affecting the exercise of remedies generally.

Section 3.13. Receivables. No amount in excess of $500,000 individually payable to such Grantor under or in connection with any Receivable is evidenced by, or constitutes, an Instrument or Chattel Paper which has not been delivered to, or otherwise subjected to the Control of, Agent. All such Receivables are (i) the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (ii) enforceable in accordance with its terms in all material respects, (iii) not subject to any setoffs, defenses, taxes or counterclaims (except with respect to refunds, returns and allowances in the ordinary course of business) and (iv) in compliance in all material respects with all applicable laws, whether federal, state, local or foreign.

Section 3.14. Account Debtors. As of the Effective Date, none of the Account Debtors in respect of any Receivable is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign.

Section 3.15. [Reserved].

Section 3.16. Commercial Tort Claims. Schedule II (as such schedule may be amended or supplemented from time to time) sets forth all Commercial Tort Claims of each Grantor in excess of $500,000 with respect to any one claim.

Section 3.17. Investment Accounts. Schedule III (as such schedule may be amended or supplemented from time to time) correctly identifies all Investment Accounts owned by each Grantor and institutions holding such Investment Accounts; all Investment Accounts that constitute Excluded Accounts (if any) are designated as such on Schedule III.

Section 3.18. [Reserved].

Section 3.19. Reaffirmations of Representations and Warranties. With respect to each Grantor other than Borrower, the representations and warranties in the Credit Agreement are incorporated herein by reference, the same as if stated verbatim herein as representations and warranties made by such Grantor, and such Grantor, jointly and severally represents and warrants that each of such representations and warranties are true and correct in all material respects (other than any such representations and warranties that are already qualified by materiality, in which case such representations and warranties are true and correct in all respects), or, to the extent such representations and warranties specifically relate to an earlier date, on and as of such earlier date,

ARTICLE IV

COVENANTS

From the date of this Agreement, and thereafter until this Agreement is terminated:

Section 4.1. General.

4.1.1 Inspection. Each Grantor will permit Agent or any Lender, by its representatives and agents, upon reasonable prior notice so long as no Event of Default has occurred and is continuing, (i) to inspect the Collateral, (ii) to examine and make copies of the records of such Grantor relating to the Collateral and (iii) to discuss the Collateral and the related records of such Grantor with, and to be advised as to the same by, such Grantor’s officers, all at such reasonable times and intervals as reasonably requested, and all at the Grantors’ expense; provided that, in the absence of any Event of Default, only one such visit and inspection in any Fiscal Year shall be at the expense of the Borrower; provided further that during the occurrence and continuance of an Event of Default, the Administrative Agent or any Lender (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower.

4.1.2 [Reserved].

4.1.3 [Reserved].

4.1.4 Financing Statements and Other Actions; Defense of Title. Each Grantor hereby authorizes Agent or its designee to file all financing statements and other documents and take such other actions as may from time to time be reasonably requested by Agent or its designee in order to maintain a first priority perfected security interest (subject in the case of priority only to Liens permitted pursuant to Section 6.03 of the Credit Agreement) in and, if applicable, Control of, the Collateral. Each Grantor hereby authorizes Agent or its designee to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Agreement. Each Grantor will, at such Grantor’s expense, take any and all actions reasonably necessary to defend title to the Collateral against all persons and to defend the security interest of Agent in the Collateral and the priority thereof against any Lien not expressly a Permitted Prior Lien.

4.1.5 Disposition of Collateral. Except as otherwise permitted under the Credit Agreement, none of the Grantors will sell, assign, transfer, exchange, lease or otherwise dispose of, or grant any option with respect to, the Collateral or any interest therein or enter into any agreement or undertaking restricting the right or ability of such Grantor or Agent to do the same.

4.1.6 Liens. None of the Grantors will create, incur, or suffer to exist any Lien on the Collateral except the security interest created by this Agreement and the Liens expressly permitted by Section 6.03 of the Credit Agreement.

4.1.7 Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. Except as otherwise permitted under the Credit Agreement, each Grantor will:

(a)

preserve its existence as a corporation, limited partnership or limited liability company and not, in one transaction or a series of related transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets;

(b)	not change its corporate name or any trade name used to identify it in the conduct of its business or ownership of its properties or its state of organization; and

(c)	not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified on Exhibit “A”;

unless such Grantor shall have given Agent and Lenders not less than ten (10) Business Days’ prior written notice of such event or occurrence (or such later date as Agent may agree in its sole discretion) and have taken all action reasonably requested by Agent for the purpose of maintaining the perfection and priority of Agent’s security interest under this Agreement. In any notice furnished pursuant to this Section 4.1.7, such Grantor will expressly state that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection of Agent’s security interest in the Collateral.

4.1.8 Other Financing Statements. None of the Grantors will authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by Section 4.1.4 and in respect of Liens expressly permitted by Section 6.03 of the Credit Agreement.

Section 4.2. Securities, Pledged Notes and Documents; Certificated Securities.

4.2.1 Each Grantor will (i) deliver to Agent immediately after execution of this Agreement the originals of all certificated Pledged Securities constituting Collateral (if any then exist) and all Pledged Notes (if any then exist), in each case, to the extent not previously delivered to Agent, and shall cause such certificate or instrument to be delivered to Agent duly indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the applicable Uniform Commercial Code) regardless of whether such certificate constitutes a “certificated security” for purposes of the applicable Uniform Commercial Code, (ii) hold in trust for Agent upon receipt, segregated from other Property of such Grantor, and immediately thereafter (and in any event, within five (5) Business Days) deliver to Agent any Pledged Securities constituting Collateral and any Pledged Notes, duly indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the applicable Uniform Commercial Code), if applicable, and (iii) upon Agent’s request, after the occurrence and during the continuance of an Event of Default, deliver to Agent (and thereafter hold in trust for Agent upon receipt and immediately deliver to Agent) (x) any Document evidencing or constituting Collateral, (y) any dividends or distributions declared or paid, in cash or property, upon any of the Pledged Securities, and (z) any payments received, in cash or property, with respect to any Pledged Note or any other Collateral.

4.2.2 No Grantor shall cause or agree to any Pledged Securities not represented by certificates to be certificated or to become “securities” within the meaning of Article 8 of the applicable Uniform Commercial Code except in each case for such Pledged Securities that are under the “control” of Agent pursuant to Article 8 of the applicable Uniform Commercial Code.

Section 4.3. Uncertificated Securities and Certain Other Investment Property. Each Grantor will permit Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property not represented by certificates which are Pledged Securities to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Liens of Agent granted pursuant to this Agreement. Each Grantor will take any actions reasonably requested by Agent necessary to cause (i) the issuers of uncertificated securities which are Collateral and which are Securities or other Investment Property and (ii) any financial intermediary which is the holder of any Securities or other Investment Property, to cause Agent to have and retain Control over such Securities or other Investment Property. Without limiting the foregoing, if requested by the Lead Lender, each Grantor will, with respect to uncertificated Securities and other Investment Property held with a financial intermediary, cause such financial intermediary to enter into a control agreement with Agent in form and substance reasonably satisfactory to Agent and the Lead Lender.

Section 4.4. Stock and Other Ownership Interests.

4.4.1 Changes in Capital Structure of Issuers. Except as otherwise permitted under the Credit Agreement, none of the Grantors will vote any of the Securities, Ownership Interests or other Investment Property in favor of, or take any other action to (i) permit or suffer, any issuer of privately held corporate securities or other ownership interests in a corporation, limited partnership, general partnership, joint venture or limited liability company constituting Collateral to dissolve, liquidate, retire any of its capital stock, Ownership Interests or other Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity, (ii) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents in any way that materially changes the rights of such Grantor with respect to any Collateral or adversely affects the validity, perfection or priority of Agent’s security interest or (iii) waive any default under or breach of any terms of any organizational documents relating to the issuer of any Securities.

4.4.2 Registration of Pledged Securities and other Investment Property. Each Grantor will permit any registerable Pledged Securities or any Ownership Interest which become a Security to be registered in the name of Agent or its nominee at any time an Event of Default has occurred and is continuing at the option of the Majority Lenders.

4.4.3 Exercise of Rights in Pledged Securities and other Investment Property. Each Grantor will permit Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, without notice, to exercise all voting and corporate rights relating to the Pledged Securities, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Pledged Securities and the Stock Rights as if it were the absolute owner thereof. Notwithstanding anything herein or in each Grantor’s organizational documents to the contrary, if an Event of Default has occurred and is continuing, Agent shall have the right, at any time in its discretion and without notice to any Grantor, (i) to transfer to or to register in the name of Agent or any of its nominees any Investment Property or other Pledged Securities constituting Collateral, and (ii) exercise the voting power and all other incidental rights of ownership with respect to the same.

Section 4.5. Additional Collateral. Each Grantor further agrees that it will, upon obtaining any additional Collateral, including, without limitation, any promissory notes, shares of stock, limited partnership interests, general partnership interests, membership interests or other securities or instruments, Investment Accounts, or Commercial Tort Claims in excess of the thresholds set forth in Section 3.17 above required to be pledged hereunder as provided in Section 4.2 or as provided in the Credit Agreement, promptly (and in any event within thirty (30) days or such other date as the Agent may agree to in its sole discretion) deliver to Agent a Pledge Amendment, duly executed by such Grantor, in substantially the form of Schedule V annexed hereto (a “Pledge Amendment”), in respect of the additional Collateral to be pledged pursuant to this Agreement, duly indorsed by such Grantor and together with an undated stock power duly executed in blank by such Grantor to be held by Agent, if applicable. Each Grantor hereby authorizes

Agent or its designee to attach each Pledge Amendment to this Agreement and agrees that all certificates, instruments, Investment Accounts or Commercial Tort Claims listed on any Pledge Amendment delivered to Agent shall for all purposes hereunder be considered Collateral; provided that the failure of such Grantor to execute a Pledge Amendment with respect to any additional certificates, instruments, Investment Accounts or Commercial Tort Claims pledged pursuant to this Agreement shall not impair the security interest of Agent therein or otherwise adversely affect the rights and remedies of Agent hereunder with respect thereto.

Section 4.6. Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Counterpart Agreement. Upon delivery of any such Counterpart Agreement to Agent, notice of which is hereby waived by each Grantor, such Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Agent not to cause any Subsidiary of Borrower or any other Grantor to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

Section 4.7. Covenants in the Credit Agreement. Each Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, by it so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor.

ARTICLE V

EVENT OF DEFAULT

Section 5.1. Event of Default. Any occurrence of any “Event of Default” under, and as defined in, the Credit Agreement shall constitute an Event of Default hereunder.

Section 5.2. Acceleration and Remedies. Upon the occurrence and continuance of an Event of Default, Agent may exercise any or all of the following rights and remedies:

5.2.1 Those rights and remedies provided in this Agreement, the Credit Agreement, or any other Loan Document, provided that this Section 5.2.1 shall not be understood to limit any rights or remedies available to Agent and the other Secured Parties prior to an Event of Default.

5.2.2 Those rights and remedies available to Agent under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien).

5.2.3 Prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Agent deems appropriate.

5.2.4 Give notice of sole control or any other instruction under any Control Agreement in respect of any Investment Account (other than Excluded Accounts) subject to such Control Agreement and take any action with respect to such Collateral.

5.2.5 Without notice except as specifically provided in Section 9.1 or elsewhere herein, collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or sell, lease, license (on an exclusive or nonexclusive basis), assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as Agent may deem commercially reasonable.

Agent, on behalf of the Secured Parties, shall comply with any applicable state or federal law requirements in connection with a disposition of the Collateral. Such compliance will not be considered to adversely affect the commercial reasonableness of any sale of any Collateral.

Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the New York UCC and Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the New York UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted, and all legal rights which might otherwise require Agent to enforce its rights by judicial process. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) Business Days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the out-of-pocket fees of any attorneys employed by Agent to collect such deficiency.

Section 5.3. Each Grantor’s Obligations Upon Event of Default. Upon the written request of Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

5.3.1 Assembly of Collateral. At Grantor’s expense, promptly assemble and make available to Agent the Collateral and all records relating thereto at any place or places reasonably specified by Agent.

5.3.2 Agent Access. Permit Agent, by Agent’s representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral without judicial process.

Section 5.4. Controlled Accounts. If any Event of Default shall have occurred and be continuing, Agent may deliver a notice of sole or exclusive control with respect to any or all Controlled Accounts, exercise exclusive control over such Controlled Accounts and/or apply the balance from any Controlled Account or instruct the Person at which any Controlled Account is maintained to pay the balance of any Controlled Account to or for the benefit of Agent, in each case, in accordance with the terms of and subject to the conditions set forth in the Credit Agreement and the applicable account control agreement.

Section 5.5. Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment

Related Property for their own account for investment and not with a view to the distribution or resale thereof. Upon the occurrence and during the continuation of an Event of Default, if Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall furnish, and shall cause each issuer of any Pledged Securities to be sold hereunder from time to time to furnish, to Agent all such information as Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by Agent in exempt transactions under the Securities Act and the rules and regulations of the SEC thereunder, as the same are from time to time in effect. IF AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING, THE AGENT SHALL HAVE THE RIGHT, AT ANY TIME IN ITS DISCRETION AND WITHOUT NOTICE TO ANY GRANTOR, (I) TO TRANSFER TO OR TO REGISTER IN THE NAME OF THE AGENT OR ANY OF ITS NOMINEES ANY INVESTMENT PROPERTY OR OTHER PLEDGED SECURITIES CONSTITUTING COLLATERAL, AND (II) EXERCISE THE VOTING POWER AND ALL OTHER INCIDENTAL RIGHTS OF OWNERSHIP WITH RESPECT TO THE SAME. The Agent also shall have the right at any time to exchange certificates or instruments representing or evidencing such Investment Property or other Pledged Securities, if any, for certificates or instruments of smaller or larger denominations.

Section 5.6. [Reserved].

Section 5.7. Cash Proceeds. All proceeds of any Collateral (including, without limitation, any and all distributions or other payments on account of Capital Stock in any of the Grantors) received by any Grantor upon the occurrence and during the continuance of an Event of Default consisting of cash, checks and other non-cash items shall be held by such Grantor in trust for Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to Agent in the exact form received by such Grantor (duly indorsed by such Grantor to Agent, if required).

ARTICLE VI

WAIVERS, AMENDMENTS AND

REMEDIES

No delay or omission of Agent or any Secured Party to exercise any right or remedy granted under this Agreement or abandonment or discontinuance of steps to enforce such right, power or privilege shall impair such right or remedy or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. Except for any Pledge Amendment executed and delivered to Agent by any Grantor in accordance with the terms of Section 4.5, no waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in writing signed by each Grantor and the Agent (with the concurrence or at the direction of the Majority Lenders). All rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to Agent and the other Secured Parties until the Release Date.

ARTICLE VII

PROCEEDS

Section 7.1. Application of Proceeds. Subject to the Swap Intercreditor Agreement, the proceeds of the Collateral shall be applied by Agent to payment of the Secured Obligations in the order and manner contemplated by the Credit Agreement.

ARTICLE VIII

NOTICES

Section 8.1. Sending Notices. Any notice required or permitted to be given under this Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 10.01 of the Credit Agreement.

Section 8.2. Change in Address for Notices. Agent, Lender, any Secured Party or any Grantor may change the address for service of notice upon it by delivering a notice in writing to the other parties.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Notice of Disposition of Collateral; Condition of Collateral. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to a Grantor, addressed as set forth in ARTICLE VIII, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. Agent shall have no obligation to prepare the Collateral for sale.

Section 9.2. Agent Performance of Debtor Obligations. Without having any obligation to do so, Agent may perform or pay any obligation which a Grantor has agreed to perform or pay in this Agreement, after the occurrence and during the continuance of an Event of Default, and such Grantor shall reimburse Agent for any amounts paid by Agent pursuant to this Section 9.2. The Grantors’ obligations to reimburse Agent pursuant to the preceding sentence shall be an Obligation payable on demand.

Section 9.3. Authorization for Agent to Take Certain Action. Each Grantor irrevocably authorizes Agent or its designee at any time and from time to time in the sole discretion of Agent and appoints Agent as its attorney in fact (i) to file financing statements, amendments and continuations necessary or desirable in Agent’s sole discretion to perfect and to maintain the perfection and priority of Agent’s security interest in the Collateral, (ii) after the occurrence and during the continuance of an Event of Default, to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of Agent’s security interest in the Collateral, (iv) after the occurrence and during the continuance of an Event of Default, to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral and which are Securities or other Investment Property or with financial intermediaries holding Securities or other Investment Property as may be necessary or advisable to give Agent Control over such Securities or other Investment Property, (v) after the occurrence and during the continuance of an Event of Default, to apply the proceeds of any Collateral received by Agent to the Secured Obligations as provided in ARTICLE VII, (vi) after the occurrence and during the continuance of an Event of Default, to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted under the Credit Agreement), (vii) after the occurrence and during the continuance of an Event of Default, to take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Agent for the purpose of collecting any and all such moneys due with respect to any Collateral, and (viii) after the occurrence and during the continuance of an Event of Default, to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to Agent or as Agent shall direct. Grantor agrees to reimburse Agent on demand for any payment made or any expense incurred by Agent in connection with any actions taken by Agent pursuant to clauses (i) through (viii) above, provided that this authorization shall not relieve any Grantor of any of its obligations under this Agreement or under the Credit Agreement. THE POWER OF ATTORNEY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE RELEASE DATE.

Section 9.4. Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.5, 4.1.6, Section 4.2, ARTICLE V, or ARTICLE IX will cause irreparable injury to Agent and the Secured Parties, that Agent and the other Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of Agent or the other Secured Parties to seek and obtain specific performance of other obligations of Grantor contained in this Agreement, that the covenants of such Grantor contained in the Sections referred to in this Section 9.4 shall be specifically enforceable against such Grantor.

Section 9.5. [Reserved].

Section 9.6. Benefit of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of each Grantor, Agent and the Secured Parties and their respective successors and permitted assigns, except that none of the Grantors shall have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of Agent.

Section 9.7. Survival of Representations. All representations and warranties of each Grantor contained in this Agreement shall survive the execution and delivery of this Agreement.

Section 9.8. Taxes and Expenses. Each Grantor agrees to pay, indemnify and to save Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to, or resulting from any delay in paying, any and all Other Taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement, to the extent such Grantor would be required to do so pursuant to Section 10.03 of the Credit Agreement. Grantors shall reimburse Agent for any and all reasonable and documented out-of-pocket expenses and charges (including reasonable and necessary attorneys’, auditors’ and accountants’ fees) paid or incurred by Agent and the Lead Lender in connection with the preparation, execution, delivery, administration, collection and enforcement of this Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the reasonable expenses and charges associated with any periodic or special audit of the Collateral), to the extent Grantors would be required to do so pursuant to Section 10.03 of the Credit Agreement. Any and all costs and expenses incurred by Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by Grantors, subject to Section 10.03 of the Credit Agreement.

Section 9.9. Headings. The title of and section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Agreement.

Section 9.10. Releases.

9.10.1 Upon the Release Date, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights and interests in and to the Collateral shall revert to the Grantors, as applicable. At the written request and sole expense of Borrower following any such termination, and subject to the provisions in Article X of the Credit Agreement, Agent shall deliver to such Grantor any Collateral held by Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

9.10.2 If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then Agent, at the written request and sole expense of Borrower or any Subsidiary, but subject to the provisions in Section 10.03 of the Credit Agreement, shall execute and deliver to such Grantor all releases or other documents reasonably requested by Borrower for the release of the Liens created by hereby on such Collateral; provided that, in the case of this Section 9.10.2, Borrower shall have delivered to Agent, at least five (5) Business Days prior to the date of the proposed release (or such shorter time as the Lead Lender may agree but in any event not less than three (3) Business Days, unless otherwise agreed by Agent), a written request for release identifying the relevant Grantor, summarizing the transaction and stating that such transaction is expressly permitted by the Credit Agreement and the other Loan Documents, including, without limitation, the Swap Intercreditor Agreement (and the Secured Parties hereby authorize and direct Agent to conclusively rely on such certifications in performing its obligations under this Section 9.10.2).

9.10.3 At the written request and sole expense of Borrower, a Grantor (other than Borrower) shall be released from its obligations hereunder and the other Loan Documents in the event that all the capital stock of such Grantor shall be Disposed of in a transaction permitted by the Credit Agreement; provided that, in the case of this Section 9.10.3, Borrower shall have delivered to Agent, at least five (5) Business Days prior to the date of the proposed release (or such shorter time as the Lead Lender may agree but in any event not less than three (3) Business Days, unless otherwise agreed by Agent), a written request for release identifying the relevant Grantor, summarizing the transaction and stating that such transaction is expressly permitted by the Credit Agreement and the other Loan Documents, including, without limitation, the Swap Intercreditor Agreement (and the Secured Parties hereby authorize and direct Agent to conclusively rely on such certifications in performing its obligations under this Section 9.10.3).

9.10.4 Except as may be expressly applicable pursuant to Section 9-620 of the New York UCC, no action taken or omission to act by Agent or the other Secured Parties hereunder, including, without limitation, any exercise of voting or consensual rights or any other action taken or inaction, shall be deemed to constitute a retention of the Collateral in satisfaction of the Secured Obligations or otherwise to be in full satisfaction of the Secured Obligations, and the Secured Obligations shall remain in full force and effect, until the Administrative Agent and the other Secured Parties shall have applied payments (including, without limitation, collections from Collateral) towards the Secured Obligations in the full amount then outstanding or until such subsequent time as is provided in Section 9.10.1.

Section 9.11. ENTIRE AGREEMENT. THIS AGREEMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

Section 9.12. CHOICE OF LAW. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE

WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT REGARD TO ANY BORROWING STATUTE THAT WOULD RESULT IN THE APPLICATION OF THE STATUTE OF LIMITATIONS OF ANY OTHER JURISDICTION.

Section 9.13. WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, AGENT AND EACH SECURED PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.14. Expenses; Indemnity; Damage Waiver. Section 10.03 of the Credit Agreement is hereby incorporated by reference mutatis mutandis, as if stated verbatim herein as agreements and obligations of each Grantor.

Section 9.15. Counterparts; Fax. This Agreement may be separately executed in any number of counterparts, all of which when so executed shall be deemed to constitute one and the same Agreement. This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

Section 9.16. Consent of Pledge of Pledged Securities. Each Grantor consents to the grant by each other Grantor of a security interest in all Pledged Securities to Agent, and without limiting the foregoing, consents to the transfer of such Pledged Securities to Agent or its nominee upon the occurrence and during the continuance of an Event of Default and to the substitution of Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

Section 9.17. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.18. SWAP INTERCREDITOR AGREEMENT. TO THE EXTENT A SWAP INTERCREDITOR AGREEMENT IS ENTERED INTO BY THE ADMINISTRATIVE AGENT, BORROWER AND APPLICABLE QUALIFIED COUNTERPARTIES, EACH SECURED PARTY (OTHER THAN AGENT WITH RESPECT TO CLAUSE (C) BELOW) (A) CONSENTS TO THE TERMS OF THE SWAP INTERCREDITOR AGREEMENT, (B) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE SWAP INTERCREDITOR AGREEMENT AND (C) AUTHORIZES AND DIRECTS AGENT (IN ITS CAPACITY AS “COLLATERAL AGENT” UNDER THE SWAP INTERCREDITOR AGREEMENT) TO ENTER INTO THE SWAP INTERCREDITOR AGREEMENT ON BEHALF OF SUCH SECURED PARTY. THE PROVISIONS OF THIS SECTION 9.18 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE SWAP INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE SWAP INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH SECURED PARTY IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE SWAP INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY SECURED PARTY (NOT INCLUDING AGENT) AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE SWAP INTERCREDITOR AGREEMENT. IF THERE IS ANY CONFLICT OR INCONSISTENCY BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF THE SWAP INTERCREDITOR AGREEMENT, THE TERMS AND PROVISIONS OF THE SWAP INTERCREDITOR AGREEMENT SHALL CONTROL WITH RESPECT TO THE TERMS AND PROVISIONS IN CONFLICT OR INCONSISTENCY.

Section 9.19. Concerning Agent.

(a) The actions of Agent hereunder are subject to the provisions, and entitled to the benefits and protections, set forth in the Credit Agreement. Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Collateral), in accordance with this Agreement and the Credit Agreement.

(b) Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and, with respect to all matters pertaining to this Agreement and its duties hereunder.

(c) Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any security interest or Lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby.

(d) Neither Agent nor any of its officers, partners, directors, employees or agents shall be liable to any other Secured Party or any Grantor for any action taken or omitted by Agent under or in connection with any of the Security Documents except to the extent caused by Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, Grantors and Agent have executed this Agreement as of the date first above written.

GRANTORS:

PEAK EXPLORATION & PRODUCTION, LLC, a Delaware limited liability company

By:
Name: [•]
Title: [•]

PEAK ENERGY OPERATING #2, LLC,
a Colorado limited liability company

By:
Name: [•]
Title: [•]

PEAK POWDER RIVER RESOURCES, LLC,
a Wyoming limited liability company

By:
Name: [•]
Title: [•]

PEAK EXPLORATION & PRODUCTION, INC. a Delaware corporation

By:
Name: [•]
Title: [•]

WILLOW SPRINGS DEVELOPMENT COMPANY L.L.C., a Colorado limited liability company

By:
Name: [•]
Title: [•]

AGENT:
FORTRESS CREDIT CORP.

By:
Name: [•]
Title: [•]

EXHIBIT “A”

PLACE OF BUSINESS OR CHIEF EXECUTIVE OFFICE

Place of Business (if it has only one) or Chief Executive Office (if more than one place of business) and Mailing Address:

Grantor	Place of Business/Chief Executive Office	Mailing Address

EXHIBIT “B”

OTHER NAMES

None.

EXHIBIT “C”

FEDERAL TAXPAYER IDENTIFICATION NUMBER

Grantor	Federal Employer Identification Number

EXHIBIT “D”

LOCATION FOR PURPOSES OF UCC

Grantor	Jurisdiction

Schedule I

to

Pledge and Security Agreement

List of Pledged Securities and Pledged Notes

A. STOCKS:

None.

B. OTHER SECURITIES, INVESTMENT PROPERTY AND OWNERSHIP INTERESTS

(CERTIFICATED AND UNCERTIFICATED):

Grantor	Issuer	Certificate Number	Type of Equity Interest	Ownership Interest

C. PLEDGED NOTES

None.

Schedule II

to

Pledge and Security Agreement

Commercial Tort Claims

None.

Schedule III

to

Pledge and Security Agreement

INVESTMENT ACCOUNTS

Grantor:	Financial Institution:	Account Number:	Type of Account:	Excluded Account (Y/N):

Schedule IV

to

Pledge and Security Agreement

[RESERVED]

Schedule V

to

Pledge and Security Agreement

PLEDGE AMENDMENT

This Pledge Amendment, dated [•] is delivered pursuant to Section 4.5 of the Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the Pledge and Security Agreement dated as of January 31, 2023, by and among the Grantors party thereto and Fortress Credit Corp. (“Agent”), as administrative agent for the Secured Parties (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms defined therein being used herein as defined therein) and that the Pledged Securities, Pledged Notes, and Commercial Tort Claims listed on this Pledge Amendment shall be deemed to be part of the Pledged Securities, Pledged Notes, and Commercial Tort Claims and shall become part of the Collateral and shall secure all Secured Obligations.

[•]

By:
Name:
Title:

List of Additional Pledged Securities, Additional Pledged Notes and

Commercial Tort Claims

A. STOCKS:

Grantor	Issuer	Certificate Number	Number of Shares	Ownership Interest

B. OTHER SECURITIES, INVESTMENT PROPERTY AND OWNERSHIP INTERESTS

(CERTIFICATED AND UNCERTIFICATED):

Grantor	Issuer	Certificate Number	Type of Equity Interest	Ownership Interest

C. PLEDGED NOTES

Grantor	Issuer	Payee	Maturity Date	Principal Amount

D. COMMERCIAL TORT CLAIMS

Exhibit F

to

Credit And Guaranty Agreement

FORM OF NOTE

[FOR U.S. FEDERAL INCOME TAX PURPOSES, THE LOANS UNDER THIS AGREEMENT WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273, AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. YOU MAY CONTACT BORROWER, WHO WILL PROVIDE YOU WITH FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE LOANS, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE LOANS AND (3) THE YIELD TO MATURITY OF THE LOANS.]

New York, New York                                 ______________, ______

FOR VALUE RECEIVED, the undersigned, Peak Exploration & Production, LLC, a Delaware limited liability company (“Borrower”), hereby unconditionally promises to pay to ___________________(the “Lender”), or its registered assigns, the principal sum equal to its Commitment as set forth in the Credit Agreement (as hereinafter defined), or, if greater or less, the aggregate unpaid principal amount of the Loans advanced by Lender to Borrower pursuant to the terms of the Credit Agreement, together with interest on the unpaid principal balance thereof as set forth in the Credit Agreement, both principal and interest payable as therein provided in lawful money of the United States of America at the offices of Administrative Agent provided in Section 10.01 of the Credit Agreement, or at such other place, as from time to time may be designated by Administrative Agent in accordance with the Credit Agreement.

The principal and all accrued interest on this Note shall be due and payable in accordance with the terms and provisions of the Credit Agreement. This Note is executed pursuant to that certain Credit and Guaranty Agreement dated as of January [__], 2023, among Borrower, certain Subsidiaries of Borrower, as Guarantors, Fortress Credit Corp., as the Administrative Agent, and the Lenders party thereto (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), is one of the promissory notes referred to in Section 2.04(e) therein and is secured by the Security Documents. Reference is made to the Credit Agreement and the Loan Documents for a statement of prepayment rights and obligations of Borrower, for a statement of the other terms and conditions under which the due date of this Note may be accelerated and for statements regarding other matters affecting this Note (including without limitation principal and interest payment due dates, voluntary and mandatory prepayments, exercise of rights and remedies, payment of attorneys’ fees, court costs and other costs of collection and certain waivers by Borrower and others now or hereafter obligated for payment of any sums due hereunder). Upon the occurrence and continuation of an Event of Default, the Administrative Agent may declare forthwith to be entirely and immediately due and payable the principal balance hereof and the interest accrued hereon, and the Lender shall have all rights and remedies of the Lender under the Credit Agreement and the other Loan Documents. This Note may be prepaid in accordance with the terms and provisions of the Credit Agreement.

Regardless of any provision contained in this Note, the holder hereof shall never be entitled to receive, collect or apply, as interest on this Note, any amount in excess of the Maximum Rate, and, if the holder hereof ever receives, collects, or applies as interest, any such amount which would be excessive interest, it shall be deemed a partial prepayment of principal and treated hereunder as such; and, if the indebtedness evidenced hereby is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the

Maximum Rate, Borrower and the holder hereof shall, to the maximum extent permitted under applicable law (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of the obligations evidenced by this Note and/or referred to in the Credit Agreement so that the interest rate is uniform throughout the entire term of this Note; provided that, if this Note is paid and performed in full prior to the end of the full contemplated term thereof; and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the holder hereof shall refund to Borrower the amount of such excess or credit the amount of such excess against the indebtedness evidenced hereby, and, in such event, the holder hereof shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate.

The ownership of an interest in this Note shall be registered in the Register. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is made in accordance with the terms and conditions of the Credit Agreement, is registered in the Register and the transferee is identified as the owner of an interest in the obligation. The Lender or its agent shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

If any payment of principal or interest on this Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.

If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Borrower agrees to pay all reasonable costs of collection, including, but not limited to, court costs and reasonable attorneys’ fees.

Borrower and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, notice of intention to accelerate the maturity, protest, notice of protest and nonpayment, as to this Note and as to each and all installments hereof, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all such renewals, extensions, indulgences, releases or changes.

This Note, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Note, or the negotiation, execution or performance of this Note (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Note or as an inducement to enter into this Note), shall be governed by, and enforced in accordance with, the applicable laws of the United States of America and the internal laws of the State of New York, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction.

THIS NOTE, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

EXECUTED as of the date and year first above written.

BORROWER:

PEAK EXPLORATION & PRODUCTION, LLC

By:
Name:
Title:

Exhibit G-1

to

Credit and Guaranty Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit and Guaranty Agreement, dated as of January [__], 2023 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Peak Exploration & Production, LLC, a Delaware limited liability company, as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Fortress Credit Corp., as Administrative Agent.

Pursuant to the provisions of Section 2.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and Borrower with a certificate of its non-U.S. Person status on the applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor IRS form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:_______________202[•]

Exhibit G-2

to

Credit and Guaranty Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit and Guaranty Agreement, dated as of January [__], 2023 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Peak Exploration & Production, LLC, a Delaware limited liability company, as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Fortress Credit Corp., as Administrative Agent.

Pursuant to the provisions of Section 2.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on the applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor IRS form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:_______________202[•]

Exhibit G-3

to

Credit and Guaranty Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit and Guaranty Agreement, dated as of January [__], 2023 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Peak Exploration & Production, LLC, a Delaware limited liability company, as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Fortress Credit Corp., as Administrative Agent.

Pursuant to the provisions of Section 2.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY (or applicable successor IRS form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or applicable successor IRS form) or (ii) an IRS Form W-8IMY (or applicable successor IRS form) accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or applicable successor IRS form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:_______________202[•]

Exhibit G-4

to

Credit and Guaranty Agreement

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit and Guaranty Agreement, dated as of January [__], 2023 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Peak Exploration & Production, LLC, a Delaware limited liability company, as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Fortress Credit Corp., as Administrative Agent.

Pursuant to the provisions of Section 2.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and Borrower with IRS Form W- 8IMY (or applicable successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or applicable successor form) or (ii) an IRS Form W-8IMY (or applicable successor form) accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:_______________202[•]

Exhibit H

to

Credit and Guaranty Agreement

FORM OF SWAP INTERCREDITOR AGREEMENT

(See Attached)

SWAP INTERCREDITOR AGREEMENT

THIS SWAP INTERCREDITOR AGREEMENT (this “Agreement”) is entered into as of [•] by and among Peak Exploration & Production, LLC, a Delaware limited liability company (“Borrower”), certain of Borrower’s Subsidiaries as Guarantors under the Credit Agreement from time to time (collectively referred to as “Guarantors,” and together with Borrower, collectively referred to as “Credit Parties”), [•] ([each, an][the] “Initial Secured Swap Counterparty”), any other Person that hereafter becomes a party to this Agreement as a “Secured Swap Counterparty” pursuant to the Joinder Supplement, Fortress Credit Corp., as administrative agent for the Secured Parties (in such capacity, “Collateral Agent”), and each other Person that from time to time becomes a party hereto in accordance with the terms of this Agreement.

RECITALS:

WHEREAS, pursuant to that certain Credit and Guaranty Agreement, dated as of January 31, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors from time to time party thereto, the lenders from time to time parties thereto (collectively referred to as “Lenders”) and Collateral Agent, Lenders have made Loans (as such term is defined in the Credit Agreement) to the Borrower;

WHEREAS, pursuant to (a) the Pledge and Security Agreement, dated as of January 31, 2023 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Security Agreement”), among the Credit Parties and the Collateral Agent, and (b) the other Security Documents (as defined in the Credit Agreement), Borrower and each Guarantor party thereto has granted a security interest on a First Lien basis in the Collateral to secure the Secured Obligations;

WHEREAS, certain Credit Parties and Initial Secured Swap Counterparty have entered into that certain ISDA Master Agreement, dated as of [•], including the schedules, exhibits and annexes related thereto, and have entered into or may enter into one or more transaction confirmations thereunder (collectively referred to as the “Initial ISDA”);

WHEREAS, Borrower and Guarantors may from time to time after the date hereof enter into additional Approved ISDAs to the extent permitted under the Credit Agreement and the other applicable Principal Agreements, in each case which may be secured on a First Lien basis by all or a portion of the Collateral pursuant to the terms of the Security Instruments;

WHEREAS, Borrower and Guarantors may from time to time after the date hereof enter into additional agreements evidencing Indebtedness or other obligations to the extent permitted under the Credit Agreement and the other applicable Principal Agreements, in each case which may be secured on a First Lien basis by all or a portion of the Collateral pursuant to the terms of the Security Instruments;

WHEREAS, the Credit Agreement and the Initial ISDA provide, among other things, that the parties thereto shall enter into this Agreement to, among other things, define the rights, duties, authorities and responsibilities of Collateral Agent and the respective rights and remedies among the Secured Parties with respect to the Collateral; and

WHEREAS, in order to induce the Secured Parties to enter into the transactions contemplated by the Principal Agreements, each of the parties hereto has agreed to the agency, intercreditor and other provisions set forth in this Agreement, and Collateral Agent on behalf of the other Lender Parties, Secured Swap Counterparties and Credit Parties desires to enter into this Agreement to establish certain terms relating to the relative rights of the Lenders Parties and Secured Swap Counterparties with respect to the First Lien security for payment of the Credit Obligations owed by Credit Parties to Lenders and the Swap Obligations owed by Credit Parties to Secured Swap Counterparties.

AGREEMENTS:

In consideration of the premises, the mutual covenants and promises of this Agreement and other consideration, the receipt and adequacy of which are hereby acknowledged, Credit Parties, Secured Swap Counterparties and Collateral Agent for itself and on behalf of the other Lender Parties agree as follows.

Section 1. Definitions. The following terms shall have the meanings set forth below, and terms capitalized but not defined herein shall have the meaning set forth in the Credit Agreement, as in effect on the date hereof:

“Accelerated Creditor” means any Creditor that has delivered notice of a Triggering Event to Collateral Agent, and (i) declared an Early Termination Date under an Approved ISDA, or (ii) holds Loans that have matured (whether by acceleration or otherwise).

“Agreement” is defined in the preamble.

“Approved ISDA” means (a) the Initial ISDA, (b) any other ISDA Master Agreement (including the confirmations, schedules, annexes and exhibits related thereto) between any Credit Party and any Secured Swap Counterparty that is approved by Collateral Agent and the Lead Lender.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Borrower” is defined in the preamble.

“Collateral Agent” is defined in the preamble.

“Credit Agreement” is defined in the recitals to this Agreement.

“Credit Obligations” means the “Obligations” as defined in the Credit Agreement.

“Creditors” means, collectively, Lender Parties and Secured Swap Counterparties.

“Cross-Default” is defined in clause (c) of the definition of “Triggering Event.”

“Debtor Relief Law” means the Bankruptcy Code and other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, arrangement or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and including the statutory arrangement provisions of any corporations statute having similar effect.

“Early Termination Event” means, with respect to any Approved ISDA, the designation or occurrence of an “Early Termination Date” (as defined in such Approved ISDA) or the occurrence of any event of default or termination event (each howsoever defined) under any Approved ISDA that results in the termination of one or more transactions under such Approved ISDA.

“Event of Default” means (x) an “Event of Default” under and as defined in the Credit Agreement or (y) any Early Termination Event under any Approved ISDA with respect to which Borrower or any other Credit Party is the “Defaulting Party” or “Affected Party,” as the case may be.

“First Lien” means a first priority Lien granted pursuant to the Security Instruments to Collateral Agent (for the benefit of all Secured Parties) on the Collateral to secure the Obligations.

“Guarantors” is defined in the preamble.

“Initial ISDA” is defined in the recitals to this Agreement.

“Initial Secured Swap Counterparty” is defined in the preamble.

“Insolvency or Liquidation Proceeding” means

(a) any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any Credit Party;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Credit Party or with respect to a material portion of their respective assets;

(c) any liquidation, dissolution, reorganization or winding up of any Credit Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Credit Party.

“Interest Expense” means for any period, all interest, commitment fees and letter of credit fees in respect of outstanding Obligations accrued, capitalized or payable during such period (whether or not actually paid during such period).

“Joinder Supplement” means a supplement to this Agreement in the form of Exhibit A, providing for a signatory thereto to become a Secured Swap Counterparty under this Agreement.

“Lender Parties” means Collateral Agent, Lenders and any other Lender of the Credit Obligations from time to time.

“Lenders” is defined in the recitals to this Agreement.

“Mortgages” means collectively each mortgage, deed of trust and other document or instrument under which any Lien on real property owned or leased by any Credit Party is granted by a Credit Party to secure any Obligations or under which rights or remedies with respect to any such Liens are governed, including the “Mortgages” (as defined in the Credit Agreement).

“Notice of Default” means (a) any written notice delivered under the Credit Agreement declaring that a Default or an Event of Default (as defined therein) exists and demanding cure thereof, or giving notice of intent to accelerate the Loans in connection therewith, or giving notice that such acceleration has occurred, and (b) any written notice delivered under an Approved ISDA declaring that an Event of Default, a Potential Event of Default, a Termination Event, or an event that would, with notice or passage of time, become an Event of Default or Termination Event (as such terms are defined in such Approved ISDA) exists and demanding cure thereof, or giving notice of intent to designate an Early Termination Date under such Approved ISDA in connection therewith, or giving notice that such an Early Termination Date has occurred.

“Obligations” means collectively all Credit Obligations and all Swap Obligations, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising. Without limiting the generality of the foregoing, the Obligations shall include interest accruing at the then applicable rate provided in the applicable Principal Agreement after the maturity of the relevant Obligations and any Post-Petition Interest.

“Ordinary Course Settlement Payments” means all regularly scheduled payments due under any Approved ISDA calculated in accordance with the terms of such Approved ISDA, including any Interest Expense due and payable by any Credit Party in connection with any such regularly scheduled payments, but excluding any “Termination Payments” due and payable under any Approved ISDA.

“Permitted Secured Swap Counterparty Request” is defined in Section 5(a) of this Agreement.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable in any such Insolvency or Liquidation Proceeding.

“Principal Agreements” means, collectively, the Loan Documents and the Swap Documents.

“Proceeds from Enforcement” means any and all proceeds received by Collateral Agent or any Creditor from any sale, exchange, destruction, condemnation, foreclosure or liquidation of any of the Collateral under any Debtor Relief Law or pursuant to enforcement of remedies in the Security Instruments or from any other disposition by Collateral Agent or any Creditor of any of the Collateral; provided, however, that, unless a Triggering Event has occurred, such term will not include payments made out of the proceeds from sales of inventory in the ordinary course of a Credit Party’s business included in, produced from or attributable to the Collateral.

“Ratably” or “Ratable” means, with respect to each Creditor at any time, a fraction whose numerator is the amount of Credit Obligations and Swap Obligations owing to such Creditor at such time and whose denominator is the Total Obligations owing to all Creditors at such time.

“Refinance” means, in respect of any Indebtedness, (a) such Indebtedness (in whole or in part) as extended, renewed, defeased, refinanced, replaced, refunded or repaid and (b) any other Indebtedness issued in exchange or replacement for or to refinance such Indebtedness, in whole or in part, whether with the same or different Lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted (if addressed therein, or, otherwise, not prohibited) under the terms of the Credit Agreement and under the terms of the other applicable Principal Agreements. “Refinanced” and “Refinancing” shall have correlative meanings.

“Right” or “Rights” means rights, remedies, powers, privileges and benefits.

“Secured Party” has the meaning assigned to such term in the Credit Agreement, and in any event will include all Secured Swap Counterparties; provided, that in the case of any Secured Swap Counterparty that is not a party hereto as of the date hereof, such Secured Swap Counterparty shall have executed and delivered to Collateral Agent a Joinder Supplement in accordance with Section 15 pursuant to which it has become a party to this Agreement and has agreed to be bound by the obligations of a Secured Party under the terms hereof.

“Secured Swap Counterparties” means, collectively, (a) Initial Secured Swap Counterparty and (b) each Person that has entered into any Approved ISDA that is recognized by Collateral Agent as a “Qualified Counterparty” under the Credit Agreement and executes and delivers a Joinder Supplement (along with Collateral Agent and Credit Parties) as provided in Section 15.

“Security Agreement” is defined in the recitals to this Agreement.

“Security Instruments” means the “Security Documents” as defined in the Credit Agreement and includes those documents listed in Schedule I attached hereto.

“Swap Documents” means each Approved ISDA and all relevant confirmations of trades made under any Approved ISDA.

“Swap Obligations” means, at any time in question, all amounts owing by any Credit Party to any Secured Swap Counterparty under the Swap Documents, whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, including all Ordinary Course Settlement Payments and all Termination Payments (and, at any time when an Early Termination Event designation may be enjoined or barred by law or court order, all amounts that would be owing were an Early Termination Date to be designated), together with all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement or collection thereof, and all interest thereon after the commencement of any proceedings under any Debtor Relief Laws and any expenses or other amounts paid by such Secured Swap Counterparty to which it is entitled to reimbursement by any Credit Party.

“Termination Payment” means any amount payable to or by any Credit Party in connection with a termination (whether as a result of the occurrence of an Event of Default or other termination event) of any Approved ISDA, including any “Settlement Amount” or “Termination Payment,” together with any Interest Expense due and payable by any of the Credit Parties in connection with such amounts; provided, that “Termination Payments” shall not include any Ordinary Course Settlement Payments due under any such Approved ISDA that have been paid prior to such date of determination.

“Total Obligations” means, as of any date of determination but without duplication, an amount equal to the sum of (a) the Credit Obligations plus (b) the Swap Obligations.

“Triggering Event” means either of the following:

(a) Collateral Agent shall have received from any Secured Swap Counterparty written notice that (A) either an Event of Default, a Termination Event or an Additional Termination Event (as defined in such Secured Swap Counterparty’s Approved ISDA, but excluding any Event of Default that is of the type described under clause (i) of the definition of “Cross-Default” below, but such exclusion shall not apply if Collateral Agent has issued a “Triggering Event” notice under clause (b) below) has occurred and is continuing, (B) an Early Termination Date has been designated as a result thereof, (C) specifies the sum of all Unpaid Amounts (as defined in such Approved ISDA) then due as the result of the designation of such Early Termination Date and the amount of Interest Expense and other amounts then due and payable by Credit Parties in respect thereof and (D) states that the amount set forth in clause (C) exceeds $2,500,000 and has not been paid in full or otherwise discharged or defeased to the reasonable satisfaction of such Secured Swap Counterparty; or

(b) Secured Swap Counterparties shall have received from Collateral Agent (acting at the direction of the Lead Lender) written notice that (A) an Event of Default (as defined in the Credit Agreement, but excluding any Event of Default that is of a type described under clause (ii) of the definition of “Cross-Default” below, but such exclusion shall not apply if the Secured Swap Counterparty has issued a “Triggering Event” notice under clause (a) above) has occurred and is continuing and (B) the unpaid principal amount of all Loans under the Credit Agreement and all interest accrued and unpaid thereon have been declared to be due and payable prior to its scheduled stated maturity date; and

(c) for the purposes of this definition “Cross-Default” means (i) any Event of Default under the Loan Documents that is caused solely by the occurrence of an Event of Default, Termination Event or Additional Termination Event under any Swap Documents (unless the Secured Swap Counterparty that is party to such Swap Documents has designated an Early Termination Date) or (ii) any Event of Default, Termination Event or Additional Termination Event under any Secured Swap Counterparty’s Swap Documents that is caused solely by the occurrence of an Event of Default under the Loan Documents (unless Collateral Agent has declared the Loans due and payable) or the occurrence of an Event of Default, Termination Event or Additional Termination Event under another Secured Swap Counterparty’s Swap Documents (unless such other Swap Party has designated an Early Termination Date).

Section 2. Obligations and Liens; Amendments.

(a) The Creditors acknowledge and agree that none of the Swap Obligations have been contractually subordinated in right of payment to any of the Credit Obligations and that none of the Credit Obligations has been contractually subordinated in right of payment to any of the Swap Obligations, and that the Credit Obligations and the Swap Obligations shall rank pari passu in right of payment. Subject to the other terms and conditions of this Agreement, the Credit Obligations and the Swap Obligations shall be secured on a pari passu basis by the Liens granted to Collateral Agent for the benefit of the Secured Parties under the Security Instruments. In furtherance of the foregoing, (i) as among the Creditors, all Liens on the Collateral shall rank pari passu, and the Creditors shall share in the Collateral and all Proceeds from Enforcement in accordance with the terms of this Agreement and (ii) no Credit Party shall grant or permit any additional Liens on any property or assets to secure any Obligation unless it has granted or concurrently grants a Lien on such property or assets to secure all Obligations on a pari passu basis. As soon as is practicable following execution of a Joinder Supplement by any Secured Swap Counterparty, Borrower and Collateral Agent shall execute amendments, if necessary, in form and substance satisfactory to Collateral Agent, to the Security Instruments then in effect to evidence and provide that the Liens granted to or for the benefit of Collateral Agent under such Security Instruments also secure the Swap Obligations owing to such Secured Swap Counterparty.

(b) Each Creditor agrees that it will not seek or accept credit support for any Obligation other than its Ratable share of the Rights under the Security Instruments, which are acknowledged to be for the sole benefit of the applicable Creditor. Notwithstanding the preceding sentence, to the extent that any Creditor hereafter obtains any Lien on assets of any Credit Party or any of its Affiliates to secure all or any portion of the Obligations, such Lien (i) shall be subject to this Agreement in the same way as the Liens held by Collateral Agent, (ii) shall secure the Total Obligations on a pari passu basis, and upon request by Collateral Agent or the Lead Lender such Liens shall be assigned to Collateral Agent to be held for the pari passu benefit of the Creditors on a First Lien basis.

(c) The parties hereto acknowledge and agree that the Initial ISDA is secured on a pari passu First Lien basis with the Credit Obligations and the Liens securing the Swap Obligations are permitted under Section 6.03 of the Credit Agreement. Notwithstanding the foregoing or any other term in this Agreement to the contrary (including Section 2(d)), each Secured Swap Counterparty shall be entitled to rely exclusively on a certificate executed and delivered by the Borrower with a copy provided to Collateral Agent and Lead Lender (and confirmed in writing by Collateral Agent) representing that any Swap Agreement entered into after the date hereof is permitted pursuant to the terms of the Credit Agreement, and in reliance thereon all obligations arising under such Swap Agreement shall be secured pari passu on a First Lien basis with other Credit Obligations and Swap Obligations, and (following satisfaction of the terms of Section 15) such Secured Swap Counterparty shall be entitled to all of the rights and benefits of this Agreement.

(d) Subject to the limitations and approval rights on “Swap Agreements” and “Qualified Counterparties” provided in the Credit Agreement (and in the case of any Secured Swap Counterparty other than Initial Secured Swap Counterparty, subject to Section 15), but without in any way limiting the terms of Section 2(c), Collateral Agent (at the direction of the Lead Lender) consents to Credit Parties entering into the Swap Documents and agrees that each of the Swap Documents is a “Swap Agreement” and that each Secured Swap Counterparty is a “Qualified Counterparty.”

(e) Each Secured Swap Counterparty hereby acknowledges and consents to Credit Parties’ grant of security interests to Collateral Agent in all rights of Credit Parties under the Swap Documents and the enforcement of such Liens by Collateral Agent in accordance with the terms hereof, including all payments owing to Credit Parties thereunder, notwithstanding any restrictions on assignment in any Swap Document.

(f) The amounts payable by Credit Parties or any of their Subsidiaries to any Creditor at any time under any of the Principal Agreements to which such Creditor is a party shall be separate and independent debts, and each Creditor shall be entitled to enforce any right arising out of the applicable Principal Agreement to which it is a party, subject to the terms thereof and of this Agreement; provided, however, that, subject to Section 6(a) below, nothing in this Agreement shall be construed to impair the right of any Secured Party to exercise its Rights as an unsecured creditor in accordance with the terms of any Principal Agreement and applicable law. Each Creditor hereby agrees that, notwithstanding anything to the contrary that may be set forth in any Security Instrument, no Creditor, other than Collateral Agent as the holder of the Liens under the Security Instruments, shall have any right individually to realize upon any Liens granted under the Security Instruments or take action against the Collateral, it being understood and agreed that such remedies may be exercised only by Collateral Agent under the Security Instruments for the Ratable benefit of the Creditors.

(g) Collateral Agent shall have the right from time to time to release Collateral from the Liens created by the Security Instruments in accordance with the Loan Documents and without the consent of any Secured Swap Counterparties; provided, that the prior written consent of each Secured Swap Counterparty (in their sole discretion) shall be required for any release of Collateral during any fiscal year if the aggregate Fair Market Value of Collateral released during such period is in excess of 25% of the aggregate Fair Market Value of the Oil and Gas Properties or other Properties of the Borrower and its Subsidiaries (as reasonably determined by Collateral Agent). For purposes of complying with the terms of the foregoing provision, it shall be understood and agreed that the Collateral Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer of the Borrower that the sale or other disposition of property is being made in full compliance with the provisions of the Loan Documents and this Agreement. Collateral Agent shall not release any Collateral from the Liens created by the Security Instruments if, at the time of such release, an Event of Default under the Credit Agreement has occurred and is continuing, or any Secured Swap Counterparty has provided prior written notice to the Collateral Agent that an event of default or termination event has occurred and is continuing under its applicable Swap Documents.

(h) Subject to the terms of this Agreement, the Lender Parties may enter into any amendment, modification or supplement to any Loan Document; provided, however, the prior written consent of each Secured Swap Counterparty (which consent shall not be unreasonably withheld, conditioned or delayed) shall be required in connection with any amendment, modification or supplement to any Loan Document that (i) modifies Sections 5.18, 6.02(a), 6.03(a), 6.07(f), 6.08 or 10.02(b)(vii) of the Credit Agreement, in each case in any manner materially adverse to the Qualified Counterparties relative to the other Secured Parties, (ii) causes the Swap Obligations to not be secured on a pari passu First Lien basis with the Credit Obligations or otherwise causes the Swap Obligations to be subordinated in right of payment to any of the Credit Obligations, (iii) releases all or substantially all of the Collateral, (iv) changes any payment obligations in any manner adverse to Secured Swap Counterparties relative to the other Secured Parties, (v) materially limits the rights provided for in the Security Instruments or (vi) materially modifies any remedy provided in the Security Instruments in any manner materially adverse to the Secured Swap Counterparties relative to the other Secured Parties. Any such amendment, modification or supplement made without such consent shall be null and void.

(i) Each Creditor agrees that it will not (and hereby waives any right to) oppose, object to, contest, interfere with, hinder or delay or support any other Person in opposing, objecting to, contesting, interfering with, hindering or delaying, in any manner, any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by Collateral Agent on behalf of any of the Creditors in all or any part of the Collateral, or the provisions of this Agreement; provided, that nothing in this Agreement shall be construed to prevent or impair the rights of Collateral Agent or any Creditor to enforce this Agreement.

(j) Each Creditor agrees that (i) it will not (and hereby waives any right to) challenge or question in any proceeding the validity or enforceability of any of the Total Obligations or any Security Instrument or the validity, attachment, perfection or priority of any Lien under any Security Instrument or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by Collateral Agent in accordance with the terms of this Agreement, (iii) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against Collateral Agent or any other Creditor seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral, and none of Collateral Agent or any other Creditor shall be liable for any action taken or omitted to be taken by Collateral Agent or Creditor, with respect to any Collateral in accordance with the provisions of this Agreement, (iv) it will not seek, and hereby waives any right, to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided, that nothing in this Agreement shall be construed to prevent or impair the rights of any of Collateral Agent or any other Creditor to enforce this Agreement.

(k) EACH CREDITOR HEREBY AGREES THAT IF IT SHALL OBTAIN POSSESSION OF ANY COLLATERAL OR SHALL REALIZE ANY PROCEEDS OR PAYMENT IN RESPECT OF ANY SUCH COLLATERAL, PURSUANT TO ANY SECURITY INSTRUMENTS OR BY THE EXERCISE OF ANY RIGHTS AVAILABLE TO IT UNDER APPLICABLE LAW OR IN ANY INSOLVENCY OR LIQUIDATION PROCEEDING OR THROUGH ANY OTHER EXERCISE OF REMEDIES AT ANY TIME PRIOR TO THE SATISFACTION OF THE TOTAL OBLIGATIONS, THEN IT SHALL HOLD SUCH COLLATERAL, PROCEEDS OR PAYMENT IN TRUST FOR THE OTHER CREDITORS AND PROMPTLY TRANSFER SUCH COLLATERAL, PROCEEDS OR PAYMENT, AS THE CASE MAY BE, TO COLLATERAL AGENT, TO BE DISTRIBUTED BY COLLATERAL AGENT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 6(b) HEREOF.

Section 3. Certain Notices; Consent to Disclosure.

(a) Each Creditor agrees that it shall endeavor to deliver to Collateral Agent (i) at the same time or promptly after it makes delivery to Credit Parties, a copy of any Notice of Default that it delivers to any Credit Party and (ii) at the same time or promptly after it makes delivery to any other Person, a copy of any notice of the commencement of any judicial proceeding and a copy of any other notice with respect to the exercise of Rights with respect to any of the Credit Obligations or the Swap Obligations, as applicable. Collateral Agent shall promptly furnish any notice it receives under this Section to the other Creditors.

(b) Credit Parties hereby agree to provide written notice to Secured Swap Counterparties of any amendment to the Credit Agreement, including with such notice a copy of the amendment, not otherwise requiring written consent of Secured Swap Counterparties. Secured Swap Counterparties hereby agree to provide written notice to Collateral Agent and each Lead Lender of any amendment to any Approved ISDA, including with such notice a copy of the amendment (provided that this clause is not meant to permit Credit Parties to enter into any such amendments in contravention of the Credit Agreement); provided, however, that any failure of any Secured Swap Counterparty to comply with the requirements of this sentence shall not constitute a breach of this Agreement nor limit or affect the rights and obligations of such party hereto hereunder or the Swap Documents to which such party is a party. Credit Parties hereby agree to provide written notice to Secured Swap Counterparties not less than five (5) Business Days prior to the earliest to occur of (x) the date of signing or closing of any replacement financing or any Refinancing of the Credit Agreement or (y) the date of any payment in full and retirement of the Credit Agreement, including with such notice a copy of the proposed replacement financing, terms of Refinancing or retirement of the Credit Agreement, as applicable.

(c) Credit Parties hereby agree that each Secured Swap Counterparty may provide to Collateral Agent, and each Secured Swap Counterparty hereby agrees to provide to Collateral Agent, within a commercially reasonable time following receipt of a written request therefor from the Borrower, Collateral Agent or any Lender, (i) a report of the mark-to-market values of each transaction in effect at the time of such report under such Secured Swap Counterparty’s Swap Documents and (ii) copies of any trade confirmations included in such Swap Documents. Any unintentional failure by a party hereto to timely furnish information required under this clause (c) shall not limit or affect the parties’ Rights and obligations hereunder.

(d) Credit Parties hereby consent to Creditors’ disclosure to each other of any confidential information relating to Credit Parties that has been provided to any Creditor by or for the benefit of Credit Parties, notwithstanding any confidentiality agreement between Credit Parties and any Creditor that might otherwise limit or prohibit such disclosure, provided that, with respect to the relationship between the Credit Parties and Collateral Agent and Lenders, any confidentiality provisions under the Credit Agreement entered into with Collateral Agent and Lenders shall govern and control to the extent that the terms of this Agreement directly conflict with the confidentiality obligations under such Credit Agreement.

Section 4. Appointment of Collateral Agent. Each Creditor hereby appoints Collateral Agent to act as its respective agent and to hold the Liens on the Collateral for its behalf, in Collateral Agent’s name for the benefit and security of the Creditors and for enforcement and payment of the Total Obligations, to take such action on behalf of the Creditors under the terms and provisions of the Security Instruments, and to exercise such rights and remedies under the Security Instruments as are specifically delegated to or required of Collateral Agent, together with such powers and discretion as are otherwise customary, appropriate and incidental thereto (as determined in the good faith discretion of Collateral Agent), in each case pursuant to the terms and provisions of this Agreement, including distribution of Proceeds from Enforcement in accordance with Section 6 below. Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Security Instrument by or through any one or more sub-agents appointed by Collateral Agent. Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Agreement shall apply to any such sub-agent and to such Affiliates of Collateral Agent and any such sub-agent. The agency created hereby shall in no way impair or affect any of the rights and powers of, or impact any duties or obligations upon Collateral Agent in its individual capacity as Administrative Agent.

Section 5. Collateral Agent’s Authority; Enforcement of Liens.

(a) Upon the occurrence and during the continuance of any Triggering Event, Collateral Agent shall, upon the request of any of the Accelerated Creditors, but subject to the provisions of this Agreement, take any and all actions provided for in the Security Instruments relating to the pursuit of Rights thereunder, including, but not limited to, the foreclosure of Liens or other disposition of the Collateral; provided, that no Secured Swap Counterparty, as an Accelerated Creditor, shall have the right to request or require Collateral Agent to take any actions provided for in the Security Instruments relating to the pursuit of Rights thereunder or to realize on any Liens granted pursuant to the Security Instruments until the 60th day following delivery of the applicable Triggering Event notice (such 60-day period, the “Standstill Period”) and unless, at the time of any such request (a “Permitted Secured Swap Counterparty Request”), which shall be delivered in writing to the Collateral Agent and all other Creditors, (i) such Secured Swap Counterparty holds Swap Obligations constituting a majority of the Total Obligations and (ii) such Secured Swap Counterparty certifies, in any such Permitted Secured Swap Counterparty Request, a calculation reflecting that it holds Swap Obligations constituting a majority of the Total Obligations; provided, further, that, Collateral Agent shall not be obligated to follow any such Permitted Secured Swap Counterparty Request if Collateral Agent receives, on or before the fifth (5th) Business Day following delivery of such Permitted Secured Swap Counterparty Request to the Collateral Agent and the other Creditors, a written notice from any other Creditor disputing, in good faith (together with supporting materials and calculations), such Secured Swap Counterparty’s calculation in such Permitted Secured Swap Counterparty Request. Upon receipt of written notice from a Creditor disputing a Secured Swap Counterparty’s calculation in any Permitted Secured Swap Counterparty Request, Collateral Agent shall have no duty to take any actions at the request of such Secured Swap Counterparty until the dispute is resolved.

(b) If a Standstill Period above has commenced with respect to a Triggering Event, for so long as such Triggering Event is continuing, any payments received by Lender Parties under the Loan Documents and any payments received by Secured Swap Counterparties under Approved ISDAs will be held for the Ratable benefit of the Creditors until such time that such Triggering Event is no longer continuing or that Collateral Agent is exercising remedies under the Security Instruments (including the foreclosure of Liens) and distributing the Proceeds from Enforcement Ratably to the Creditors under Section 6(b) of this Agreement. All funds received in any deposit account of any Credit Party subject to Control Agreement during such Standstill Period for the benefit of the Collateral Agent and the other Lender Parties in excess of amounts reasonably determined in good faith by the Credit Parties as necessary or appropriate to fund the operation of the Credit Parties’ business during such Triggering Event shall be maintained in such deposit account and held for the benefit of the Secured Parties until such time as the Standstill Period shall have expired. If such Triggering Event is otherwise cured prior to the end of such Standstill Period, such funds being held in such deposit account will be released immediately to such Credit Party. If such Triggering Event is not cured prior to the expiration of the Standstill Period, then such funds will be disbursed in accordance with Section 6(b) of this Agreement.

(c) If a Triggering Event of the type referred to in clause (b) of the definition of Triggering Event shall have occurred and is continuing, at the request of Collateral Agent, each Secured Swap Counterparty shall make payments (other than (i) monthly settlement payments under the Swap Documents or (ii) any amounts received or deemed received by any Secured Swap Counterparty as a result of the exercise of netting) of any amounts due and owing from it to Credit Parties under such Swap Documents to Collateral Agent to be disbursed as provided in Section 6(b) of this Agreement.

(d) Collateral Agent shall not be obligated to follow any instructions of any Accelerated Creditor if Collateral Agent determines, in its sole and absolute discretion, that: (i) such instructions conflict with the provisions of this Agreement, any Principal Agreement, any Security Instrument or any applicable law, (ii) Collateral Agent determines, in its sole and absolute discretion, that such instructions are ambiguous, inconsistent, in conflict with other instructions (whether from the same or another Accelerated Creditor) or otherwise insufficient to direct the actions of Collateral Agent, provided that Collateral Agent explains the grounds for a refusal based on deficiency of instructions or (iii) Collateral Agent has not been adequately indemnified to its satisfaction (including indemnity from the Accelerated Creditors in accordance with the Ratable amounts of Total Obligations owing to them). Collateral Agent shall have the right, in its discretion, to take any action authorized under this Agreement or the Security Instruments, to the extent that such action is not prohibited by the terms hereof or thereof, which it deems proper and consistent with the instructions given by any Accelerated Creditor as provided for herein or otherwise in the best interest of Creditors. In the absence of written instructions from any Accelerated Creditor for any particular matter, Collateral Agent shall have no duty to take or refrain from taking any action unless such action or inaction is explicitly required by the terms of this Agreement or any applicable law. Collateral Agent shall have no duty with respect to a Triggering Event unless it has received written notice from an Accelerated Creditor that a Triggering Event has occurred. The duties of Collateral Agent expressly set forth herein shall be mechanical and administrative in nature, and Collateral Agent shall not have, by reason of this Agreement, the Credit Agreement, or the Security Instruments a fiduciary relationship in respect of any Creditor.

(e) Other than its duties expressly provided herein or in the Security Instruments, Collateral Agent shall have no implied duties to Creditors or Credit Parties under or in connection with this Agreement and no implied duties as to any Property belonging to any Credit Parties (whether or not the same constitutes Collateral), whether such Property is in Collateral Agent’s possession or control or in the possession or control of any of its agents or nominees, or any income thereon or as to the preservation of Rights against prior parties or any other rights pertaining thereto or available at law or otherwise. Collateral Agent shall have the same Rights hereunder as any other Creditor and may exercise the same as though it were not performing the duties specified herein. The Person serving as Collateral Agent may engage in any kind of other business with Credit Parties or any of Credit Parties’ Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Credit Parties and such other Persons in connection with this Agreement or any Principal Document, and otherwise, without having to account for the same to the other Creditors except as specified herein.

(f) Each Creditor and each Credit Party will, from time to time sign, execute, deliver and file, alone or with Collateral Agent or any other Creditor or Credit Party, and hereby authorizes Collateral Agent to (i) file, any financing statements, Guarantee and Collateral Agreements, documents, certificates or instruments pertaining to the Collateral, or any part thereof, (ii) procure any agreements, documents, certificates or instruments as may be reasonably requested by Collateral Agent and the Lead Lender and (iii) and take all further action that may be necessary or desirable, or that Collateral Agent and the Lead Lender may request, to confirm, perfect, preserve and protect the Liens intended to be granted under the Security Instruments, and in addition, each Creditor and Credit Party hereby authorizes Collateral Agent to execute and deliver on behalf of such Person and to file such other financing statements, Loan Documents, Mortgages, and other agreements, documents, certificates or instruments without the signature of such Person either in Collateral Agent’s name or in the name of such Person and as agent and attorney-in-fact for such Person. Each Creditor and Credit Party shall do all such additional and further acts or things, give such assurances and execute such agreements, documents, certificates or instruments as Collateral Agent requires to vest more completely in and assure to Collateral Agent and Creditors their Rights under this Agreement.

Section 6. Proceeds from Enforcement.

(a) The Creditors hereby agree among themselves that (i) prior to the occurrence of a Triggering Event (and thereafter so long as such Triggering Event has been cured), subject to Section 5(b), each Creditor shall be entitled to receive and retain for its own account, and shall not be required to disgorge to Collateral Agent or any other Creditor or acquire direct or participating interests in the Credit Obligations or the Swap Obligations owing to such Creditor, all payments or prepayments of the Total Obligations, whether scheduled, mandatory or voluntary and including Ordinary Course Settlement Payments, and payments for the redemption, purchase or settlement thereof, and (ii) after the occurrence and during the continuance of a Triggering Event (and during the Standstill Period), all such payments (excluding any payments or deemed payments (including any Ordinary Course Settlement Payments) as a result of the exercise of any netting) shall be treated as if constituting Proceeds from Enforcement and shall be shared by the Creditors Ratably and in accordance with Section 6(b) below.

(b) Regardless of any Insolvency or Liquidation Proceeding that has been commenced by or against Borrower or any other Credit Party, Proceeds from Enforcement and other payments from Credit Parties received by any Secured Swap Counterparty, any Lender Party or Collateral Agent after the occurrence of any Triggering Event or received in connection with the sale or other disposition of, or collection on, Collateral upon the exercise of remedies under the Security Instruments by Collateral Agent, or enforcement of any Lien or judgment against any Collateral or proceeds thereof, shall be distributed and applied in the following order (it being agreed that Collateral Agent shall apply such amounts in the following order as promptly as is reasonably practicable after the receipt thereof), and each Creditor and Credit Party hereby authorizes such distribution and application:

(i)	“First”, to reimburse Collateral Agent for expenses in accordance with Section 7 or for any other expenditures for which Collateral Agent is entitled to indemnity under Section 8;

(ii)

“Second”, Ratably to Lender Parties and Secured Swap Counterparties, to pay or prepay all Total Obligations (but exclusive of any Applicable Premium or other make-whole amounts constituting a portion of the Credit Obligations) then owing;

(iii)	“Third”, to the Lender Parties to pay any portion of the Credit Obligations constituting any Applicable Premium or other make-whole amounts; and

(iv)

“Fourth”, to the extent that any Proceeds from Enforcement remain after the full and indefeasible payment of all of the amounts described in the preceding paragraphs, to Credit Parties or as otherwise required by any applicable law.

If any Secured Swap Counterparty or any Lender Party receives any Proceeds from Enforcement, it shall promptly deliver the same to Collateral Agent for distribution by Collateral Agent in accordance with this Section 6(b).

(c) Upon receipt of any Proceeds from Enforcement to be distributed pursuant to the preceding subsection (b), Collateral Agent shall give Creditors notice thereof, and each Creditor (or its representative) shall within ten (10) Business Days thereafter notify Collateral Agent of the amount of Total Obligations owing to it. Such notification shall state the amount of its (or their) Total Obligations and how much is then due and owing. If requested in writing by Collateral Agent or the Lead Lender, each Creditor (or its representative) shall demonstrate that the amounts set forth in its notice are actually owing to such Creditor to the reasonable satisfaction of Collateral Agent and the Lead Lender. Notwithstanding the foregoing, Collateral Agent may conclusively rely on information in such notices without investigation.

(d) Nothing in this Agreement shall impair the right of any Creditor to exercise its rights of set-off, offset or netting, if any (except, with respect to any item of Collateral or the Proceeds from Enforcement), with no obligation to any other Creditor.

Section 7. Expenses. Each Creditor other than Collateral Agent shall bear (and promptly reimburse Collateral Agent for) its respective Ratable share of any reasonable expenses (including reasonable and documented fees and charges of counsel, accountants, experts and advisors) incurred by Collateral Agent in taking action on behalf of the Secured Parties in connection with its investigation, evaluation or enforcement of any Rights under the Security Instruments or the performance of its duties under this Agreement, but only to the extent Collateral Agent does not receive reimbursement for such expenses from Credit Parties or from Proceeds from Enforcement within a commercially reasonable time after such expenses are invoiced; provided, that, to the extent any Creditor reimburses Collateral Agent for such expenses, such Creditor will be entitled to receive its Ratable share of any reimbursement subsequently received by Collateral Agent from Credit Parties or from Proceeds from Enforcement.

Section 8. Limitation of Liability - Collateral Agent.

(a) Independently and without reliance upon Collateral Agent or any other Creditor, each Creditor represents to Collateral Agent and each of the other Creditors that such Creditor has made (i) its own independent investigation of the financial condition and affairs of each Credit Party based on such documents and information as it has deemed appropriate in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each Credit Party. Each Creditor also acknowledges that it will, independently and without reliance upon Collateral Agent or any other Creditor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action with respect to this Agreement, the Principal Documents, and the Security Instruments. Except as expressly provided in this Agreement, Collateral Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Creditor with any credit or other information concerning the affairs, financial condition or business of any Credit Party and its Subsidiaries which may come into the possession of Collateral Agent or any of its Affiliates (whether now in its possession or in its possession at any time or times hereafter), and Collateral Agent shall not be required to keep itself informed as to the performance or observance by any Credit Party of this Agreement, the Security Instruments or any other document referred to or provided for herein or to inspect the properties or books of any Credit Party.

(b) Collateral Agent shall have only the duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against it. Collateral Agent and any of its affiliates, directors, officers, employees and agents (i) shall not be responsible to any Creditor for any recitals, statements, information, representations or warranties of any other Person herein, in the Security Instruments, or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement, the Principal Agreements or the Security Instruments or the financial condition of any Credit Party, and (ii) shall not be required to make any inquiry concerning the performance or observance by others of any of the terms, provisions or conditions of this Agreement, the Principal Agreements, or the Security Instruments, including the content of notices, opinions, certificates and directions given under this Agreement, the Principal Documents or the Security Instruments, the financial condition of any Credit Party or its Subsidiaries, or the existence or possible existence of any “Default,” “Event of Default” or “Termination Event” under any of the Principal Agreements.

(c) Neither Collateral Agent nor any of its representatives shall be liable to any of the Credit Parties or their respective Subsidiaries or any Creditor (or any Person asserting any claim with respect to any of them) for any action taken or omitted to be taken by it or them hereunder or under the Security Instruments in good faith and reasonably believed by it or them to be within the discretion or power conferred upon it or them by this Agreement and the Security Instruments or be responsible for the consequences of any error of judgment, except to the extent arising primarily from its gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction). Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, statement, certificate, electronic transmission, facsimile transmission, telephone message or other writing or message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Collateral Agent may consult with independent legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in accordance with the advice of such counsel, accountants or experts.

(d) Collateral Agent shall not be liable for the acts or omissions of any bank, depositary bank, custodian or any other party selected by Collateral Agent with reasonable care or selected by any other party hereto that holds or possesses Collateral or documents related to Collateral and Collateral Agent shall not be required to monitor the performance of any such Persons holding Collateral (except to the extent such Person is a co-agent or sub-agent appointed by Collateral Agent). Without prejudice to the generality of the foregoing, Collateral Agent shall not be liable for any damage or loss resulting from or caused by events or circumstances beyond the Collateral Agent’s reasonable control, including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts.

(e) No provision of this Agreement shall otherwise be construed to require Collateral Agent to expend or risk its own funds or to take any action that could in its reasonable judgment cause it to incur any cost, expenses or liability, unless it is provided indemnity reasonably acceptable to it against any such expenditure, risk, costs, expense or liability.

(f) In connection with the exercise of any rights or remedies in respect of, or foreclosure or realization upon, any real estate-related collateral pursuant to this Agreement or any other Loan Document, Collateral Agent shall not be obligated to take title to or possession of real estate in its own name, or otherwise in a form or manner that may, in its reasonable judgment, expose it to liability. If Collateral Agent deems that it may be considered an “owner or operator” under any environmental laws or otherwise cause Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent subject to the terms and conditions of Section 11 hereof or to arrange for the transfer of the title or control of the asset to a court appointed receiver. Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

(g) Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Triggering Event in respect of any Swap Obligation, unless Collateral Agent shall have received written notice from the applicable Secured Swap Counterparty or the Borrower referring to this Agreement and describing such Triggering Event.

Section 9. Limitation of Liability - Collateral Agent and Creditors. Neither Collateral Agent nor any Creditor (nor any Affiliate, director, officer, employee or agent of Collateral Agent or any other Creditor) shall owe any liability to the other Creditors under or in connection with this Agreement, any Principal Agreement or the Security Instruments except as expressly required under this Agreement. This Agreement is intended to benefit only Collateral Agent, the Indemnitees, and the Creditors, and neither any Credit Party nor any other Person shall have any rights hereunder or be entitled to claim any damages or defenses on account hereof from or against Collateral Agent or any Creditor (or any Affiliate of Collateral Agent or any Creditor).

Section 10. Term. Subject to reinstatement pursuant to Section 23 below, this Agreement shall terminate upon (a) the full and indefeasible payment in cash of the Total Obligations or (b) the execution and delivery of a written termination notice signed by each of the parties.

Section 11. Removal and Resignation of Collateral Agent.

(a) Subject to the last proviso of this sentence, Collateral Agent shall not be subject to removal by Creditors or Credit Parties; provided, that if the Person serving as Collateral Agent is replaced as Collateral Agent under the Credit Agreement, the Person serving as replacement Collateral Agent under the Credit Agreement shall automatically and without further action or consent by Credit Parties or any Secured Swap Counterparty become Collateral Agent under this Agreement; provided, further that, should the full payment in cash of the Credit Obligations (other than contingent obligations for which no claim has been made) occur at a point in time when any Swap Obligations remain outstanding, the Collateral Agent may be removed by the unanimous consent of Secured Swap Counterparties and replaced by a successor Collateral Agent designated by such Secured Swap Counterparties and approved by the Borrower (which approval shall not be unreasonably withheld, conditioned or delayed). The Person serving as Collateral Agent may also resign as Collateral Agent hereunder by providing to each Lender Party, Secured Swap Counterparty and Credit Parties written notice of such resignation no less than thirty (30) days prior to the effective date of such resignation set forth in such written notice.

(b) Upon such resignation, Collateral Agent agrees to execute and deliver assignments of the Security Instruments, in form and substance mutually satisfactory to Collateral Agent, the Lead Lender and each Secured Swap Counterparty, to a successor Collateral Agent designated by Creditors then holding a majority of the Total Obligations. Such assignments shall be prepared at the expense of Credit Parties, and each Credit Party hereby consents to such assignments. Following any such resignation by a Person serving as Collateral Agent and execution and delivery of such assignments, such Person shall have no further duties, responsibilities or liabilities as Collateral Agent under this Agreement but shall remain entitled to the benefit of the indemnifications provided in this Agreement and to reimbursement, in accordance with applicable provisions of this Agreement, of expenses incurred in the discharge of its duties as Collateral Agent as provided in this Agreement.

Section 12. Survival of Rights. All of the respective rights and interests of Collateral Agent, Lender Parties and each Secured Swap Counterparty under this Agreement (and the respective obligations and agreements of Collateral Agent, each Lender Party and each Secured Swap Counterparty under this Agreement), shall remain in full force and effect regardless of:

(a) any lack of validity or enforceability of any of the Principal Agreements or any other agreement or instrument related thereto; or

(b) any other circumstance that might otherwise constitute a defense available to, or discharge of, Credit Parties with respect to the Credit Obligations or the Swap Obligations (other than the defense that such obligations have been fully satisfied in cash).

Section 13. Representations and Warranties. Each of Collateral Agent, Collateral Agent on behalf of the Lender Parties, each Credit Party, and each Secured Swap Counterparty represents and warrants to the others that:

(a) it has been duly organized and is validly existing under the laws of its jurisdiction of formation and has the power to conduct its business;

(b) it has all requisite authority to execute, deliver and perform its obligations under this Agreement; and

(c) this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject only to applicable bankruptcy, insolvency or similar laws and general principles of equity.

Section 14. Further Assurances. Each Credit Party, Collateral Agent, Collateral Agent on behalf of Lender Parties and Secured Swap Counterparty covenants that, as long as this Agreement remains in effect, it will execute and deliver any and all other documents or instruments reasonably requested by the other to give effect to the terms and conditions of this Agreement.

Section 15. Additional Secured Swap Counterparties. If any Person that is recognized by Collateral Agent as a “Qualified Counterparty” under the Credit Agreement desires to become a “Secured Swap Counterparty” for the purposes of this Agreement and the Security Instruments, then it shall execute and deliver to Collateral Agent and Borrower a Joinder Supplement. In each case, upon execution and delivery of such Joinder Supplement by such Person, Collateral Agent and Borrower, such Person shall be deemed a Secured Swap Counterparty hereunder as if an original signatory. Joinder Supplements executed pursuant to this Section 15 do not require the signatures or consents of all Creditors party to this Agreement. Promptly after execution of any such Joinder Supplement, the parties thereto will endeavor to send a copy thereof to each other Secured Swap Counterparty, but failure or delay in doing so will not make such Joinder Supplement void or voidable or otherwise affect the rights and duties of the parties hereto.

Section 16. Assignment; Agreement Binding on Successors and Assigns. As long as this Agreement remains in effect, Collateral Agent, Lender Parties and Secured Swap Counterparties will not sell, assign or otherwise transfer all or any part of the Credit Obligations or the Swap Obligations, as the case may be, unless such sale, assignment or transfer is made expressly subject to the terms and conditions of this Agreement and, in the case of an assignment or novation of Swap Obligations or assignment of Collateral Agent’s or Collateral Agent’s Rights, the assignee or new party has executed a Joinder Agreement in compliance herewith. In connection with any Refinancing of the Credit Agreement where the Collateral Agent is no longer Collateral Agent named herein (or an Affiliate thereof) then the new Collateral Agent shall execute and deliver to Collateral Agent a Joinder Supplement in connection therewith. This Agreement shall inure to the benefit of, and shall be binding upon and enforceable against, Credit Parties, Collateral Agent, each Lender Party and each Secured Swap Counterparty and their respective successors and permitted assigns.

Section 17. Notice. Unless otherwise provided, any consent, request, notice, or other communication under or in connection with this Agreement must be in writing to be effective and shall be deemed to have been given (a) if by mail, on the third (3rd) Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified return receipt requested and deposited in the appropriate official postal service or (b) if by courier, electronic transmissions, or facsimile transmission, when actually delivered. Any Lender who qualifies as a Lead Lender hereunder may cause Collateral Agent to provide to the parties hereto an address for notice for such Lead Lender and on the providing of such address the obligation to provide notice hereunder shall commence until changed by a subsequent notice delivered in accordance with this Section 17, notices for each party are to be directed to:

For delivery to Initial Secured Swap Counterparty:

[•]

For delivery to Credit Parties, to the care of Borrower as follows:

c/o Peak Exploration & Production, LLC

1910 Main Avenue

Durango, CO 81301

Attention: Justin Vaughn and Glen Christiansen

Telephone: (720) 459-8707 (J. Vaughn) and (970) 375-3132 (G. Christiansen)

Email: justinv@colopeaks.com; GChristiansen@colopeaks.com

with a copy to (such copy shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street, Suite 1800

Dallas, TX 75201

Attention: Jesse E. Betts and Chad Nichols

Telephone: (214) 969-2779

Email: jbetts@akingump.com; cnichols@akingump.com

For delivery to Collateral Agent:

Fortress Credit Corp.

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Attention: David N. Brooks, General Counsel

Davis Sharpe, Credit Operations

Telephone: (212) 798-6100

Email: gccredit@fortress.com; creditoperations@fortress.com

with a copy to (such copy shall not constitute notice):

White & Case LLP

609 Main Street. Suite 2900

Houston, TX 77002

Attention: Mark D. Holmes

Telephone: (713) 496-9715

Email: mark.holmes@whitecase.com

Section 18. Amendments. No amendment, modification, termination or waiver of this Agreement shall in any event be effective without the written concurrence of Collateral Agent and each Secured Swap Counterparty.

Section 19. Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of New York, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction.

Section 20. Invalid Provisions. If any part of this Agreement is for any reason found to be unenforceable, all other portions nevertheless remain enforceable. However, if the provision held to be unenforceable is a material part of the Agreement, such unenforceable provision may, to the extent permitted by law, be replaced by a clause or provision judicially construed and interpreted to be as similar in substance and content to the original terms of such provision as the context would reasonably allow, so that such clause or provision would thereafter be enforceable.

Section 21. Multiple Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document and will be effective upon the execution of one or more counterparts hereof by each of the parties hereto. In this regard, each of the parties hereto acknowledges that (a) signature pages hereof may be executed and then transmitted by any party hereto by electronic or facsimile transmission (such as “.pdf” or “tif”), which transmission shall be deemed the equivalent of manual delivery by such party of a complete executed counterpart hereof and (b) a counterpart of this Agreement containing a set of counterpart signature pages reflecting the execution of each party hereto shall be sufficient to reflect the execution of this Agreement by each party hereto. All counterparts will, taken together, constitute one and the same instrument.

Section 22. JURY WAIVER. EACH OF COLLATERAL AGENT, ON BEHALF OF LENDERS, SECURED SWAP COUNTERPARTIES AND CREDIT PARTIES HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) AMONG COLLATERAL AGENT, LENDER PARTIES, SECURED SWAP COUNTERPARTIES AND CREDIT PARTIES (OR ANY OF THEM) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

Section 23. Reinstatement. If at any time any payment of any of the Total Obligations is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of any Credit Party or otherwise, the obligations of Credit Parties, Collateral Agent, each Lender Party and each Secured Swap Counterparty under this Agreement, with respect to that payment, shall be reinstated as though the payment had been due but not made at that time.

Section 24. Controlling Agreement. To the extent the terms of this Agreement directly conflict with a provision in the Loan Documents or the Swap Documents, the terms of this Agreement shall supersede and control. This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Debtor Relief Law or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Credit Party or any of its Subsidiaries.

Section 25. Integration. This Agreement, together with all documents and instruments referenced herein, represents the final agreement among Collateral Agent, Lender Parties, Secured Swap Counterparties and Credit Parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by the parties. There are no unwritten oral agreements among the parties.

[Signature Pages Follow]

INITIAL SECURED SWAP

COUNTERPARTY:

[•]

By:
Name: [•]
Title: [•]

[•]

By:
Name: [•]
Title: [•]

CREDIT PARTIES:

PEAK EXPLORATION & PRODUCTION, LLC,

By:
Name: [•]
Title: [•]

PEAK ENERGY OPERATING #2, LLC,

By:
Name: [•]
Title: [•]

PEAK POWDER RIVER RESOURCES, LLC,

By:
Name: [•]
Title: [•]

PEAK EXPLORATION & PRODUCTION, INC.

By:
Name: [•]
Title: [•]

WILLOW SPRINGS DEVELOPMENT COMPANY L.L.C.

By:
Name: [•]
Title: [•]

COLLATERAL AGENT:

FORTRESS CREDIT CORP.

By:
Name: [•]
Title: [•]

Schedule I

Listing of Existing Security Instruments

Exhibit I

to

Credit and Guaranty Agreement

FORM OF COMPLIANCE CERTIFICATE

[DATE]

Reference is made to that certain Credit and Guaranty Agreement, dated as of January [•], 2023, among Peak Exploration & Production, LLC, a Delaware limited liability company, as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Fortress Credit Corp., as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

This Compliance Certificate (“Compliance Certificate”) is furnished pursuant to Section 5.01(c) of the Credit Agreement. Together herewith, Borrower is furnishing to the Administrative Agent and each Lender as set forth on Schedule 1 attached hereto Borrower’s [audited/unaudited] [yearly/quarterly] consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of Borrower and its Consolidated Subsidiaries (the “Financial Statements”) as of [•] (the “Reporting Date”).

Borrower hereby represents, warrants, and acknowledges to the Administrative Agent and each Lender that:

(a) The officer of Borrower signing this Compliance Certificate is the duly elected, qualified, and acting [•] of Borrower, and as such is a Financial Officer of Borrower.

(b) The Financial Statements present fairly in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes in the case of quarterly financial statements) and satisfy the requirements of the Credit Agreement.

(c) Attached hereto as Schedule 2 are reasonably detailed calculations showing Borrower’s compliance as of the Reporting Date with the requirements of Section 6.01 of the Credit Agreement, to the extent applicable as of such Reporting Date.

(d) [No Default has occurred and is continuing as of the Reporting Date or during the period covered by the Financial Statements.] [A Default has occurred and is continuing as of the Reporting Date or during the period covered by the Financial Statements and the details thereof and any actions taken or proposed to be taken in connection therewith are described on Schedule 3 attached hereto.]

(e) Other than as set forth on Schedule 4 attached hereto, since the date the last Compliance Certificate was delivered pursuant to Section 5.01(c) of the Credit Agreement, no Credit Party (A) has acquired any Oil and Gas Properties.

(f) [Between the date of the most recent audited yearly financial statements and the Reporting Date, no change or changes in GAAP or in the application thereof have occurred that would affect the preparation of the Financial Statements or the calculation of any financial ratio in Section 6.01of the Credit Agreement.][Between the date of the most recent audited yearly financial statements and the Reporting Date, a change or changes in GAAP or the in the application thereof affecting the preparation of the Financial Statements attached hereto as Schedule 1 or the calculation of any financial ratio in Section 6.01 of the Credit Agreement has occurred and the details of the effect of such change or changes on the Financial Statements described on Schedule 5 attached hereto.]

(g) [Attached hereto as Schedule 6 sets forth a list of (i) all new Material Contracts that any Credit Party has entered into since the [Effective Date] [date of the most recently delivered Compliance Certificate] and (ii) all amendments, modifications, changes or terminations of or to any Material Contracts.]

The Financial Officer of Borrower signing this Compliance Certificate hereby certifies that he or she has reviewed the Loan Documents and the Financial Statements, and has otherwise undertaken such inquiry as in his or her opinion is necessary to enable him or her to express an informed opinion with respect to the above representations, warranties, and acknowledgments of Borrower and, to the best of his or her knowledge, such representations, warranties, and acknowledgments are true, correct and complete.

[Signature Page Follows]

EXECUTED as of the date and year first above written.

BORROWER:

PEAK EXPLORATION & PRODUCTION, LLC

By:
Name:
Title:

Schedule 1

to

Compliance Certificate

(Financial Statements)

Schedule 2

to

Compliance Certificate

(Financial Calculations)

Schedule 3

to

Compliance Certificate

(Details of Default)

Schedule 4

to

Compliance Certificate

(Acquisition of Oil and Gas Properties)

Schedule 5

to

Compliance Certificate

(Details of Changes in GAAP or Application Thereof)

Schedule 6

to

Compliance Certificate

(New Material Contracts or Changes to Existing Material Contracts)

Exhibit J

to

Credit and Guaranty Agreement

FORM OF APOD CERTIFICATE

[DATE]

Reference is made to the Credit and Guaranty Agreement, dated as of January [__], 2023, by and among Peak Exploration & Production, LLC, a Delaware limited liability company, as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Fortress Credit Corp., as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The Credit Agreement provides for the Lead Lender and Borrower to certify the Approved Plan of Development or APOD that is from time to time in effect under the Credit Agreement.

Borrower and the Lead Lender hereby certify that the document(s) attached hereto as Annex 1 constitute the APOD for the Covered APOD Period specified therein as of the date hereof and that the Lead Lender has approved such document(s) as the APOD for the Covered APOD Period specified therein.

This APOD Certificate is a Loan Document, and all provisions of the Credit Agreement that apply to Loan Documents shall apply hereto.

This APOD Certificate may be separately executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same APOD Certificate. This APOD Certificate may be validly executed and delivered by facsimile or other electronic transmission.

IN WITNESS WHEREOF, this APOD Certificate is executed and delivered as of the date first written above.

[Signature Pages Follow]

EXECUTED as of the date and year first above written.

BORROWER:

PEAK EXPLORATION & PRODUCTION, LLC,
a Delaware limited liability company

By:
Name:
Title:

LEAD LENDER:

[•],

By:
Name:	[•]
Title:	[•]

ANNEX 1

to

APOD Certificate

(See Attachments)

Exhibit K

to

Credit and Guaranty Agreement

PEAK EXPLORATION & PRODUCTION, LLC

FORM OF RESERVE REPORT CERTIFICATE

[•], 202[•]

I, the undersigned, being the [_______] of Peak Exploration & Production, LLC, a Delaware limited liability company (the “Borrower”), pursuant to that Section 5.01(f) of that certain Credit and Guaranty Agreement (the “Credit Agreement”; capitalized terms used but not defined herein shall have their meanings set forth in the Credit Agreement), dated as of January 31, 2023, by and among the Borrower, Peak Energy Operating #2, LLC (“Peak Operating”), Peak Powder River Resources, LLC (“Peak Powder”), Willow Springs Development Company L.L.C. (“Willow Springs”) and Peak Exploration & Production, Inc. (“Peak Inc.” and together with Peak Operating, Peak Powder and Willow Springs, the “Guarantors” and each a “Guarantor”), as guarantors, Fortress Credit Corp., as Administrative Agent (the “Agent”), and each lender from time to time party thereto, DO HEREBY CERTIFY, in such capacit[y][ies] and not individually, to the Agent and Lenders on behalf of the Borrower.

1.	The information contained in the Reserve Report attached hereto as Exhibit A is based on information reasonably available to Borrower;

2.

The Borrower or its Subsidiaries, as applicable, own good, marketable and defensible title to all of its respective Proved Reserves included in the Oil and Gas Properties evaluated in such Reserve Report (except for any such Oil and Gas Property that has been Disposed of since the date of such Reserve Report as permitted by the Credit Agreement) and such properties are free of all Liens except for Liens permitted by Section 6.03 of the Credit Agreement;

3.

Except as set forth on Exhibit B attached hereto, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to its Oil and Gas Property evaluated in the Reserve Report which would require the Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Property at some future time without then or thereafter receiving full payment therefor;

4.	Except as set forth on Exhibit C attached hereto, none of Borrower’s or its Subsidiaries’ Oil and Gas Property have been Disposed of since the last delivery of the corresponding Reserve Report;

5.	Exhibit D attached hereto lists all Material Sales Contracts and all material marketing agreements entered into by the Borrower or a Guarantor and not previously disclosed to the Lead Lender;

6.	Borrower is in compliance with Section 5.10(a) of the Credit Agreement; and

7.	All such properties are owned by Borrower or a Guarantor.

IN WITNESS WHEREOF, the undersigned has executed this Reserve Report Certificate as of the date first written above.

Name: [_____]
Title: [_____]

EXHIBIT A

Reserve Report

(attached)

EXHIBIT B

Imbalance/Prepayments

[____].

EXHIBIT C

Dispositions

[____].

EXHIBIT D

Material Sales Contracts and Material Marketing Agreements

[____].